UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

Life Sciences Research, Inc.
(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Voting common stock, par value $0.01 per share, of Life Sciences Research, Inc.

(2)	Aggregate number of securities to which transaction applies:

11,022,979 shares of the voting common stock (excluding shares owned by Lion Holdings Inc., Lion Merger Corp. or any direct or indirect wholly owned subsidiary of Lion Holdings, Inc., which includes 2,326,116 shares to be directly or indirectly contributed to Lion Holdings, Inc. by Andrew H. Baker and his affiliates); “in the money” options to purchase 797,540 shares of the voting common stock (excluding “in the money” options to be contributed by Mr. Baker to Lion Holdings, Inc.); and “in the money” warrants to purchase 650,000 shares of the voting common stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The transaction value was determined based upon the sum of: (a) $8.50 per each of 11,022,979 shares of the voting common stock (excluding shares owned by Lion Holdings Inc., Lion Merger Corp. or any direct or indirect wholly owned subsidiary of Lion Holdings, Inc., which includes 2,326,116 shares to be directly or indirectly contributed to Lion Holdings, Inc. by Mr. Baker and his affiliates); (b) $8.50 minus the weighted average exercise price of $2.12 per each of 797,540 shares of the voting common stock issuable pursuant to outstanding “in the money” stock options (excluding “in the money” options to be contributed by Mr. Baker to Lion Holdings, Inc.); and (c) $8.50 minus the weighted average exercise price of $1.58 per each of 650,000 shares of the voting common stock issuable pursuant to outstanding “in the money” warrants.

(4)	Proposed maximum aggregate value of transaction:

$103,281,626.70

(5)	Total fee paid:

$5,763.12

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

LIFE SCIENCES RESEARCH
Mettlers Road, P.O. Box 2360
East Millstone, NJ  08875
(732) 649-9961

PROPOSED CASH MERGER — YOUR VOTE IS VERY IMPORTANT

To our Stockholders:

You are cordially invited to attend a special meeting of stockholders of Life Sciences Research, Inc., a Maryland corporation, to be held on            , 2009, at           at          .  Life Sciences Research, Inc. is referred to herein as the Company.

At the special meeting, you will be asked to consider and vote upon a proposal to approve the merger of Lion Merger Corp. with and into the Company pursuant to the terms of the Agreement and Plan of Merger, dated as of July 8, 2009, among Lion Holdings, Inc., Lion Merger Corp. and the Company

Lion Holdings, Inc. and Lion Merger Corp. were newly formed by Andrew H. Baker, the Chairman and Chief Executive Officer of the Company, to engage in the proposed merger.  Lion Merger Corp. is a wholly owned subsidiary of Lion Holdings, Inc.

If the proposed merger is completed, each issued and outstanding share of the Company’s voting common stock, par value $0.01 per share, that you own (other than shares owned by Lion Holdings, Inc., Lion Merger Corp., or any other direct or indirect wholly owned subsidiary of Lion Holdings, Inc. (including shares to be directly or indirectly contributed to Lion Holdings, Inc. by Mr. Baker, any of his affiliates and any other executive officer of the Company, if any, prior to the effective time of the merger) and shares owned by any direct or indirect wholly owned subsidiary of the Company) will be converted into the right to receive $8.50 in cash, without interest and less any applicable withholding taxes. This price represents a premium of approximately 77% over the closing market price of the Company’s voting common stock of $4.79 per share on March 3, 2009, the last trading day prior to public announcement of Mr. Baker’s initial offer to acquire the Company for $7.50 per share.  This price also represents a premium of 13% over Mr. Baker’s initial proposal and a premium of 18% over the closing market price of the Company’s voting common stock of $7.18 per share on July 8, 2009, the last full trading day prior to the announcement by the Company that it had entered into the merger agreement.

A special committee of the board of directors consisting solely of the Company’s non-employee, independent directors was charged with evaluating strategic alternatives for the Company and unanimously recommended approval of the merger. Based upon this recommendation, the Company’s board of directors, with Andrew Baker and Brian Cass abstaining, has unanimously determined that the merger and the transactions contemplated by the merger agreement are in the best interests of the Company and its stockholders, and has unanimously approved the merger.  The board of directors, with Messrs. Baker and Cass abstaining, recommends that you vote FOR the approval of the merger.

We encourage you to read the accompanying proxy statement carefully as it sets forth the specifics of the proposed merger and other important information related to the proposed merger.  In addition, you may obtain additional information about the Company from documents filed with the Securities and Exchange Commission.  Please read the entire proxy statement carefully, including the appendices.

Your vote is very important.  The proposed merger cannot be completed unless the merger is approved by (1) the affirmative vote of the holders of a majority of the outstanding shares of the Company’s voting common stock entitled to vote on the merger, which vote is referred to in this letter as the state law vote, and (2) a majority of the votes cast by holders of outstanding shares of the Company’s voting common stock entitled to vote on the merger, excluding the votes cast by Lion Holdings, Inc., Lion Merger Corp., Mr. Baker and certain other interested parties, as described in the accompanying proxy statement.  Regardless of whether you plan to attend the special meeting, in order to ensure the presence of a quorum at the special meeting, we urge you to vote and submit your proxy authorization by Internet, telephone or mail.  If you are a registered stockholder, you may authorize a proxy to vote your shares:

•	By Internet at www.proxyvote.com. This will require your 12-digit control number.

•	By telephone by calling the number shown on the proxy card.

•	By mail by completing, signing, dating and returning the proxy card.

If your shares are held in the name of a bank, broker or other holder of record, follow the instructions you receive from the holder of record to authorize a proxy to vote your shares.

This solicitation for your proxy is being made on behalf of the board of directors of the Company.  If you fail to vote, the effect will be the same as a vote against the approval of the merger for purposes of the state law vote referenced above.  If you sign and return your proxy card or complete the Internet or telephone voting procedures, but do not specify how you want to vote your shares, your proxy will be counted as a vote in favor of approval of the merger.  You may vote your shares at the meeting if you attend in person, even if you previously submitted a proxy card or authorized a proxy to vote your shares by Internet or telephone.

On behalf of the board of directors, thank you for your continued support.

Sincerely,
______________________________
Mark L. Bibi
Secretary and General Counsel

East Millstone, New Jersey
                 , 2009

LIFE SCIENCES RESEARCH
Mettlers Road, P.O. Box 2360
East Millstone, NJ  08875
(732) 649-9961

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on             ,2009

Notice is hereby given that a special meeting of stockholders of Life Sciences Research, Inc., a Maryland corporation (which is referred to herein as the Company), will be held on          , 2009, at          , local time, at         , to consider and vote upon a proposal to approve the merger of Lion Merger Corp. with and into the Company pursuant to the terms of the Agreement and Plan of Merger, dated as of July 8, 2009, among Lion Holdings, Inc., Lion Merger Corp. and the Company.

Pursuant to the merger agreement, at the effective time of the merger, each issued and outstanding share of the voting common stock, par value $0.01 per share, of the Company (other than shares owned by Lion Holdings, Inc., Lion Merger Corp. or any other direct or indirect wholly owned subsidiary of Lion Holdings, Inc. (including shares to be directly or indirectly contributed to Lion Holdings, Inc. by Andrew H. Baker, any of his affiliates and any other executive officer of the Company, if any, prior to the effective time of the merger) and any shares owned by a direct or indirect wholly owned subsidiary of the Company) will be converted into the right to receive $8.50 in cash, without interest, less any applicable withholding taxes.

Lion Holdings, Inc. has informed the Company that, prior to the completion of the merger, 2,326,116 shares of the Company’s voting common stock held by Mr. Baker, the Chairman and Chief Executive Officer of the Company, and Focused Healthcare Partners, L.L.C., an entity controlled by Mr. Baker, as well as “in the money” options held by Mr. Baker to purchase 55,500 shares will be directly or indirectly contributed to Lion Holdings, Inc. in exchange for equity securities of Lion Holdings, Inc. or one of its affiliates.  In addition, Lion Holdings, Inc. has informed the Company that it intends to offer other executive officers of the Company the opportunity to exchange up to 964,772 shares of the Company’s voting common stock and “in the money” options to purchase up to 534,008 shares for equity securities of Lion Holdings, Inc. at the closing of the merger, although no such offer has yet been made.  The $8.50 per share merger consideration will not be paid with respect to any shares or options to purchase shares of the Company’s voting common stock that are exchanged for equity securities of Lion Holdings, Inc. or one of its affiliates.

A special committee of the board of directors consisting solely of the Company’s non-employee, independent directors unanimously recommended approval of the merger.  Based upon this recommendation, the Company’s board of directors, with Mr. Baker and Brian Cass abstaining, has unanimously determined that the merger and the transactions contemplated by the merger agreement are in the best interests of the Company and its stockholders, and has unanimously approved the merger.  The board of directors, with Messrs. Baker and Cass abstaining, recommends that you vote FOR the approval of the merger.

Only holders of record of shares of the Company’s voting common stock at the close of business on             , 2009, the record date, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof.

Your vote is very important regardless of the number of shares you own.  The proposed merger cannot be completed unless the merger is approved by (1) the affirmative vote of the holders of a majority of the outstanding shares of the Company’s voting common stock entitled to vote on the merger, which is referred to in this notice as the state law vote, and (2) a majority of the votes cast by holders of outstanding shares of the Company’s voting common stock entitled to vote on the merger, excluding the votes cast by Lion Holdings, Inc., Lion Merger Corp., Mr. Baker and certain other interested parties, as described in the accompanying proxy statement.  Regardless of whether you plan to attend the special meeting, in order to ensure the presence of a quorum at the meeting, we urge you to authorize a proxy to vote on your behalf by submitting your proxy authorization by Internet, telephone or mail.  If you are a registered stockholder, you may authorize a proxy to vote your shares:

•	By Internet at www.proxyvote.com. This will require your 12-digit control number.

•	By telephone by calling the number shown on the proxy card.

•	By mail by completing, signing, dating and returning the proxy card.

If your shares are held in the name of a bank, broker or other holder of record, follow the instructions you receive from the holder of record to authorize a proxy to vote your shares.

If you fail to vote, the effect will be the same as a vote against the approval of the merger for purposes of the state law vote referenced above.  If you sign and return your proxy card or complete the Internet or telephone voting procedures, but do not specify how you want to vote your shares, your proxy will be counted as a vote in favor of approval of the merger.  You may vote your shares at the special meeting if you attend the special meeting in person, even if you previously submitted a proxy card or authorized a proxy to vote your shares by Internet or telephone.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain from the record holder a proxy issued in your name.  If you do not plan to attend the special meeting, your broker, bank or other nominee that holds your shares of record cannot vote your shares without your instructions.  If you fail to provide such instructions, and do not complete, date, sign and return by mail the enclosed proxy card or authorize a proxy to vote your shares by Internet or telephone, this will have the same effect as voting against the merger.

This solicitation for your proxy is being made on behalf of the board of directors of the Company.  A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience.

If you have any questions or need assistance in voting your shares, please call                   , the Company’s proxy solicitors, at                .

We urge you to carefully read the accompanying proxy statement, including the appendices, because it includes a detailed description of the proposed merger.  A copy of the merger agreement is included as Appendix A to the accompanying proxy statement.

By Order of the Board of Directors

_______________________________________
Mark L. Bibi
Secretary and General Counsel

East Millstone, New Jersey
                   , 2009

LIFE SCIENCES RESEARCH
Mettlers Road, P.O. Box 2360
East Millstone, NJ  08875
(732) 649-9961

PROXY STATEMENT

INTRODUCTION

This proxy statement and the accompanying proxy card are first being mailed to stockholders of Life Sciences Research, Inc., which is referred to herein as the Company, on or about          ,2009, in connection with the solicitation of proxies by the board of directors of the Company for a special meeting of stockholders to be held on             , 2009, at         , local time, at               , or at any adjournment or postponement of the special meeting.  Shares of the Company’s voting common stock, par value $0.01 per share, represented by properly executed proxies received by the Company or proxies properly submitted via telephone or Internet will be voted at the special meeting or any adjournment or postponement of the special meeting in accordance with the terms of those proxies, unless revoked.

At the special meeting, stockholders will be asked to consider and vote upon a proposal to approve the merger of Lion Merger Corp. with and into the Company pursuant to the terms of the Agreement and Plan of Merger, dated as of July 8, 2009, among Lion Holdings, Inc., Lion Merger Corp. and the Company.

At the effective time of the merger, the separate corporate existence of Lion Merger Corp. will cease, and the Company will survive as a wholly owned subsidiary of Lion Holdings, Inc.  At the effective time of the merger:

•
each outstanding share of voting common stock, par value $0.01 per share, of the Company (other than shares owned by Lion Holdings, Inc., Lion Merger Corp., or any other direct or indirect wholly owned subsidiary of Lion Holdings, Inc. (including shares to be directly or indirectly contributed to Lion Holdings, Inc. by Andrew H. Baker, any of his affiliates and any other executive officer of the Company, if any, prior to the effective time of the merger) and shares owned by any direct or indirect wholly owned subsidiary of the Company) will be converted into the right to receive $8.50 in cash, without interest, less any applicable withholding taxes;

•
except as otherwise agreed to in writing by Lion Holdings, Inc. and a holder thereof prior to the effective time of the merger (i.e., with respect to options to be contributed by Mr. Baker and, possibly, other executive officers of the Company to Lion Holdings, Inc. in exchange for new options to purchase shares of Lion Holdings, Inc., as described below), each outstanding option to purchase shares of the Company’s voting common stock granted under the Company’s 2001 Equity Incentive Plan and 2004 Long Term Incentive Plan will become fully exercisable and vested, will be cancelled and will be converted into the right to receive, as soon as reasonably practicable (but in any event no later than three business days) after the effective time of the merger, an amount in cash equal to (a) the excess, if any, of $8.50 over the exercise price per share under such option, multiplied by (b) the total number of shares subject to such option immediately prior to the effective time, without interest, less any applicable withholding taxes;

•
each outstanding share of restricted stock granted under the Company’s 2001 Equity Incentive Plan and 2004 Long Term Incentive Plan will become fully vested, will be cancelled and will be converted into the right to receive, as soon as reasonably practicable (but in any event no later than three business days) after the effective time of the merger, $8.50 in cash, without interest, less any applicable withholding taxes;

•
each outstanding warrant to purchase shares of the Company’s voting common stock will be cancelled and will be converted into the right to receive, as soon as reasonably practicable (but in any event no later than three business days) after the effective time of the merger, an amount in cash equal to (a) the excess, if any, of $8.50 over the exercise price per share under such warrant, multiplied by (b) the total number of shares subject to such warrant immediately prior to the effective time, without interest, less any applicable withholding taxes; and

•
each outstanding share of common stock, par value $0.01 per share, of Lion Merger Corp. will be converted into one share of common stock, par value $0.01 per share, of the surviving corporation of the merger.

Lion Holdings, Inc. has informed the Company that, prior to the completion of the merger, 2,326,116 shares of the Company’s voting common stock held by Mr. Baker, the Chairman and Chief Executive Officer of the Company, and Focused Healthcare Partners, L.L.C., an entity controlled by Mr. Baker, as well as “in the money” options held by Mr. Baker to purchase 55,500 shares will be directly or indirectly contributed to Lion Holdings, Inc. in exchange for equity securities of Lion Holdings, Inc. or one of its affiliates.  In addition, Lion Holdings, Inc. has informed the Company that it intends to offer other executive officers of the Company the opportunity to exchange up to 964,772 shares of the Company’s voting common stock and “in the money” options to purchase up to 534,008 shares for equity securities of Lion Holdings, Inc. at the closing of the merger, although no such offer has yet been made.  The $8.50 per share merger consideration will not be paid with respect to any shares or for any options to purchase shares of the Company’s voting common stock that are directly or indirectly contributed to Lion Holdings, Inc.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document.  Any representation to the contrary is a criminal offense.

SUMMARY TERM SHEET

This summary term sheet summarizes material information contained elsewhere in this proxy statement, but does not contain all of the information that is important to you.  You should read the entire proxy statement carefully, including the attached appendices.  In this proxy statement, the term “the Company” refers to Life Sciences Research, Inc., the term “Parent” refers to Lion Holdings, Inc., the term “Merger Sub” refers to Lion Merger Corp., the term “LAB Holdings” refers to LAB Holdings LLC, and the term “Acquiring Parties” refers, collectively, to Andrew H. Baker, Focused Healthcare Partners, L.L.C., Parent, Merger Sub and LAB Holdings.

The Special Meeting

When and where is the special meeting?	The special meeting of the stockholders of the Company will be held on , 2009, at , local time, at . See “INTRODUCTION.”

What am I being asked to consider and vote upon?
You are being asked to consider and vote upon a proposal to approve the merger of Merger Sub with and into the Company pursuant to the terms of the Agreement and Plan of Merger, dated as of July 8, 2009, among Parent, Merger Sub and the Company.  The proposed merger and the Agreement and Plan of Merger are referred to in this proxy statement as the Merger and the Merger Agreement, respectively.  See “THE MERGER — Proposal to be Considered at the Special Meeting.”

The Merger

Who are the parties to the Merger?
The Company is a global contract research organization, or CRO, providing product development services to the pharmaceutical, agrochemical and biotechnology industries.  The Company brings leading technology and capability to support its clients in non-clinical safety testing of new compounds in early stage development and assessment.  The purpose of this work is to identify risks to humans, animals or the environment resulting from the use or manufacture of a wide range of chemicals that are essential components of the products of the Company’s clients.  The principal offices of the Company are located at PO Box 2360, Mettlers Road, East Millstone New Jersey 08875-2360, and the telephone number of the Company is (732) 649-9961.  See “INFORMATION ABOUT THE COMPANY.”

Parent is a newly formed Delaware corporation organized in connection with the Merger and has not carried on any activities other than in connection with the Merger.  Andrew H. Baker is the sole director, officer and equityholder of Parent.  Mr. Baker is the Chairman and Chief Executive Officer of the Company and currently beneficially owns approximately 18.4% of the outstanding shares of the Company’s voting common stock, par value $0.01 per share (including Shares issuable upon the exercise of “in the money” and “out of the money” options that are presently exercisable within 60 days or that will fully vest as a result of the Merger).  The shares of the Company’s voting common stock are referred to in this proxy statement as the Shares.  All of the outstanding shares of Parent’s capital stock are presently owned directly or indirectly by Mr. Baker.

Merger Sub is a newly formed Maryland corporation organized in connection with the Merger and has not carried on any activities other than in connection with the Merger.  All of the outstanding shares of capital stock of Merger Sub are presently owned directly by Parent.

The address of Parent is c/o Andrew H. Baker, Life Sciences Research, Inc., 401 Hackensack Avenue, Hackensack, NJ 07601.  The address of Merger Sub is 300 East Lombard Street, Baltimore, Maryland 21202.  The telephone number of each of Parent and Merger Sub is (732) 649-9961.  See “INFORMATION ABOUT THE ACQUIRING PARTIES.”

What will happen if the Merger is completed?
Merger Sub will merge with and into the Company, with the Company as the surviving corporation.  After the Merger, the Company will be a direct wholly owned subsidiary of Parent.  See “THE MERGER — Structure of the Merger.”

When will the Merger be completed?
The Merger is expected to be completed on the second business day after the conditions to the Merger (including the approval of the Merger by the requisite vote of the Company’s stockholders) are satisfied or waived.  See “THE MERGER — Effective Time of the Merger.”

What will I receive if the Merger is completed?
If the Merger is completed, you will receive an amount equal to $8.50 in cash, without interest and less applicable withholding taxes, for each Share held by you immediately prior to the effective time of the Merger.  See “THE MERGER — Payment of Merger Consideration” and “THE MERGER — Proposal to be Considered at the Special Meeting.”

When will I receive the merger consideration?
The paying agent for the Merger (which may be the Company) will distribute the merger consideration to you after the Merger has been completed and you have sent to the paying agent your stock certificate(s) (or an affidavit of loss) and a properly completed letter of transmittal.  See “THE MERGER — Payment of Merger Consideration.”

What happens to stock options in the Merger?
At the effective time of the Merger, except as agreed to in writing prior to the effective time by Parent and a holder thereof (i.e., with respect to options to be contributed to Parent by Mr. Baker and, possibly, other executive officers of the Company in exchange for new options to purchase shares of Parent, as described below), each option to purchase Shares outstanding under the Company’s 2001 Equity Incentive Plan and 2004 Long Term Incentive Plan will become fully exercisable and vested, will be cancelled and will be converted into the right to receive a cash amount (without interest and net of any applicable withholding taxes) equal to:

• the excess, if any, of $8.50 over the per Share exercise price of the option, multiplied by

• the total number of Shares subject to the option immediately prior to the effective time.

In addition, prior to the completion of the Merger, Mr. Baker will contribute to Parent “in the money” options to purchase 55,500 Shares in exchange for new options to purchase shares of Parent.

The Company’s 2001 Equity Incentive Plan and 2004 Long Term Incentive Plan are referred to in this proxy statement as the Stock Plans.

See “THE MERGER — Proposal to be Considered at the Special Meeting” and “THE MERGER AGREEMENT — Treatment of Options, Restricted Stock and Warrants.”

What happens to restricted stock in the Merger?
At the effective time of the Merger, each share of restricted stock outstanding under the Stock Plans will become fully vested, will be cancelled and will be converted into the right to receive $8.50 in cash (without interest and net of any applicable withholding taxes).

See “THE MERGER — Proposal to be Considered at the Special Meeting” and “THE MERGER AGREEMENT — Treatment of Options, Restricted Stock and Warrants.”

What happens to warrants in the Merger?
At the effective time of the Merger, each outstanding warrant to purchase Shares will be cancelled and will be converted into the right to receive a cash amount (without interest and net of any applicable withholding taxes) equal to:

• the excess, if any, of $8.50 over the per Share exercise price of the warrant, multiplied by

• the total number of Shares subject to the warrant immediately prior to the effective time.

See “THE MERGER — Proposal to be Considered at the Special Meeting” and “THE MERGER AGREEMENT — Treatment of Options, Restricted Stock and Warrants.”

What other effects will the Merger have on the Company?
As a result of the Merger, each Share (other than Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent (including Shares to be directly or indirectly contributed to Parent by Mr. Baker, his affiliates and any other executive officer of the Company, if any, prior to the effective time of the Merger) and Shares owned by any direct or indirect wholly owned subsidiary of the Company) will be cancelled.  The Shares will no longer be listed on NYSE Arca or any other securities exchange.  In addition, the Shares will be deregistered pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (which is referred to in this proxy statement as the Exchange Act), and the Company’s obligation to file reports under Section 15(d) of the Exchange Act will be suspended.  See “SPECIAL FACTORS — Position of the Company as to the Purposes, Alternatives, Reasons and Effects of the Merger” and “SPECIAL FACTORS — Position of the Acquiring Parties as to the Purposes, Alternatives, Reasons and Effects of the Merger.”

Do I have any appraisal rights?
No.  In accordance with applicable law and the Company’s charter, no stockholder of the Company will have any statutory rights to demand and receive payment of the fair value of the stockholder’s Shares as a result of the transactions contemplated by the Merger or the Merger Agreement.  See “THE MERGER — Appraisal Rights.”

What are the tax consequences of the Merger to me?
The receipt of cash in exchange for Shares in the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws.  Tax matters are very complex and the tax consequences of the Merger to you will depend on the facts of your own situation.  You should consult your tax advisor for a full understanding of the tax consequences of the Merger to you.  See “THE MERGER — Material U.S. Federal Income Tax Consequences.”

How will Parent finance the Merger?
The total amount necessary to consummate the Merger and the related transactions is estimated to be approximately $192.7 million, comprised of (i) approximately $123.4 million in cash to fund the payment of the merger consideration and payments in respect of outstanding in-the-money stock options, restricted stock and warrants cancelled in connection with the Merger, (ii) approximately $55.0 million of the Company’s senior indebtedness under its existing Financing Agreement, dated March 1, 2006, with third party lenders, as amended, which agreement is referred to in this proxy statement as the Existing Financing Agreement, and (iii) approximately $14.3 million in cash to pay transaction fees and expenses.  Following the Merger, the Existing Financing Agreement will remain in place on amended terms.

It is anticipated that financing will be obtained from the proceeds of equity and debt financing, together with available cash of the Company of up to approximately $22.6 million (subject to the qualified cash condition in the debt financing commitment letters), as follows:

• equity financing in the aggregate amount of $123.1 million (less the amount of cash on hand at the Company available to finance the Merger) from LAB Holdings LLC, a Delaware limited liability company controlled by Mr. Baker, pursuant to a commitment letter addressed to Parent from LAB Holdings, of which approximately $20.1 million will be provided through the contribution to Parent of Shares and options to purchase Shares held by Mr. Baker and his affiliates and the balance will be provided in cash of not less than $80.0 million; and

• debt financing in the aggregate amount of $70.0 million, of which $15.0 million will be provided in the form of a term loan A facility in cash and $55.0 million will be provided in the form of a term loan B facility representing loans outstanding under the Existing Financing Agreement, which agreement will remain in place on amended terms following the closing of the Merger, all pursuant to debt financing commitment letters addressed to Parent from Progress Funding and Anchor Sub Funding, entities that either are, or are controlled by, the Company’s existing lenders.

To the extent executive officers in addition to Mr. Baker are offered the opportunity to exchange their Shares and options to purchase Shares for new equity interests in Parent and elect to do so, the cash requirements for the Merger funded through equity will be reduced and funded instead through such exchange.

See “THE MERGER — Merger Financing.”

What are the conditions to the Merger?
• The Merger must be approved by (1) the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote on the Merger, which vote is referred to in this proxy statement as the state law vote, and (2) a majority of the votes cast by holders of outstanding Shares entitled to vote on the Merger, excluding the votes cast by Parent, Merger Sub, or any of (i) Mr. Baker, (ii) any person or entity that beneficially owns any Shares and has entered into an agreement, arrangement or understanding with Parent or Merger Sub or any of their respective affiliates to (x) provide equity financing for the Merger or (y) vote or give any consents (or withhold any such votes or consents) with respect to any Shares in respect of the Merger or any similar transaction, and (iii) any officer, director, partner, member or employee of Parent or Merger Sub; each person or entity described in (i) – (iii) above being referred to in this proxy statement as an Interested Party;

• no governmental order, injunction or law may be in effect that restrains, enjoins or otherwise prohibits the consummation of the Merger;

• the parties must have performed in all material respects the obligations required to be performed by them under the Merger Agreement at or prior to the effective time of the Merger; and

• the representations and warranties of the parties set forth in the Merger Agreement must be true and correct in the manner described under the caption “THE MERGER AGREEMENT — Conditions to Completing the Merger.”

Even if the Merger is approved by a vote of the Company’s stockholders, as described above, the Merger will not be consummated unless all of the other conditions to the Merger have been satisfied or waived.

See “THE MERGER AGREEMENT — Conditions to Completing the Merger.”

Is the Merger Agreement subject to a financing condition?
No.  The obligations of the parties to consummate the Merger pursuant to the terms of the Merger Agreement are not subject to a financing condition.  However, the Company may terminate the agreement if, five business days prior to December 8, 2009, which December 8, 2009 date is referred to in this proxy statement as the Outside Date, all of the conditions to the obligations of Parent and Merger Sub to effect the Merger have been satisfied or waived and neither Parent nor Merger Sub has obtained the proceeds of the debt and equity financing sufficient to consummate the transactions contemplated under the Merger Agreement as of such date.  In that event, Parent will be required to pay the Company a termination fee of $2.23 million, unless the Company is in material breach of any representation, warranty, covenant or agreement contained in the Merger Agreement, or if any representation or warranty of the Company contained in the Merger Agreement shall have become untrue in any material respect, in each case such that any of the conditions to the obligations of Parent and Merger Sub to consummate the Merger would not be satisfied on or prior to the Outside Date (excluding conditions that, by their terms, cannot be satisfied until the closing of the Merger).

Can the Company consider other takeover proposals?
Yes, under certain circumstances.  Although the Merger Agreement provides that, subject to limited exceptions, the Company may not directly or indirectly (i) initiate, solicit or knowingly encourage any inquiries or the making of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (ii) engage in or otherwise participate in any discussions or negotiations regarding any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal or (iii) otherwise knowingly facilitate any effort or attempt to make any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, the special committee of the Company’s board of directors may consider an Acquisition Proposal that the special committee has determined in good faith, based on the information then available and after consultation with its financial advisors and outside legal counsel, constitutes or could reasonably be expected to result in a Superior Proposal.  The terms “Acquisition Proposal” and “Superior Proposal” refer to certain proposals described under the caption “THE MERGER AGREEMENT — Limitation on Soliciting Transactions.”  The Company’s board of directors and the special committee thereof are referred to in this proxy statement as the Board of Directors and the Special Committee, respectively.

See “THE MERGER AGREEMENT — Limitation on Soliciting Transactions.”

The Merger Agreement further provides that the Board of Directors may not:

• withhold, withdraw, qualify or modify (or publicly propose or resolve to do so), in a manner adverse to Parent, its recommendation in favor of the approval of the Merger, unless the Board of Directors has determined in good faith (after consultation with outside counsel) that failure to do so would be inconsistent with the duties of the Board of Directors under applicable law; or

• except as provided in the preceding clause and subject to the exceptions set forth in the next succeeding paragraph, approve or recommend (or publicly propose to do so) an Acquisition Proposal, cause or permit the Company to enter into an agreement or letter of intent or other similar agreement with respect to an Acquisition Proposal or enter into an agreement requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement, or resolve, propose or agree to any of the foregoing.

Notwithstanding the foregoing restrictions, if before the Merger is approved by the Company’s stockholders, the Company receives an unsolicited bona fide Acquisition Proposal that the Special Committee determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of the Merger Agreement which may be offered by Parent, then the Company may terminate the Merger Agreement in order to enter into an agreement with respect to such proposal.

The Company may not terminate the Merger Agreement as described above unless prior to such termination it:

• has not materially breached the non-solicitation provisions of the Merger Agreement;

• has provided Parent with five days (or three days in the event of each subsequent material revision to such Superior Proposal) prior written notice of its intent to take action with respect to the applicable Superior Proposal; and

• negotiates with Parent in good faith during any such notice period to make adjustments to the terms and conditions of the Merger Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

If the Company terminates the agreement to enter into an agreement in respect of a Superior Proposal, the Company will be required to pay Parent a termination fee of $2.23 million concurrently with such termination, as described under “THE MERGER AGREEMENT – Expenses and Termination Fees.”

See “THE MERGER AGREEMENT — Limitation on Soliciting Transactions.”

Can the Merger Agreement be terminated?	The Merger Agreement can be terminated at any time before the effective time of the Merger by the mutual written consent of the Company and Parent, by action of their respective boards of directors.

In addition, so long as the terminating party has not breached its obligations under the Merger Agreement in any material respect in a manner that proximately contributed to the failure of a condition to the consummation of the Merger, either Parent or the Company may terminate the Merger Agreement if:

• the Merger is not consummated by the Outside Date;

• the Company’s stockholders do not approve the Merger at the special meeting or any adjournment or postponement thereof; or

• any final and non-appealable order is in effect that permanently restrains, enjoins or otherwise prohibits the consummation of the Merger (whether before or after the approval of the Company’s stockholders has been received).

The Company may terminate the Merger Agreement if:

• prior to the receipt of the approval of the Company’s stockholders, the Board of Directors authorizes the Company to enter into an agreement in respect of a Superior Proposal in compliance with the provisions of the Merger Agreement, and before or at the same time as such termination the Company actually enters into such an agreement, and prior to or concurrently with entering into such agreement, the Company pays Parent a termination fee of $2.23 million;

• the Board of Directors changes its recommendation with respect to the approval of the Merger and prior to or concurrently with such change in recommendation the Company pays Parent a termination fee of $2.23 million;

• Parent or Merger Sub breaches the Merger Agreement, or any representation or warranty of Parent or Merger Sub made in the Merger Agreement shall have become untrue after the date of the Merger Agreement, with the effect that the conditions to the obligations of Parent or Merger Sub to effect the Merger are not satisfied, and such breach or failure to perform is not curable or cured by the earlier of (i) 30 days after written notice thereof is received from Parent, or (ii) two business days prior to the Outside Date;

• any of the conditions to the Merger are not or cannot be satisfied on or prior to five business days prior to the Outside Date (excluding conditions that, by their terms, cannot be satisfied until the closing of the Merger), primarily as a result of the compliance by the Company, Parent or Merger Sub in all material respects with the confidentiality provisions of the Merger Agreement described under “THE MERGER AGREEMENT – Confidentiality,” in which case Parent will be obligated to pay the Company a termination fee of $1.0 million;

• Parent or Merger Sub willfully or intentionally breaches the Merger Agreement, with the effect that the conditions to the Company’s obligation to effect the Merger are not satisfied, and such breach is not curable or cured by the earlier of (i) 30 days after written notice is given by the Company to Parent or (ii) two business days prior to the Outside Date, in which case Parent will be required to pay the Company a termination fee of $4.46 million; or

• if five business days prior to the Outside Date all of the conditions to the obligations of Parent and Merger Sub to effect the Merger have been satisfied or waived (excluding conditions that, by their terms, cannot be satisfied until the closing of the Merger) and Parent or Merger Sub fail to obtain the proceeds of the debt and equity financing sufficient to consummate the transactions contemplated under the Merger Agreement as of such date, in which case Parent will be required to pay the Company a termination fee of $2.23 million.

Parent or Merger Sub may terminate the Merger Agreement if:

• the Board of Directors either:

(i) changes its recommendation to the Company’s stockholders with respect to the approval of the Merger;

(ii) recommends that the stockholders approve an Acquisition Proposal other than the Merger; or

(iii) fails to include in this proxy statement a recommendation that the Company’s stockholders approve the Merger, or fails to call a meeting of the Company’s stockholders to approve the Merger;

in which case the Company will be obligated to pay Parent a termination fee of $2.23 million promptly upon the consummation by the Company or any of its subsidiaries of a transaction in respect of an Acquisition Proposal (substituting 50% for 15% in the definition thereof) within 12 months of such termination;

• the Company breaches the Merger Agreement, or any representation or warranty of the Company made in the Merger Agreement shall have become untrue after the date of the Merger Agreement, with the effect that the conditions to the obligations of Parent and Merger Sub to effect the Merger are not satisfied, and such breach is not curable or cured by the earlier of (i) 30 days after written notice was given by Parent to the Company or (ii) two business days prior to the Outside Date; or

• any of the conditions to the Merger is not or cannot be satisfied on or prior to the date that is five business days prior to the Outside Date, primarily as a result of the compliance by the Company, Parent or Merger Sub with the confidentiality provisions of the Merger Agreement described under “THE MERGER AGREEMENT – Confidentiality,” in which case Parent will be obligated to pay the Company a termination fee of $1.0 million;

• the Company willfully or intentionally breaches the Merger Agreement, with the effect that the conditions to the obligations of Parent and Merger Sub to effect the Merger were not satisfied, and such breach was not curable or cured by the earlier of (i) 30 days after written notice is given by Parent to the Company or (ii) two business days prior to the Outside Date, in which case the Company will be obligated to pay Parent a termination fee of $4.46 million; or

• the Company inadvertently breaches in any material respect the confidentiality provisions of the Merger Agreement described under “THE MERGER AGREEMENT – Confidentiality,” in which case the Company will be obligated to pay Parent a termination fee of $1.0 million.

In addition, the Merger Agreement will automatically terminate immediately prior to any compelled disclosure in violation of the confidentiality provisions contained in any agreement to which Parent or Merger Sub is a party as of the date of the Merger Agreement that prohibits disclosure of certain confidential information with respect to the Merger Agreement and the transactions contemplated thereby, which agreements are referred to in this proxy statement as the Parent Confidentiality Documents, unless such information is accorded confidential treatment pursuant to a protective order or other confidentiality arrangement reasonably acceptable to Parent.  In case of an automatic termination, Parent will be obligated to pay the Company a termination fee of $1.0 million.

See “THE MERGER AGREEMENT — Termination.”

Who must pay the fees and expenses relating to the Merger?
Each party is generally responsible for its own fees and expenses, provided that Parent will be required to reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its subsidiaries in connection with their providing to Parent all reasonable cooperation requested by Parent in connection with the financing for the Merger.  In addition, Parent has agreed to pay the Company a termination fee of either $1.0 million, $2.23 million or $4.46 million in certain circumstances upon a termination of the Merger Agreement, and the Company has agreed to pay Parent a termination fee of either $1.0 million, $2.23 million or $4.46 million in certain circumstances upon a termination of the Merger Agreement.

See “THE MERGER — Estimated Fees and Expenses of the Merger,” “THE MERGER AGREEMENT — Termination” and “THE MERGER AGREEMENT — Expenses and Termination Fee.”

Questions About the Fairness of the Merger and Conflicts of Interest

What did the Board of Directors do to make sure that the merger consideration is fair?
The Board of Directors formed the Special Committee to explore strategic alternatives available to the Company to enhance stockholder value, including (i) maintaining its status quo as an independent public company, (ii) paying a special dividend, repurchasing Shares or recapitalizing the Company, (iii) engaging in smaller acquisitions, (iv) participating in a strategic merger and (v) selling the Company.  The Special Committee is comprised of the Company’s non-employee, independent directors, namely: Gabor Balthazar, Afonso Junqueiras and Yaya Sesay.  The Special Committee engaged in an exhaustive process to determine whether it was advisable to engage in a strategic transaction and, if so, to consider the various strategic alternatives available to the Company.  As part of this process, the Special Committee, with the assistance and advice of its advisors, conducted an extensive market check process involving over 50 potential bidders and negotiated with Mr. Baker to obtain the highest price reasonably attainable for the Company’s stockholders in a merger or other acquisition transaction.  See “SPECIAL FACTORS — Background of the Merger and Special Committee Proceedings.”

Did the Special Committee receive any independent advice regarding the Merger?
Yes.  The Special Committee independently selected and retained a financial advisor and outside legal counsel.  In connection with the Merger, the financial advisor to the Special Committee, Plymouth Partners LLC, which, together with its affiliates, is referred to in this proxy statement as Plymouth Partners, delivered to the Special Committee an oral opinion on July 7, 2009, subsequently confirmed in writing, to the effect that, as of the date of the opinion and based on and subject to the various assumptions and limitations described in the opinion, the $8.50 per Share merger consideration to be received by holders of Shares (other than Parent, any Interested Party, and their respective affiliates) was fair from a financial point of view to such holders. The full text of Plymouth Partners’ written opinion, dated July 7, 2009, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Appendix B to this proxy statement and is incorporated by reference herein in its entirety.  Plymouth Partners provided its opinion to the Special Committee for the sole benefit and use of the Special Committee in evaluating the fairness of the $8.50 per Share merger consideration from a financial point of view.  Plymouth Partners’ opinion does not address any other aspect of the Merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed Merger.

See “SPECIAL FACTORS — Opinion of Financial Advisor to the Special Committee.”

What do the Company’s Board of Directors and its Special Committee recommend?
The Special Committee determined that a sale of the Company is the best strategic alternative available to the Company and is in the best interests of the Company and its stockholders, and that the Merger Agreement and the transactions contemplated thereby represent the best value reasonably achievable for the stockholders of the Company, other than Parent, any Interested Party, and any of their respective affiliates.  The Special Committee unanimously recommended that the Board of Directors approve the Merger and recommend to the stockholders of the Company approval of the Merger.

The Board of Directors (with Messrs. Baker and Cass abstaining from voting) unanimously determined that the Merger and the transactions contemplated by the Merger Agreement were in the best interests of the Company and its stockholders; approved the Merger Agreement and the transactions contemplated by the Merger Agreement; and unanimously recommends that the stockholders of the Company vote FOR the approval of the Merger at the special meeting.

See “SPECIAL FACTORS — Background of the Merger and Special Committee Proceedings,” “SPECIAL FACTORS — Position of the Company as to the Fairness of the Merger” and “SPECIAL FACTORS — Approval and Recommendation of the Board of Directors.”

Did Messrs. Baker or Cass participate in any deliberations of the Board of Directors regarding the Merger?
Messrs. Baker and Cass attended the meeting of the Board of Directors during which the recommendation of the Special Committee was presented, but abstained from voting on the Merger.  Neither Mr. Baker nor Mr. Cass participated in any deliberations of the Special Committee during which the market check, strategic alternatives, the Merger or the Merger Agreement were discussed, except to the extent invited by the Special Committee to provide relevant information.

What do the Acquiring Parties think of the Merger?
The Acquiring Parties believe that the Merger is substantively and procedurally fair to the Company’s stockholders (other than Parent, any Interested Party or any of their affiliates).  See “SPECIAL FACTORS — Position of the Acquiring Parties as to the Fairness of the Merger.”

What is Mr. Baker’s current relationship with the Company?
Mr. Baker is the Chairman and Chief Executive Officer of the Company.  As of the latest information available to the Company, Mr. Baker beneficially owns approximately 18.4% of the outstanding Shares (including Shares issuable upon the exercise of “in the money” and “out of the money” options that are presently exercisable within 60 days or that will fully vest as a result of the Merger).  Parent has informed the Company that it expects Mr. Baker to directly or indirectly contribute (or cause to be contributed) those Shares (and options) to Parent in exchange for equity securities of Parent or one of its affiliates prior to the completion of the Merger.

Do the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, mine?
Yes.  The following constitute the material interests:

•  Mr. Baker beneficially owns approximately 18.4% of the outstanding Shares (including Shares issuable upon the exercise of “in the money” and “out of the money” options that are presently exercisable within 60 days or that will fully vest as a result of the Merger), and is expected to directly or indirectly contribute (or cause to be contributed) those Shares (and “in the money” options) to Parent in exchange for equity securities of Parent or one of its affiliates prior to the completion of the Merger.

•  Mr. Baker is expected to serve as Chairman and Chief Executive Officer of both the surviving corporation and Parent, which will be the surviving corporation’s parent company.

•  Management employees and directors hold options to purchase Shares, many of which options have exercise prices below $8.50 per Share.  As a result of the Merger, each such option (excluding options to be contributed to Parent by Mr. Baker and, possibly, other executive officers of the Company, as described below) will be accelerated and converted into the right to receive a cash payment equal to the excess of $8.50 over the exercise price per Share of the option, multiplied by the number of Shares subject to such option.  Non-employee directors also hold shares of restricted stock each of which will be accelerated, cancelled and converted into the right to receive $8.50 in cash as a result of the Merger.

•  Parent has informed the Company that it intends to create an option or other equity based incentive compensation plan for employees of the Company that will be adopted and implemented following the Merger.

•  Parent has informed the Company that it intends to offer other executive officers of the Company the opportunity to exchange up to 964,772 Shares or “in the money” options to purchase up to 534,008 Shares for equity securities of Parent at the closing of the Merger, although no such offer has yet been made.

•  In the Merger Agreement, Parent and the surviving corporation have agreed to certain indemnification provisions for the benefit of the Company’s present and former directors and officers, have agreed to maintain for a period of six years from the effective time of the Merger, officers’ and directors’ liability insurance covering the directors and officers of the Company as of July 8, 2009, on policies with terms not less favorable than those in effect on July 8, 2009 in terms of coverage and amounts, subject to certain limitations stated in the Merger Agreement; and have agreed to continue in effect the indemnification provisions contained in the Company’s charter and bylaws, as in effect on the date of the Merger Agreement, for a period of six years from the effective time of the Merger.

•  Pursuant to employment agreements between the Company, or a subsidiary thereof, and each of Mr. Baker (through Focused Healthcare Partners, L.L.C., an entity controlled by Mr. Baker), Mr. Cass, Mark L. Bibi, Julian Griffiths and Richard Michaelson, each such executive officer of the Company may be entitled to certain severance payments if, within twelve months following a change of control of the Company (which includes the consummation of the Merger), he (i) is terminated by the Company (or such affiliate) without cause (as defined in the agreement) or (ii) resigns for good reason (as defined in the agreement).  Such severance payments may also be subject to a modified cutback to the extent they trigger an excise tax under certain Federal tax laws.  See “THE MERGER – Interests of Certain Persons in the Merger; Potential Conflicts of Interest-Change in Control Severance Payments.”

•  The following officers of the Company will be entitled to the following payments pursuant to the Company’s 2007 Long Term Incentive Plan (which is referred to in this proxy statement as the LTIP) within 30 days following the completion of the Merger:

Andrew Baker, Chairman and CEO*	$1,147,000
Brian Cass, President and Managing Director*	$1,147,000
Richard Michaelson, CFO	$560,000
Julian Griffiths, Director of Operations*	$496,000
Mark Bibi, Secretary and General Counsel	$420,000

(* Payments to Messrs. Baker, Cass and Griffiths are made in U.K. pounds sterling.  For purposes of estimating these payments in U.S. dollars, an exchange rate of £1.00 = $1.55 has been used, which was the average exchange rate during the second fiscal quarter of 2009.  However, the actual payments to be received by Messrs. Baker, Cass and Griffiths will be made in U.K. pounds sterling based on the exchange rate in effect at that time and, accordingly, the actual U.S. dollar amount paid to such persons may differ from the U.S. dollar amount set forth above.)

•  Parent has informed the Company that it intends to enter into an arrangement fee letter pursuant to which the Company will pay an arrangement fee equal to $4.5 million to LAB Holdings, an entity controlled by Mr. Baker, or its designee(s), in connection with structuring and arranging the debt and equity financing for the Merger.

•  Parent has informed the Company that it intends to enter into, or cause the Company to enter into, a services agreement with LAB Holdings, an entity controlled by Mr. Baker, or its designees, pursuant to which, following the Merger, the Company will be provided strategic oversight and advice (including with respect to potential M&A activity, joint ventures and financing options), financial advice and such other services as shall be agreed upon between the parties, in consideration of an aggregate annual monitoring fee of $1.25 million.

•  Mr. Baker controls Alconbury Estates Inc. and certain other affiliated entities that are the landlords under the lease agreements pursuant to which the Company leases its operating facilities located in Huntingdon and Eye in England, and East Millstone in New Jersey.  As a result, Mr. Baker stands to benefit from the surviving corporation’s continued use of those operating facilities under the terms of such leases.

See “THE MERGER – Interests of Certain Persons in the Merger; Potential Conflicts of Interest.”

Voting and Proxy Procedures

Who may vote at the special meeting?
You are entitled to vote at the special meeting in person or by proxy if you owned Shares at the close of business on            , 2009, which is the record date for the special meeting.  As of the record date, there were             Shares issued and outstanding and entitled to be voted at the special meeting.  You will have one vote for each Share you hold on the record date.  See “THE MERGER — Voting Rights; Quorum; Vote Required for Approval.”

How do I vote my Shares held in the Huntingdon Life Sciences, Inc. Savings and Investment Plan?
Participants in the Huntingdon Life Sciences, Inc. Savings and Investment Plan are entitled to instruct the trustee of the plan how to vote the Shares allocated to each such participant’s account.  The trustee will vote Shares allocated to a participant’s account for which it receives no instructions and any unallocated Shares in the same proportion that the trustee votes Shares for which it receives instructions.  See “THE MERGER — Voting Rights; Quorum; Vote Required for Approval.”

Are you “Householding” for stockholders sharing the same address?
Yes.  The Securities and Exchange Commission’s rules regarding the delivery to stockholders of proxy statements, annual reports, prospectuses and information statements permit the Company to deliver a single copy of these documents to an address shared by two or more of its stockholders.  This method of delivery is referred to as “Householding,” and can significantly reduce the Company’s printing and mailing costs.  It also reduces the volume of mail you receive.  The Company will deliver only one copy of this notice and proxy statement to multiple registered stockholders sharing an address who request a hard copy of those materials, unless it receives instructions to the contrary from one or more of the stockholders.  The Company will still be required, however, to send you and each other stockholder at your address upon request an individual proxy voting card.  If you nevertheless would like to receive more than one copy of this notice and proxy statement, the Company will promptly send you additional copies upon written or oral request directed to the Company.

What vote is required to approve the Merger?
The Merger must be approved by (1) the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote on the Merger and (2) a majority of the votes cast by holders of outstanding Shares entitled to vote on the Merger, excluding the votes cast by Parent, Merger Sub or any Interested Party.  Because a broker, bank or other nominee cannot vote without instructions, your failure to give instructions will result in your Shares not being voted for the Merger and therefore will have the same effect as a vote against the Merger for purposes of the state law vote.  Holders of stock options and warrants outstanding on the record date may not vote the Shares issuable upon the exercise of such options or warrants.  See “THE MERGER — Voting Rights; Quorum; Vote Required for Approval.”

Who is soliciting my proxy?	The Board of Directors is soliciting proxies to be voted at the special meeting.

The Company has retained            to assist in the solicitation of proxies.  The Company’s directors, officers and employees may assist the Company in soliciting proxies but will not be specifically compensated for such services.  See “THE MERGER — Proxy Solicitation.”

What do I need to do now?
You should read this proxy statement carefully, including its appendices, and consider how the Merger affects you.  Then, mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible, or authorize a proxy to vote your Shares by Internet or telephone, so that your Shares can be voted at the special meeting.  See “THE MERGER — Voting Rights; Quorum; Vote Required for Approval.”

May I change my vote after I have mailed my signed proxy card or authorized a proxy to vote my Shares by Internet or telephone?
Yes.  You may change your vote at any time before the polls are closed at the special meeting.  You can do this in one of three ways:

• first, you can send a written notice to the Company’s corporate secretary, stating that you would like to revoke your proxy;

• second, you can complete and submit a new subsequently dated proxy card or authorize your vote again by Internet or telephone; and

• third, you can attend the meeting and vote in person.  Your attendance at the special meeting will not revoke your proxy unless you vote at the meeting.

If you have instructed a broker to vote your Shares, you must follow directions received from your broker to change those instructions.  See “THE MERGER — Voting and Revocation of Proxies.”

Should I send in my stock certificates now?	No. After the Merger is completed, you will receive written instructions for exchanging your Shares for the merger consideration. See “THE MERGER — Payment of Merger Consideration.”

Getting More Information

Are there other documents relating to the Merger of which I should be aware?
The Securities and Exchange Commission requires all affiliated parties involved in transactions such as the Merger to file with it a transaction statement on Schedule 13E-3.  The Company, Parent, Merger Sub, Andrew Baker, Focused Healthcare Partners, L.L.C. and LAB Holdings have filed a transaction statement on Schedule 13E-3 with the Securities and Exchange Commission, copies of which are available without charge at its website, www.sec.gov.  See “OTHER MATTERS — Available Information.”

How can I learn more about the Merger?
The Merger Agreement, including the conditions to the closing of the Merger, is described under the caption “THE MERGER AGREEMENT” and is attached as Appendix A to this proxy statement.  You should carefully read the entire Merger Agreement because it is the legal document that governs the Merger.  See “THE MERGER AGREEMENT” and Appendix A to this proxy statement.

Who can help answer my questions?
If you would like additional copies of this proxy statement (which copies will be provided to you without charge) or if you have questions about the Merger, including the procedures for voting your Shares, you should contact:

, the proxy solicitation firm engaged by the Company to assist in the solicitation of proxies in connection with the special meeting of stockholders, at

TABLE OF CONTENTS

INTRODUCTION	1
SUMMARY TERM SHEET	3
SPECIAL NOTE ON FORWARD LOOKING STATEMENTS	17
SPECIAL FACTORS	18
Background of the Merger and Special Committee Proceedings	18
Position of the Special Committee as to the Fairness of the Merger	25
Approval and Recommendation of the Board of Directors	28
Opinion of Financial Advisor to the Special Committee	28
Position of the Company as to the Purposes, Alternatives, Reasons and Effects of the Merger	34
Position of the Acquiring Parties as to the Fairness of the Merger	35
Position of the Acquiring Parties as to the Purposes, Alternatives, Reasons and Effects of the Merger	37
Parent’s Plans for the Company	38
THE MERGER	38
Proposal to be Considered at the Special Meeting	38
Voting Rights; Quorum; Vote Required for Approval	39
Voting and Revocation of Proxies	39
Proxy Solicitation	40
Structure of the Merger	40
Effective Time of the Merger	40
Payment of Merger Consideration	40
Merger Financing	41
Conduct of the Business of the Company if the Merger is Not Completed	43
Interests of Certain Persons in the Merger; Potential Conflicts of Interest	43
Intent to Vote	46
Estimated Fees and Expenses of the Merger	46
Appraisal Rights	46
Material U.S. Federal Income Tax Consequences	47
Certain Legal Matters	48
Provisions for Unaffiliated Stockholders	50
THE MERGER AGREEMENT	50
The Merger	50
Effective Time of the Merger	50
Charter, Bylaws and Directors and Officers of the Company and the Surviving Corporation	50
Conversion of Common Stock	50
Payment for Shares	51
Transfer of Shares	51
Treatment of Options, Restricted Stock and Warrants	51
Appraisal Rights	52
Representations and Warranties	52
Conduct of Business Pending the Merger	54
Limitation on Soliciting Transactions	55
Stockholders Meeting	57
Approvals and Consents; Cooperation	57
Antitrust Matters	58
NYSE Arca De-listing	58
Employee Benefits Matters	58
Directors’ and Officers’ Indemnification and Insurance	58
Takeover Statute	59
Financing	59
Stockholder Litigation	60
Capitalization	60
Confidentiality	60
Resignations	61
Conditions to Completing the Merger	61
Termination	61
Expenses and Termination Fee	63
Sole Remedy; Liquidated Damages	64
Amendment	64
Waiver	64

Assignment	64
Governing Law; Arbitration	65
INFORMATION ABOUT THE COMPANY	65
Directors and Executive Officers of the Company	65
Security Ownership of Management and Certain Beneficial Owners	66
Selected Consolidated Financial Data	69
Book Value Per Share	69
Projected Financial Information	69
Price Range of the Shares	75
Dividend Policy	75
Prior Public Offerings	75
INFORMATION ABOUT THE ACQUIRING PARTIES	75
OTHER MATTERS	76
Other Matters at the Special Meeting	76
Future Stockholder Proposals	76
Householding of Proxy Materials	77
Prior Stock Purchases and Other Transactions	77
Available Information	78
Information Incorporated by Reference	78

APPENDIX A:	Agreement and Plan of Merger, dated as of July 8, 2009, among Lion Holdings, Inc., Lion Merger Corp. and Life Sciences Research, Inc.

APPENDIX B:	Opinion of Plymouth Partners LLC, dated July 7, 2009.

This proxy statement incorporates important business and financial information about the Company from documents filed with the Securities and Exchange Commission that are not included in, or delivered with, this document.  This information is available without charge at the Securities and Exchange Commission’s website, http://www.sec.gov, as well as from other sources.  See “OTHER MATTERS — Available Information” below.

Parent has supplied all information in this proxy statement relating to Parent, Merger Sub, Focused Healthcare Partners, L.L.C. and LAB Holdings, and the Company has not independently verified any of the information relating to Parent, Merger Sub, Focused Healthcare Partners, L.L.C. or LAB Holdings.  The Company has supplied all information in this proxy statement relating to the Company, and Parent, Merger Sub, Focused Healthcare Partners, L.L.C. and LAB Holdings have not independently verified any of the information relating to the Company.  No person has been authorized to give any information or to make any representation other than those contained in this proxy statement.

SPECIAL NOTE ON FORWARD LOOKING STATEMENTS

This proxy statement, and the documents referred to in this proxy statement, contain forward-looking statements based on estimates and assumptions.  Forward-looking statements include information regarding the expected completion, timing and effects of the Merger and other information relating to the Merger.  There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary Term Sheet,” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates,” “may,” “seeks” or other similar expressions.  Stockholders should be aware that forward-looking statements are based on the Company’s current estimates and assumptions and involve known and unknown risks and uncertainties.  Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company cannot assure you that the actual results or developments it anticipates will be realized, or even if realized, that such results will have the expected effects on the Merger and the transactions contemplated by the Merger Agreement.  These forward-looking statements speak only as of the date on which the statements were made and, except as required by law, the Company does not undertake an obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise.  In addition to other factors and matters contained or incorporated by reference in this proxy statement, the Company believes the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and the payment of a termination fee by the Company;

•
the inability to complete the Merger due to the failure to obtain stockholder approval, the inability to satisfy the confidentiality provisions of the Merger Agreement or the failure to satisfy other conditions to the Merger;

•
the failure of Parent to obtain the necessary debt and equity financing set forth in commitment letters received by Parent in connection with the Merger, which would result in a termination fee payable by Parent to the Company (unless the Company is in material breach of the Merger Agreement);

•	the failure of the Merger to close for any other reason;

•	the risk that the proposed Merger may disrupt the Company’s current plans and operations, and the potential difficulties in employee retention as a result of the Merger;

•	the effect of the announcement of the Merger on the Company’s customer relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the Merger;

•	the impact of the indebtedness incurred to finance the consummation of the Merger;

•
the obligation of the Company to pay a $5.0 million fee to the lenders under the Existing Financing Agreement if the Company does not consummate the Merger, or a transaction in respect of a Superior Proposal satisfactory to the lenders, by the Outside Date;

•	the risk of unforeseen material adverse changes to the Company’s business or operations;

and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent filings of Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.  See “OTHER MATTERS–Available Information.”  Many of the factors that will determine whether or when the Merger will be consummated are beyond the Company’s ability to control or predict.  In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect the views of the Company’s management only as of the date hereof.  The Company cannot guarantee any future results, levels of activity, performance or achievements.  The statements made in this proxy statement represent the Company’s views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date.  Moreover, the Company does not assume an obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

The safe harbor from liability for forward-looking statements contained in Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended, do not apply to forward-looking statements made in connection with a going-private transaction, including statements made in a proxy statement or documents incorporated by reference therein.

SPECIAL FACTORS

Background of the Merger and Special Committee Proceedings

Formation of the Special Committee of the Board of Directors and Actions Preceding the Initial Baker Offer.  At a regularly scheduled Board of Directors meeting held on August 29, 2008, the Board of Directors considered the creation of a special committee of the Board of Directors to explore strategic alternatives for the Company, based on market and industry conditions highlighted by Mr. Baker, the Chairman of the Board of Directors and Chief Executive Officer of the Company, including (a) the rise in the Company’s stock price over the prior year and since 2002 when the Company’s stock initially began trading in the U.S. at a price of $1.50 per Share, (b) the consensus of participants in the CRO industry that consolidation would accelerate and that the largest CROs would have a competitive advantage in serving large pharmaceutical companies, and (c) the rapid growth of the Company’s two main competitors, Covance Inc. and Charles River Laboratories, Inc.  After a discussion, the Board of Directors unanimously appointed a special committee comprised solely of the Company’s non-employee, independent directors, Gabor Balthazar (chairman), Afonso Junqueiras and Yaya Sesay to, among other things, explore strategic alternatives available to the Company and make recommendations to the Board of Directors regarding strategic alternatives.

As further described below, the Special Committee engaged in an exhaustive process over many months, including 18 meetings for a total of more than 40 hours, to determine whether it was advisable to engage in a strategic transaction and, if so, to consider the various strategic transactions available to the Company.

At an in-person meeting of the Special Committee held on September 8, 2008, the Special Committee interviewed and retained as independent legal advisors a large national law firm that had previously provided advice to the Company and the Company’s independent directors from time to time as special counsel on matters of corporate law.  The Special Committee also discussed its retaining a well-qualified independent financial advisor that would be willing to continue in its role in the event that animal rights groups were to pressure the advisor to sever ties with the Special Committee.  Mr. Balthazar reported on his favorable impressions of one prominent international investment bank based on discussions with one of its investment bankers during the prior week.  On September 9, 2008, at an in-person meeting of the Special Committee, two representatives of this international investment bank made a detailed presentation to the Special Committee, and the Special Committee questioned these representatives at length on:  any potential conflicts the investment bank might have with the Company; the investment bank’s experience and knowledge of the Company and the CRO industry in general; the assistance the investment bank would be prepared to provide to the Special Committee during its engagement; fees and terms of the engagement; and various other matters.  Following this presentation and further discussion, the Special Committee selected this prominent international investment bank as its financial advisor.

Thereafter and through December 2008, as part of its evaluation of strategic alternatives available to the Company, the Special Committee’s financial advisor contacted at least eight CROs and one private equity firm, which owned a CRO, regarding each party’s interest in a transaction with the Company.  Based on the absence of interest in a transaction with the Company and market conditions at the time (including the likelihood that adequate financing would not be available to a potential acquiror of the Company), as reported to the Special Committee by its financial advisor, the Special Committee determined that the strategic review process should be placed on hold.

Mr. Baker’s Offer and Engagement of a New Financial Advisor.  On February 17, 2009, the Board of Directors received a letter from Mr. Baker regarding his interest in exploring the feasibility of financing an acquisition of the Company and requesting the permission of the Board of Directors to share confidential information concerning the Company with potential financing sources, subject to the execution by such financing sources of confidentiality agreements reasonably satisfactory to the Company.  On February 19, 2009, a telephonic meeting of the Special Committee was convened to discuss Mr. Baker’s letter.  By invitation of the Special Committee, Brian Cass, the Company’s President and Managing Director, Richard Michaelson, the Company’s Chief Financial Officer, Julian Griffiths, the Company’s Vice President of Operations, Mark Bibi, the Company’s General Counsel and Secretary, the Special Committee’s legal advisors and the Company’s outside counsel were present at the meeting.  The members of the Special Committee reconfirmed their independence and willingness to serve on the Special Committee.  The Special Committee determined that responding to the letter was in the best interests of the Company and its stockholders and directed its legal advisors and the Company’s outside counsel to respond to Mr. Baker’s counsel that the Special Committee was willing to allow Mr. Baker to share confidential information with his potential financing sources, subject to the Special Committee’s further approval of (a) a confidentiality agreement between the Company and each potential financing source and (b) a standstill agreement with Mr. Baker.  The Special Committee requested that its legal advisors contact the Special Committee’s financial advisor to inform it of Mr. Baker’s February 17 letter.

On February 21, 2009, the Special Committee’s financial advisor communicated to the Special Committee’s legal advisors that it would be terminating its engagement with the Special Committee due to, among other things, the substantial change in the circumstances surrounding its engagement, including the decline of the Company’s stock price, the possibility that the Company may consummate a going-private transaction and the increased publicity and scrutiny that are typically associated with a going-private transaction.  The Special Committee therefore directed its legal advisors to compile a list of recommended investment banking firms in order to assist the Special Committee in selecting another financial advisor.  On February 27, 2009, the Special Committee held a telephonic meeting with its legal advisors to review a list of potential financial advisors.  At that meeting, the Special Committee directed its legal advisors to contact up to seven prospective financial advisors on behalf of the Special Committee, with a view towards scheduling meetings between the financial advisor candidates and the Special Committee during the following week.  Over the next several days, the Special Committee’s legal advisors contacted these investment banking firms to determine each firm’s willingness to be engaged as a financial advisor to the Special Committee and scheduled three firms to present to the Special Committee at its next meeting.  One of these three investment banking firms subsequently withdrew from consideration by the Special Committee due to concerns regarding animal rights activists.

On March 3, 2009, Mr. Baker called the Company’s General Counsel to inform him that Mr. Baker would be delivering a written offer for the Company after the close of business that day.  Shortly thereafter, Mr. Baker delivered a letter to the Board of Directors in which he proposed to acquire, through an entity controlled by him, all of the outstanding Shares for a price of $7.50 per Share (which offer is referred to in this proxy statement as the Initial Baker Offer).  Mr. Baker also publicly disclosed his offer by attaching a copy of his letter to the Board of Directors as an exhibit to a Schedule 13D/A filed with the Securities and Exchange Commission on March 4, 2009.  The Initial Baker Offer was conditioned on the satisfactory completion of due diligence, negotiation of definitive transaction documents, receipt of requisite financing commitments and receipt of necessary board approval.  On March 4, 2009, the Company issued a press release announcing the Initial Baker Offer and that the Special Committee was considering the Initial Baker Offer and other strategic alternatives.

On March 5, 2009, the Special Committee met in person and by video conference with the Special Committee’s legal advisors and two investment banking firms.  Each of the two investment banking firms made a detailed presentation to the Special Committee and was questioned at length by the Special Committee regarding:  its prior dealings with the Company; any potential conflicts the firm might have with the Company or its management; its experience in similar special committee engagements; its knowledge of the Company and the CRO industry; the assistance it would be prepared to provide to the Special Committee during its engagement; fees and fee structures; and various other matters.  At this meeting, the Special Committee also reviewed the details of the Initial Baker Offer, the execution of a confidentiality agreement with a potential source of equity financing for the Initial Baker Offer, the Company’s takeover defenses and the duties of directors under applicable law.  During the weeks of March 8, 2009 and March 15, 2009, Mr. Balthazar and the other members of the Special Committee conducted further interviews of three additional investment banking firms.

At a telephonic meeting of the Special Committee on March 24, 2009, after discussion, the Special Committee indicated its desire to engage Plymouth Partners as its financial advisor.  Plymouth Partners is a boutique investment banking firm that specializes in mergers and acquisition advice, as well as providing other financial services and investment advice.  The founding member of Plymouth Partners who advised the Special Committee has had a decades-long career in investment banking, specializing in mergers and acquisitions advice, at prominent international investment banks prior to founding Plymouth Partners.  The Special Committee’s legal advisors then reviewed with the Special Committee the terms of Plymouth Partners’ proposed engagement letter.  The Special Committee also discussed obtaining a standstill agreement from Mr. Baker and confidentiality agreements with standstill provisions from any other potential bidder for the Company, as well as from potential financing sources for the Initial Baker Offer.

At a telephonic meeting of the Special Committee on March 30, 2009, the Special Committee’s legal advisors reviewed the revised terms of Plymouth Partners’ engagement letter and the Special Committee authorized the engagement of Plymouth Partners as its financial advisor.  Also present at this meeting, at the request of the Special Committee, were the Company’s outside legal counsel as well as Mark Bibi, the Company’s General Counsel and Secretary, and Richard Michaelson, the Company’s Chief Financial Officer.  The Company’s outside counsel reported on the negotiations of confidentiality agreements with potential sources of financing for the Initial Baker Offer, including the Company’s existing lenders.  The Special Committee confirmed its desire to obtain a broad standstill agreement from Mr. Baker and authorized Mr. Balthazar, as the Special Committee’s chairman, to approve any final decisions with respect to the confidentiality and standstill agreements to be entered into with Mr. Baker, his potential financing sources and any other potential bidders.  The Special Committee’s legal advisors also provided advice as to the appropriate role and responsibilities of the Company’s management team during the strategic review process.

In considering and negotiating the proposed transaction, Mr. Baker and the entities controlled by him that were formed to effect the proposed transaction were assisted by, and consulted with, legal counsel, consultants, and financing sources, some of whom acted as representatives for these entities in discussions with the Special Committee, the Company and their advisors.  Shortly after the March 30, 2009 meeting, Plymouth Partners reviewed with the Special Committee’s legal advisors certain relationships that Plymouth Partners had in common with a potential financing source that had previously provided assistance to the Company on financing matters.  The Special Committee’s legal advisors were also advised that Mr. Balthazar had contacted the Company’s Chief Financial Officer for recommendations of qualified boutique investment banks and that several of those recommendations had resulted from discussions between the Chief Financial Officer and such potential financing source.  On April 7, 2009, the Special Committee met to reassess the independence of Plymouth Partners and its retention of Plymouth Partners in light of this information.  The Special Committee reviewed the process by which it had obtained recommendations of financial advisors, including the list of approximately 28 investment banking firms compiled by the Special Committee’s legal advisors based on recommendations from internal and external sources.  After lengthy inquiry and discussion and the receipt of appropriate assurances from Plymouth Partners concerning its ability to provide independent advice to the Special Committee, the Special Committee concluded that these historical relationships were not material and unanimously re-approved the engagement of Plymouth Partners as its financial advisor and the execution of a new engagement letter dated April 7, 2009.

The Strategic Review Process.  Promptly following Plymouth Partners’ engagement, at the Special Committee’s request, the Company began the process of delivering to Plymouth Partners due diligence items for inclusion in an electronic data room to be accessible to potential financing sources for the Initial Baker Offer and any parties that executed confidentiality agreements in connection with each such party’s consideration of whether to enter into a transaction with the Company.  The Special Committee decided that, in light of the fact that it had not at this point made a determination that a sale of the Company was in the best interests of the Company and its stockholders, and to ensure that the value of the Company would not be impaired should the Special Committee decide not to sell the Company, the most competitively sensitive information would be not be shared with interested parties until later rounds in the process.  Based on the data room materials and additional information requested and received from management of the Company and other sources, Plymouth Partners began its preliminary financial analysis of the Company and the Initial Baker Offer.  In addition, Plymouth Partners met with the Company’s management in Huntingdon, U.K., to discuss the Company’s operations and business, trends in the industry, the future prospects and direction of the Company, including management’s forecasts of the Company’s performance through 2012, and experience with animal rights activists.  In addition, Plymouth Partners toured the Company’s Princeton, New Jersey, facilities.  Plymouth Partners also met with Mr. Baker to discuss financing and other matters related to the Initial Baker Offer.

At the Special Committee’s request, Plymouth Partners initiated a “market check” process, in which the managing director of Plymouth Partners began personally contacting over 50 parties, including CROs, healthcare firms and private equity and venture capital firms in the United States, Europe and Asia, in order to determine whether third-party bidders were interested in pursuing a transaction with the Company.  The form of transaction was not specified.  The parties contacted included all the parties contacted earlier by the Special Committee’s previous financial advisor as well as many other parties.  Plymouth Partners also responded to inquiries by several parties that had contacted the Company, after the announcement of the Initial Baker Offer, to express an interest in pursuing alternatives to the Initial Baker Offer.

At a telephonic meeting of the Special Committee held on May 7, 2009, the Special Committee’s legal advisors reviewed the details of a letter agreement and management memorandum prepared by the legal advisors regarding certain “rules of the road” with respect to the duties and responsibilities of Mr. Baker and members of management during the Special Committee’s review of the Initial Baker Offer and the strategic alternatives available to the Company, each of which had been delivered to a representative of Mr. Baker and to other executive officers of the Company.  The purposes of the rules of the road letter agreement and management memorandum were to facilitate the Special Committee’s and management’s effective discharge of their duties to the Company during the strategic review process as well as to maintain a fair process and a level playing field for other potential bidders.  At the same meeting, Plymouth Partners reviewed the CRO industry, including trends, growth rates, capacity issues and research and development spending.  Plymouth Partners also provided an update on the strategic review process, including the status of negotiating confidentiality and standstill agreements with several interested entities and Mr. Baker’s financing sources and the population of an electronic data room with information concerning the Company, including a confidential information memorandum describing the Company and its operations and financial forecasts through 2012.  Plymouth Partners described its work with the Company’s senior management to include in the data room and in such memorandum meaningful information about the Company without unduly disclosing competitively sensitive information at such an early stage of the process, when the interest level of third parties was uncertain.  Plymouth Partners also reviewed historical trading data and its preliminary financial analysis of the Company as well as its contacts with over 50 potential bidders, including CROs, healthcare firms and private equity and venture capital firms in the United States, Europe and Asia and whether any third party was interested in pursuing a transaction with the Company.  Plymouth Partners then discussed with the Special Committee strategic alternatives available to the Company, including (i) maintaining its status quo as an independent public company, (ii) paying a special dividend, repurchasing Shares or recapitalizing the Company, (iii) engaging in smaller acquisitions, (iv) participating in a strategic merger and (v) selling the Company.  Plymouth Partners indicated that its preliminary financial analysis was still in process.  The Special Committee requested that its legal advisors and Plymouth Partners continue their work.

Following discussion with the Special Committee and at the Special Committee’s request, Plymouth Partners then notified all bidding parties that had executed confidentiality agreements with the Company, or were in the process of negotiating the same, that preliminary non-binding indications of interest in consummating a transaction with the Company were to be submitted to Plymouth Partners by 6:00 pm, Eastern Time, on May 20, 2009.

On May 15, 2009, Plymouth Partners updated Mr. Balthazar and the Special Committee’s legal advisors, via telephone, on the status of the market check process.

On May 22, 2009, the Board of Directors of the Company convened a telephonic meeting to consider approving an exemption from the Maryland Business Combination Act (which is referred to in this proxy statement as the MBCA) to permit the Special Committee to continue to explore various strategic alternatives and potential transactions without a potential bidder inadvertently triggering the application of the MBCA.  The Board of Directors unanimously approved an exemption from the definition of “interested stockholder” (as defined in the MBCA) for any person that would be deemed an interested stockholder by virtue of any agreement, arrangement or understanding entered into for the purpose of proposing a business combination with the Company, subject to the requirement that any proposed business combination be consistent with the Special Committee’s guidelines and subject to the right of the Special Committee to reject any proposed business combination, in which case such person would then be subject to the MBCA.

At a telephonic meeting of the Special Committee on May 22, 2009, Plymouth Partners updated the Special Committee on the status of the strategic review process and discussed with the Special Committee various strategic alternatives available to the Company.  Plymouth Partners reported on each contacted party’s potential interest in a strategic transaction with the Company and the responses of such parties.  At that time, seven potential bidders had been provided access to the data room and several other parties were still in the process of negotiating confidentiality agreements with the Company.  Plymouth Partners also reported on parties that affirmatively responded that they were not interested in pursuing a transaction with the Company and parties that had withdrawn from the process.  Plymouth Partners reviewed the range of reasons that parties gave for not being interested in pursuing a transaction with the Company, including (a) a desire to avoid the risks associated with animal rights activists, (b) concerns about their ability to further leverage the Company, (c) concerns over the effect of foreign currency fluctuations on Company earnings, (d) lack of interest in expanding into the preclinical space, (e) the size of the Company (i.e., too large or too small for the contacted party), (f) interest in expanding the party’s U.S. rather than U.K. presence and (g) price considerations, including not believing their bid would be competitive.  Plymouth Partners noted that it had extensively canvassed the market of potential bidders on behalf of the Special Committee.  As of May 22, 2009, the Special Committee had received two preliminary indications of interest in addition to the Initial Baker Offer, one from an industry bidder and one from a private equity firm that had prior investments in CROs.  These preliminary indications of interest proposed acquisitions of the Company at prices ranging between $7.50 per Share and $8.00 per Share.  Each of these preliminary indications of interest was subject to the respective bidder’s due diligence review of the Company, among other things.  Plymouth Partners reviewed these preliminary indications of interest with the Special Committee.  Plymouth Partners indicated that it was continuing its financial analysis of the Company and reviewed its preliminary financial analysis of the Company at prices of $7.50 and $8.00 per Share.  The Special Committee unanimously approved the continuation of the strategic review process and directed Plymouth Partners to provide the industry bidder, the financial bidder and the potential financing sources for the Initial Baker Offer with access to the second level of information in the data room.  The Special Committee also directed its legal advisors to instruct the Company’s outside legal counsel, on behalf of the Special Committee, to begin drafting, in consultation with the Special Committee’s legal advisors, a proposed merger agreement, which agreement would be distributed to potential bidders for comment so that the Special Committee would have additional information, including detailed terms and conditions of any proposed transaction, available to it in evaluating proposals to acquire the Company.

On May 22, 2009, Plymouth Partners distributed the Special Committee’s initial second round bid procedures letter to each of the bidders participating in the second round of the process.  The Special Committee’s second round bid procedures letter indicated that firm proposals along with mark-ups of the draft merger agreement should be received by Plymouth Partners no later than 12:00 pm, Eastern Time, on June 9, 2009.  Following its May 22, 2009 meeting, the Special Committee and its advisors began coordinating presentations by Company management to the bidders, which commenced on June 1, 2009 and continued through June 4, 2009.

On May 31, 2009, Plymouth Partners once again updated the Special Committee on the status of the strategic review process.  Plymouth Partners informed the Special Committee that, on May 28, 2009, an additional private equity firm had submitted a fourth preliminary indication of interest to acquire the Company for $7.50 to $8.50 per Share, subject to due diligence by the bidder, among other things.  This private equity firm subsequently informed Plymouth Partners that it planned to form a group, consisting of itself, another private equity firm and a competitor of the Company, to pursue a transaction with the Company.  Plymouth Partners also reported to the Special Committee that another private equity firm had executed a confidentiality agreement with the Company and indicated that it would confirm by June 1, 2009 whether it would be submitting an indication of interest to the Special Committee.  Plymouth Partners also reviewed for the Special Committee the ownership interest in the Company’s stock, including options and warrants to purchase Shares, held by Mr. Baker and officers and employees of the Company.  The Special Committee discussed ways to further level the playing field among Mr. Baker’s bidding entity and third-party bidders in a transaction with the Company in light of Mr. Baker’s significant ownership interest in the Company’s stock, including (a) neutralized voting, in which any merger would require approval by a majority of the votes cast by stockholders that are not affiliated with the acquiror, (b) an agreement with Mr. Baker not to exercise his stock options and (c) other members of the Company’s management agreeing to vote on any strategic transaction along the lines of the Special Committee’s recommendation.  The Special Committee then authorized its legal and financial advisors to seek one or more means of balancing the voting power in the current process and to ensure that Mr. Baker and his affiliates would not be able to block a transaction with a third-party bidder.  The Special Committee further authorized its legal and financial advisors to condition the Special Committee’s continued review of the Initial Baker Offer, as part of its review of strategic alternatives, on acceptance of one or more of the above noted provisions by Mr. Baker and other interested parties.

At a telephonic meeting of the Special Committee on June 5, 2009, Plymouth Partners reported on the Company’s management presentations for bidders, which included one presentation per day to representatives of each of the four parties that had submitted indications of interest, including a presentation to potential financing sources for the Initial Baker Offer.  Plymouth Partners reported that the other private equity firm that had initially intended to submit an indication of interest was not scheduled for a management presentation because the firm had determined not to pursue the opportunity.  Plymouth Partners further reported that, due to concerns regarding animal rights activists and difficulty in finding financing sources willing to finance a transaction with the Company, it appeared that the two private equity firms that had submitted first round indications of interest were not likely to submit formal second round bids for the Company.  The Special Committee’s legal advisors then reviewed with the Special Committee the form of merger agreement that had been posted to the data room for use by all bidders in submitting a proposal to acquire the Company.  The legal advisors also noted that the form of merger agreement incorporated a neutralized voting provision, whereby any merger would require approval by a majority of the votes cast by stockholders that are not affiliated with the acquiror, in addition to the statutory vote required under applicable law, in order to help level the playing field among all potential bidders.  The Special Committee also discussed the consents required from certain entities controlled by Mr. Baker that are the landlords under certain of the Company’s existing leases in the event of a change of control of the Company, and the legal standard applicable to such entities’ right to withhold their consent.  The Special Committee considered whether to condition its continued consideration of the Initial Baker Offer on the receipt of an advance consent from such entities, in order to prevent Mr. Baker from blocking a transaction between the Company and a third-party bidder.  The Special Committee reserved judgment on this issue.  The Special Committee then requested that Plymouth Partners communicate to all potential bidders that firm proposals should be submitted by 12:00 pm, Eastern Time, on June 9, 2009, and that the Special Committee intended to narrow the Company’s available strategic alternatives at its meetings on June 10 and June 11, 2009, although the Special Committee did not intend to select a specific course of action at that time.

After the Special Committee meeting on June 5, 2009, Plymouth Partners distributed the Special Committee’s updated second round bid procedures letter to each of the bidders participating in the second round of the process.  The Special Committee’s updated second round bid procedures letter reiterated that firm proposals along with mark-ups of the merger agreement should be received no later than 12:00 pm, Eastern Time, on June 9, 2009, and that the Special Committee intended to meet on or about June 10, 2009 to continue its review of strategic alternatives, with a view toward narrowing the available alternatives, including entering into negotiations with a limited number of parties to determine with greater certainty the best terms they might offer.

On June 9, 2009, the date on which formal bids were due, the Special Committee received two bids, one from Parent, which is controlled by Mr. Baker, and one from an industry bidder.  Parent submitted a bid of $7.50 per Share and included a mark-up of the proposed merger agreement and draft financing commitment letters.  Parent’s formal bid indicated that no further due diligence would be required to proceed with execution of a merger agreement.  The industry bidder submitted a bid that was characterized as “in excess of $7.50” per Share without a mark-up of the merger agreement.  The industry bidder indicated that it intended to structure the acquisition of the Company as a two-step transaction commencing with a tender offer for the Company’s stock.  The bid from the industry bidder was conditioned on the completion of further due diligence on the Company, including a request that the Company’s management visit the industry bidder’s headquarters to further discuss operational integration opportunities and potential management team combinations.  Immediately following the receipt of these bids, Plymouth Partners and the Special Committee’s legal advisors began reviewing the bids together with the related merger agreement mark-up and financing commitment letters received from Parent.

At in-person meetings of the Special Committee held on June 10 and June 11, 2009, Plymouth Partners reviewed each bid that had been received.  Plymouth Partners confirmed that two private equity firm bidders that had submitted preliminary indications of interest had communicated to Plymouth Partners that they were dropping out of the process due to difficulty financing a transaction and concerns by their investors and management regarding animal rights activists.  Plymouth Partners reviewed and discussed with the Special Committee, in detail, strategic alternatives available to the Company, including (i) maintaining its status quo as an independent public company, (ii) paying a special dividend, repurchasing Shares or recapitalizing the Company, (iii) engaging in smaller acquisitions, (iv) participating in a strategic merger and (v) selling the Company.  Plymouth Partners described certain potential advantages and disadvantages of each alternative.  Plymouth Partners and the Special Committee discussed the condition of the financial markets and the CRO industry, historical trading in the stock of the Company and other companies in the CRO industry, growth rates and profit margins of the Company and its competitors and certain unique characteristics and issues experienced by the Company.  Plymouth Partners also discussed its preliminary financial analysis of the Company.  Plymouth Partners and the Special Committee also reviewed the Company’s internal financial forecasts through 2012.  Following this discussion, the Special Committee preliminarily determined that paying a special dividend, repurchasing Shares of the Company’s stock or recapitalizing the Company were not prudent alternatives in the current environment because they would further reduce the liquidity of the Company’s stock, had the potential to further concentrate ownership and would add risk to the Company due to the Company’s difficulty in securing financing as a result of animal rights activists and poor current credit market conditions.  The Special Committee also preliminarily determined that engaging in smaller acquisitions was not an attractive alternative because the Special Committee believed that the Company had better expertise than other smaller CROs, that smaller acquisitions would not add considerable scale and would likely require the management of additional facilities due to the difficulty and expense of consolidating laboratories with active studies.  The Special Committee also noted that, after Plymouth Partners had extensively canvassed the market for interested parties, no one expressed an interest in a strategic stock-for-stock merger with the Company, and only Parent and one industry bidder were interested in acquiring the Company.  The Special Committee decided to continue to evaluate the above-mentioned strategic alternatives, but noted that it would likely ultimately need to decide between the following two strategic alternatives:  (a) maintaining its status quo as an independent public company and (b) selling the Company.  After considerable discussion, the Special Committee directed Plymouth Partners to communicate to Parent and the industry bidder that the Special Committee was not inclined to recommend an offer of $7.50 per Share to the Board of Directors.  The Special Committee further directed Plymouth Partners to ask the industry bidder what additional due diligence information the industry bidder required and to cooperate in providing such information to the industry bidder, except that the Special Committee would not require the Company’s management team to visit the industry bidder’s headquarters, unless the industry bidder raised its bid and provided a firmer proposal.  At the same time, the Special Committee also directed its legal advisors and Plymouth Partners to work with the Company’s outside legal counsel and Parent’s representatives to negotiate the terms of a merger agreement and to firm up Parent’s financing commitments.  The Special Committee also authorized the engagement of special U.K. counsel to provide advice to the Special Committee with respect to the Company’s U.K. leases and the legal standards by which entities controlled by Mr. Baker that were landlords under the Company’s U.K. leases, could withhold consent to a change of control of the Company and, therefore, potentially block a transaction between a third-party bidder and the Company.

At the direction of the Special Committee, Plymouth Partners contacted the industry bidder and a representative of Parent to seek an increase in the price of the bids proposed by both bidders and, in the case of the industry bidder, to determine what additional information the industry bidder required.  Parent’s representative informed Plymouth Partners that Parent was prepared to consider increasing its bid up to $8.50 per Share, subject to obtaining additional financing and negotiating a satisfactory merger agreement.  During the course of multiple communications between Plymouth Partners and the industry bidder or its representatives, the industry bidder clarified that it would not increase its bid above $7.50 per Share.  On June 15, 2009, the industry bidder delivered a letter to the Special Committee, which stated that, in the event the Special Committee was no longer pursuing other alternatives, the industry bidder would be interested in continuing its discussions regarding the Company.

From the Special Committee meeting on June 11, 2009 and over the next few weeks, the Special Committee’s advisors and the Company’s outside legal counsel had discussions with representatives of Parent to clarify and negotiate aspects of Parent’s bid, the draft merger agreement and Parent’s draft financing commitment letters.

On June 19, 2009, the Special Committee met to discuss the status of negotiations with Parent and the industry bidder.  Plymouth Partners informed the Special Committee that a representative of Parent had orally conveyed to Plymouth Partners that Parent was willing to increase its bid to $8.50 per Share from $7.50 per Share, subject to satisfactory negotiation of the other terms and conditions of the merger agreement, which offer is referred to in this proxy statement as the Revised Baker Offer.  Plymouth Partners also reviewed the details of its conversations with the industry bidder, including the letter received on June 15, 2009.  The Special Committee directed Plymouth Partners to reiterate to the industry bidder that the Special Committee believed the industry bidder should increase its bid.  The Special Committee’s advisors also reviewed the status of the merger agreement negotiations with Parent and the status of Parent’s financing commitments.  In addition, the Special Committee’s legal advisors, having consulted with special U.K. counsel, reported on the consent required from the landlords under the Company’s U.S. and U.K. leases (which landlords are controlled by Mr. Baker), and the legal standard by which such landlords could withhold their consent for the Company to engage in a change-of-control transaction.

Over the next two weeks, the Special Committee’s advisors and the Company’s outside legal counsel continued to negotiate the terms and conditions of the merger agreement with Parent’s representatives and Mr. Baker’s legal counsel, including, among other provisions, the representations and warranties, the non-solicitation covenant, the conditions to closing and the termination and break up fee provisions.

On June 29, 2009, the Special Committee met in executive session and with Plymouth Partners, in person, to discuss the strategic review process, the Revised Baker Offer and the agenda for the following day’s meeting.  The Special Committee met in person on June 30, 2009, at which time Plymouth Partners and the Special Committee engaged in further discussion regarding strategic alternatives for the Company, and Plymouth Partners reviewed its preliminary financial analysis of the Revised Baker Offer.  Plymouth Partners reported that it had informed the industry bidder that the Special Committee desired to continue to work with the industry bidder if it increased its bid, but that the industry bidder had not responded.  The Special Committee and its advisors discussed at length the alternatives of maintaining its status quo as an independent public company and pursuing a sale of the Company.

At the Special Committee’s invitation, the Company’s outside legal counsel participated in a portion of the June 29, 2009 meeting to review the terms of, and open issues related to, the draft merger agreement and the terms of Parent’s financing commitment letters.  The Company’s outside legal counsel, as previously reported to the Special Committee, noted that the Company was at risk of breaching certain of the financial covenants for the second and third fiscal quarters of 2009 under the Existing Financing Agreement.  They advised the Special Committee that, since the lenders under the Company’s Existing Financing Agreement are, or are affiliates of, the debt financing sources for the Revised Baker Offer, it would be prudent for the Company to modify the terms of its Existing Financing Agreement prior to the execution of any merger agreement with Parent because the obligation to fund under the debt financing commitments would be subject to the requirement that there be no defaults under the Company’s Existing Financing Agreement.

The Company’s outside legal counsel also highlighted certain transaction-specific confidentiality provisions in the draft merger agreement.  The Company’s outside legal counsel noted that the draft merger agreement would terminate automatically if there were a compelled disclosure of any information in violation of a Parent Confidentiality Document and such information were not accorded confidential treatment pursuant to a protective order or other confidentiality arrangement reasonably acceptable to the acquiror or the other party to such applicable Parent Confidentiality Document.  The Company’s outside legal counsel further noted that the draft merger agreement also provided that the acquiror could terminate the merger agreement, at its option, if there were a breach of the confidentiality provisions of the merger agreement by the Company, in which case the Company would be required to pay Parent a termination fee of $1.0 million in case of an Inadvertent Breach (as defined below) and $4.46 million in case of an intentional breach.  In evaluating these confidentiality provisions, the Special Committee determined that each other bidder and/or its funding sources would also likely require confidentiality protections in light of the actions of animal rights activists that have targeted the Company and the Company’s lenders and investors, among others, and noted that several bidders had in fact withdrawn from the process because of concerns regarding animal rights activists.

The Special Committee instructed the Company’s outside legal counsel and its legal advisors to attempt to finalize the terms of the merger agreement, financing commitment letters and financing agreement modification on terms acceptable to the Special Committee prior to the meeting of the Special Committee scheduled for July 7, 2009.  The Special Committee also instructed Plymouth Partners to seek a further increase in price from Parent.

Over the course of the next week, the Special Committee’s advisors and the Company’s outside legal counsel continued to negotiate the terms of the merger agreement, including the price per Share of Parent’s offer, and financing commitment letters, with representatives of Parent.  On July 6, 2009, representatives of Parent communicated to Plymouth Partners that Parent would not increase the price of its offer above $8.50 per Share.

At the July 7, 2009 meeting of the Special Committee, Plymouth Partners and the Special Committee’s legal advisors again reviewed the terms of the Revised Baker Offer and various strategic alternatives.  The Special Committee’s legal advisors reviewed the duties of the directors under applicable law.  Plymouth Partners summarized its discussions with the Special Committee at prior meetings and then reviewed with the Special Committee its financial analysis of the Revised Baker Offer and delivered an oral opinion, which was subsequently confirmed in writing, to the effect that, as of July 7, 2009 and based on and subject to the various assumptions and limitations in such opinion, the $8.50 per Share merger consideration to be received by holders of Shares pursuant to the proposed definitive merger agreement with Parent and Merger Sub (which are referred to in this proxy statement, collectively, as the Constituent Corporations), other than Shares held by Parent, any Interested Party or any of their respective affiliates (which Shares are referred to in this proxy statement, collectively, as the Excluded Shares), as to which Plymouth Partners expressed no view, was fair from a financial point of view to such holders.  At the Special Committee’s invitation, the Company’s outside legal counsel participated in a portion of the meeting to review the terms of, and any open issues related to, the draft merger agreement with the Constituent Corporations and the terms of the modification of the Company’s Existing Financing Agreement.  The Special Committee discussed at length the foregoing matters and the extensive process undertaken by the Special Committee and its advisors.  The Special Committee then unanimously determined, subject to the immediately following sentence, (i) that the sale of the Company was the best strategic alternative available to the Company and was in the best interests of the Company and its stockholders, (ii) that the proposed definitive merger agreement with the Constituent Corporations and the transactions contemplated thereby represented the best value reasonably achievable for the stockholders of the Company, other than the holders of Excluded Shares, and (iii) to recommend that the Board of Directors approve the proposed Merger and recommend to the stockholders of the Company approval of the Merger.  The Special Committee conditioned its approval of the Merger on (a) the satisfactory confirmation to the Special Committee or its advisors that LAB Holdings, the guarantor under the Merger Agreement (which is referred to herein, in such capacity, as the Guarantor), had been funded with sufficient funds to cover the maximum termination fee potentially payable by the Constituent Corporations under the proposed merger agreement and (b) the modification of the Company’s Existing Financing Agreement.  The proposed amendment to the Existing Financing Agreement provided that, in the event that the Company shall not have paid in cash all amounts then due under its Existing Financing Agreement (excluding the amendment fee described below), or if the Company shall not have entered into the proposed Merger, or a transaction in respect of a Superior Proposal reasonably acceptable to the lenders, within five months of the effective date of such amendment, the Company will be required to pay its existing lenders an amendment fee of $5.0 million.  The Special Committee took into account that this amendment fee is consistent with the range of fees paid by the Company in connection with previous amendments to its Existing Financing Agreement.

At a special meeting of the Board of Directors immediately following the Special Committee meeting, the chairman of the Special Committee reported to the Board of Directors that the Special Committee had unanimously determined to recommend that the Board of Directors approve the proposed Merger between the Company and Merger Sub.  The Special Committee noted that its recommendation was conditioned on (a) the satisfactory confirmation to the Special Committee or its advisors that the Guarantor had been funded with sufficient funds to cover the maximum termination fee under the proposed merger agreement and (b) the modification of the Company’s Existing Financing Agreement.  The Special Committee then, subject to the satisfaction of the conditions described in the preceding sentence, recommended that the Board of Directors approve the proposed Merger with Merger Sub and recommend to the stockholders of the Company approval of the Merger.  The Board of Directors (other than Messrs. Baker and Cass, who abstained from voting), having considered the recommendation of the Special Committee regarding the proposed Merger with Merger Sub, the terms of the Merger, alternatives to the Merger, and the risks and benefits of the Merger, in addition to various other factors, including the Plymouth Partners fairness opinion, then unanimously (i) approved the modification of the Company’s Existing Financing Agreement, (ii) determined that the Merger with Merger Sub and the transactions contemplated by the proposed merger agreement with the Constituent Corporations were in the best interests of the Company and its stockholders, (iii) approved the Merger with Merger Sub and the transactions contemplated by the proposed merger agreement and (iv) resolved to recommend that the stockholders of the Company vote FOR the approval of the Merger at a special meeting of stockholders to be held for such purpose. The Board of Directors’ recommendation was conditioned on (a) the satisfactory confirmation to the Special Committee or its advisors that the Guarantor had been funded with sufficient funds to cover the maximum termination fee under the proposed merger agreement and (b) the modification of the Company’s Existing Financing Agreement.

Following this meeting, the modification of the Company’s Existing Financing Agreement and the Merger Agreement were finalized and executed on July 8, 2009.  On the morning of July 9, 2009, the Company issued a press release announcing that it had entered into the loan modification with the Company’s existing lenders and the Merger Agreement with the Constituent Corporations.

Position of the Special Committee as to the Fairness of the Merger

In evaluating the fairness and advisability of the Merger Agreement and the Merger, the Special Committee considered the following factors, each of which the Special Committee believes supports its determination as to fairness:

Extensive Market Check Process.  The Special Committee conducted an extensive, multi-stage market check involving over 50 potential bidders, including CROs, healthcare companies and private equity and venture capital firms in the United States, Europe and Asia.  The potential bidders were given the opportunity to perform comprehensive due diligence on the Company, including through detailed individual management presentations and access to an extensive due diligence data room.  After completing the market check process, the Special Committee considered that no party had offered to pay, and believed it was unlikely that any party would offer to pay, a higher price than the Constituent Corporations had offered.  See “— Background of the Merger and Special Committee Proceedings.”

Alternative Strategies.  The Special Committee considered the following alternative strategies:  maintaining its status quo as an independent public company; paying a special dividend; repurchasing Shares; and recapitalizing the Company.  The Special Committee concluded that none of these alternatives would be reasonably likely to provide greater value to stockholders than that available in the Merger and that any alternative involving maintaining the Company as an independent public company would be subject to the risks and uncertainties associated with the Company’s future performance.  See “— Background of the Merger and Special Committee Proceedings.”

Merger Consideration.  The Special Committee concluded, based on negotiations with representatives of Parent and the other information available to it, including Plymouth Partners’ discussions with representatives of Parent, that it was unlikely that the Constituent Corporations would be willing to pay more than $8.50 per Share and, in light of the lack of competing proposals at higher valuations, that $8.50 per Share was likely the highest price reasonably attainable for the Company’s stockholders in a Merger or other acquisition transaction.

Animal Rights Activists.  The Special Committee considered the effects of animal rights activists on the Company.  Specifically, the Special Committee noted that the Company, and its employees, directors, stockholders, customers, suppliers and advisors, and financial firms directly or indirectly associated with the Company, the stock exchange on which the Shares are listed for trading, and the market makers in the Shares, had for many years been the targets of actions by animal rights activists, including physical violence, harassment, vandalism, bomb and death threats, protests and demonstrations, and considered the effects that these actions have historically had on the Company’s ability to obtain financing from sources and on terms available to other publicly traded companies of similar size and leverage or to refinance its existing debt, either upon the maturity thereof or a default thereunder, and the effect of such difficulties in obtaining financing on the liquidity, market price and trading multiples of the Shares, as compared to other publicly traded companies in the CRO industry.

Opinion of Plymouth Partners. The Special Committee considered the opinion of Plymouth Partners to the effect that, as of July 7, 2009, and based upon and subject to the various assumptions and limitations set forth in such opinion, the $8.50 per Share merger consideration to be received by holders of Shares pursuant to the Merger Agreement, other than the holders of Excluded Shares, as to which Plymouth Partners expressed no view, was fair from a financial point of view to such holders.  In connection with the Special Committee’s consideration of the Plymouth Partners opinion, it took note of the fact that Plymouth Partners will receive an additional payment, contingent on the closing of the Merger.  The Special Committee noted that such payments are customary in financial advisor engagement letters.  See “— Opinion of Financial Advisor to the Special Committee.”  The full text of the written opinion of Plymouth Partners, dated July 7, 2009, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to this proxy statement and is incorporated herein by reference.  The Company’s stockholders should read the opinion carefully and in its entirety.  Plymouth Partners provided its opinion to the Special Committee for the sole benefit and use of the Special Committee in evaluating the fairness of the $8.50 per Share merger consideration from a financial point of view.  The opinion of Plymouth Partners referenced above is not a recommendation as to how any of the Company’s stockholders should vote or act with respect to the Merger.  See “— Opinion of Financial Advisor to the Special Committee.”

Arm’s-Length Negotiations.  The Special Committee considered the fact that the Merger Agreement and the Merger were the product of arm’s-length negotiations between Mr. Baker and the Constituent Corporations and the Special Committee, which resulted in a 13% increase in the merger consideration from the Initial Baker Offer to $8.50 per Share.  The Special Committee believed that the competitive circumstances of the market check process assisted the Special Committee in its negotiations with Mr. Baker and the Constituent Corporations.

Market Price and Premium.  The Special Committee considered the historical market prices and recent trading activity of the Shares, including the fact that the proposed consideration of $8.50 per Share in cash to be received by stockholders in the Merger represents a premium of approximately 77% to the closing market price of the Shares on March 3, 2009, the last trading day prior to public announcement of the Initial Baker Offer, a premium of approximately 13% over the Initial Baker Offer and a premium of approximately 19% over the closing market price of $7.15 per Share on July 6, 2009, the last full trading day prior to the Special Committee’s determination to recommend that the Board of Directors approve the Merger.

Likelihood of a Higher Trading Price.  The Special Committee also considered the historically volatile nature of the price of the Shares and historical discount (based upon stock market multiples) to its competitors of as much as 40% to 50% over the last five years.  The Special Committee, based on discussions with Plymouth Partners, considered that there did not appear to be any near-term catalyst that would support a meaningful increase in the trading price absent a significant rise in the overall market.  The Special Committee determined that, while it was possible that at some time in the future the Shares could trade in excess of the price offered in the Merger, that prospect was highly uncertain and subject to substantial downside risk.  In reaching this conclusion, the Special Committee considered the fact that, even if the trading price for the Shares were to rise above $8.50 per Share for a period of time, the liquidity and historical trading volume of the Shares would not necessarily permit all stockholders to sell Shares at that price, whereas the Merger would provide liquidity for stockholders at $8.50 per Share.  The Special Committee also considered the fact that the Special Committee’s exhaustive market check process did not result in a price of higher than $8.50 per Share.  Accordingly, the Special Committee determined that the relative certainty of capturing enhanced value through the Merger could be of significant benefit to the Company’s stockholders as compared to the mere possibility that at some undetermined future date the Shares might trade at a comparable or higher level.

Historical and Projected Financial Performance and Related Risks and Uncertainties.  The Special Committee considered the Company’s current and anticipated business, financial condition, results of operations and prospects, including the prospects of the Company if it were to remain a public company.  The Special Committee noted that the Company’s internal projected 2009 forecast, although not necessarily indicative of future operations, forecasted lower revenue, operating income and net income than the prior year’s results.  Further, the Special Committee considered that although management forecasted a return to growth between 2010 to 2012, this forecast depended largely on conditions in the CRO industry and several other factors, including foreign exchange rates, and was therefore subject to the risks and uncertainties associated with the Company’s future performance.  The Special Committee also considered the Company’s relatively weak performance in the first fiscal quarter of 2009, forecasted relatively weak performance in the second fiscal quarter of 2009 and potentially weak performance in the third fiscal quarter of 2009, including the fact that the Company was at risk of breaching the financial covenants in its Existing Financing Agreement and was seeking a modification of those covenants in order to avoid a default under such agreement.

Approval of Stockholders.  Consistent with the requirements of applicable law and the Company’s charter, the Merger Agreement explicitly requires the approval of the holders of at least a majority of the outstanding Shares entitled to vote on the Merger.

Neutralized Voting. In addition, the Special Committee believed that, due to Mr. Baker’s significant ownership of the Company’s stock, as well as Mr. Baker’s options and warrants to purchase Shares, it was important to require that the Merger be approved by the affirmative vote of a majority of the votes cast by holders of the outstanding Shares, other than holders of Excluded Shares.  The Special Committee insisted that this neutralized voting provision be included in the Merger Agreement.

Terms of the Merger Agreement.  The Special Committee also considered the terms and conditions of the Merger Agreement, including the provisions of the Merger Agreement permitting the Company to receive unsolicited inquiries and proposals from, and under certain circumstances, to negotiate and give non-public information to, third-party bidders.  The Special Committee also considered, based, in part, on the advice of its advisors and the Company’s outside legal counsel, that the termination fees of $2.23 million and $4.46 million are within the range of reasonable termination fees payable in comparable transactions.  The Special Committee believed that the termination fees would not, in and of themselves, preclude potential third-party bidders, particularly in light of the lower fee of $2.23 million applicable to the acceptance of a Superior Proposal.

Positive and Negative Factors Considered.  In addition to the positive factors mentioned above, the Special Committee considered the other terms and conditions of the Merger Agreement, the present economic environment, the likelihood of consummation of the Merger and other relevant facts and circumstances pertaining to the proposed transaction.  The Special Committee also considered, as potential negative factors, that: (i) the Merger Agreement could be terminated if there is a compelled disclosure of any information in violation of a Parent Confidentiality Document, and such information is not accorded confidential treatment pursuant to a protective order or other confidentiality arrangement reasonably acceptable to Parent or the other party to such applicable Parent Confidentiality Document, and the fact that any such compelled disclosure would be beyond the Company’s control; (ii) Parent could terminate the Merger Agreement, at its option, if there is a breach of the confidentiality provisions of the Merger Agreement by the Company; (iii) if the Company consummates the Merger, the unaffiliated stockholders of the Company will not be able to participate in any resulting long-term benefits, including potential increase in the value of the Company, if the Company were able to successfully implement its business plan after the Merger; (iv) the Constituent Corporations, as financial buyers, will not have any significant assets unless the Merger is consummated and, therefore, the Company’s remedy for any breach of the Merger Agreement by the Constituent Corporations will be effectively limited to its termination rights; (v) the Merger is subject to the risk that the Constituent Corporations’ financing falls through, which is beyond its or the Company’s control; (vi) potential disruption to the Company’s business might result from undertaking the Merger process; (vii) the perceptions of the Company’s stockholders, customers, suppliers and employees concerning the Merger are uncertain; (viii) the cash consideration to be received by the Company’s stockholders will generally be subject to taxation; and (ix) the unavailability to the Company’s stockholders of appraisal rights under applicable law.  However, the Special Committee determined that these negative factors were substantially outweighed by the positive factors discussed above.  The Special Committee did not consider that it was practicable or useful to quantify or otherwise assign relative weights to the various factors considered by it, and therefore did not do so.

Net Book Value; Liquidation Value; Going Concern Value.  The Special Committee did not specifically consider the net book value or the liquidation value of the Company during its deliberation process.  The Special Committee was advised that the net book value and liquidation value methodologies would result in lower valuations than those that the Special Committee was already considering.  The Special Committee did not establish a pre-merger going concern value for the equity of the Company to determine the fairness of the merger consideration to the Company’s stockholders.  The Special Committee does not believe there is a single method of determining going concern value.  The Special Committee’s exploration of a possible sale of the Company contemplated the sale of the Company as a going concern.

The Special Committee’s Determination.  After considering these factors, the other information available to it and after many meetings and discussions, the Special Committee unanimously determined, subject to the immediately following sentence, (i) that sale of the Company was the best strategic alternative available to the Company and was in the best interests of the Company and its stockholders, (ii) that the proposed definitive Merger Agreement with the Constituent Corporations and the transactions contemplated thereby represented the best value reasonably achievable for the stockholders of the Company, other than the holders of Excluded Shares, and (iii) to recommend that the Board of Directors approve the proposed Merger with Merger Sub and recommend to the stockholders of the Company approval of the Merger.  The Special Committee conditioned the approval of the Merger on (a) the satisfactory confirmation to the Special Committee or its advisors that the Guarantor had been funded with sufficient funds to cover the maximum termination fee payable by the Constituent Corporations under the Merger Agreement and (b) the modification of the Company’s Existing Financing Agreement.

Approval and Recommendation of the Board of Directors

At a meeting held on July 7, 2009, the Board of Directors (with Messrs. Baker and Cass abstaining from voting) unanimously:

•	approved the modification of the Company’s Existing Financing Agreement;

•	determined that the Merger with Merger Sub and the transactions contemplated by the Merger Agreement were in the best interests of the Company and its stockholders;

•	approved the Merger Agreement and the transactions contemplated by the Merger Agreement; and

•	resolved to recommend that the stockholders of the Company vote FOR the approval of the Merger at the special meeting of stockholders;

subject to (a) the satisfactory confirmation to the Special Committee or its advisors that the Guarantor had been funded with sufficient funds to cover the maximum termination fee payable by the Constituent Corporations under the Merger Agreement and (b) the execution of the modification of the Company’s Existing Financing Agreement.

In reaching these conclusions, the Board of Directors considered the unanimous recommendation and analysis of the Special Committee, as described above, and, upon satisfaction of the above-described conditions, expressly adopted such recommendation and analysis in reaching the decision to approve the Merger.

Opinion of Financial Advisor to the Special Committee

On July 7, 2009, at a meeting of the Special Committee held to evaluate the Merger, Plymouth Partners delivered to the Special Committee an oral opinion, subsequently confirmed in writing, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in the opinion, the $8.50 per Share merger consideration to be received by holders of Shares (other than the holders of Excluded Shares), was fair, from a financial point of view, to such holders.

The full text of Plymouth Partners’ written opinion to the Special Committee, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Appendix B to this proxy statement and is incorporated by reference herein in its entirety.  The following summary of Plymouth Partners’ opinion is qualified in its entirety by reference to the full text of the opinion.  Plymouth Partners provided its opinion to the Special Committee for the sole benefit and use of the Special Committee in evaluating the fairness of the $8.50 per Share merger consideration from a financial point of view.  Plymouth Partners’ opinion does not address any other aspect of the Merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed Merger.

In connection with rendering its opinion, Plymouth Partners:

•	reviewed a substantially final draft, dated July 2, 2009, of the Merger Agreement (which is referred to herein as the Draft Agreement), and related documents;

•	reviewed certain publicly available business and financial information relating to the Company;

•
reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with Plymouth Partners by the management of the Company, including certain internal financial forecasts relating to the Company prepared by the management of the Company, which forecasts are referred to herein as the Company Forecasts;

•	discussed the past and current business, operations, financial condition and prospects of the Company with members of senior management of the Company;

•	reviewed the trading history for the Shares and a comparison of that trading history with the trading histories of other companies that Plymouth Partners deemed relevant;

•	compared certain financial and stock market information of the Company with similar information of other companies that Plymouth Partners deemed relevant;

•	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions that Plymouth Partners deemed relevant;

•
considered the results of Plymouth Partners’ efforts to solicit, at the direction of the Special Committee, indications of interest from third parties with respect to a possible transaction with the Company; and

•	performed such other analyses and studies and considered such other information and factors as Plymouth Partners deemed appropriate.

Plymouth Partners assumed, based on its discussions with the Company’s management and with the Special Committee’s consent, certain facts relating to the Company as of July 7, 2009, which are set forth in the full text of Plymouth Partners’ opinion attached as Appendix B to this proxy statement and which include the following:

•
Since December 1999, the Company has been, and employees, directors, stockholders, customers, suppliers and advisors of the Company and financial firms directly or indirectly associated with the Company, in each case on account of such relationship with the Company, have been, the target of actions by animal rights activists, such actions including physical violence, harassment, vandalism, bomb and death threats, protests and demonstrations.  No other publicly traded company in the CRO industry has been affected by the actions of animal rights activists to a similar extent.

•
On account of pressure by animal rights activists, the Company has historically had limited access to debt financing and other banking services, has no commercial bank lenders and has existing financing that is more expensive than financing currently available to other publicly traded companies of similar size and leverage, including those in the CRO industry.  The Company may have difficulty refinancing its existing debt, either upon the maturity thereof or a default thereunder, or obtaining other sources of debt financing, in each case, that may be necessary to fund the Company’s ongoing, independent operations.  Absent an agreement with its lenders, the Company was at risk of breaching certain of the financial covenants for the second and third fiscal quarters of 2009 under the Existing Financing Agreement.  In addition, the liquidity, market price and trading multiples of the Shares are adversely affected by the limited and more expensive financing available, currently and prospectively, to the Company, as compared to other publicly traded companies in the CRO industry.

•
Animal rights activists have harassed and caused the fear of harassment to individuals and entities in the financial community associated with the trading of the Shares, including stockholders of the Company, the New York Stock Exchange, market makers, stockbrokers, research analysts, auditors, and trading platforms.  In addition, the liquidity, market price and trading multiples of the Shares are adversely affected by such actions and circumstances, as compared to other publicly traded companies in the CRO industry.

•
Animal rights activists have harassed and caused the fear of harassment to other third parties that do business with the Company, including customers, suppliers and advisors, and the liquidity, market price and trading multiples of the Shares are adversely affected by such actions, as compared to other publicly traded companies in the CRO industry.

•
Trading multiples of the Shares have historically reflected a significant discount to the trading multiples of other publicly traded companies in the CRO industry that Plymouth Partners deemed relevant, and the intrinsic value of the Company reflects a similar discount, which discounts are referred to in this proxy statement, collectively, as the Company Discount.

At the direction of the Special Committee, Plymouth Partners took into account, among other things, the foregoing facts and assumptions (together with the other facts and assumptions set forth in its opinion) when determining the meaning of “fairness” for purposes of its opinion.

In arriving at its opinion, Plymouth Partners assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of the Company that it was not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect.  With respect to the Company Forecasts, Plymouth Partners was advised by the Company, and assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company.  Plymouth Partners did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor did it make any physical inspection of the properties or assets of the Company.  Plymouth Partners did not evaluate the solvency of the Company or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters.  Plymouth Partners assumed, at the Special Committee’s direction, that the Merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or the contemplated benefits of the Merger. Plymouth Partners also assumed, at the Special Committee’s direction, that the final executed Merger Agreement would not differ in any material respect from the Draft Agreement reviewed by Plymouth Partners.

Plymouth Partners expressed no view or opinion in its written opinion as to any terms or other aspects of the Merger (other than the $8.50 per Share merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the Merger.  Plymouth Partners’ opinion was limited to the fairness, from a financial point of view, of the $8.50 per Share merger consideration to be paid to the holders of Shares (other than the holders of Excluded Shares) and no opinion or view was expressed with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of the Company.  In addition, no opinion or view was expressed with respect to the fairness of the amount, nature or any other aspect of the compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the $8.50 per Share merger consideration.  Furthermore, no opinion or view was expressed in Plymouth Partners’ opinion as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the Merger.  In addition, Plymouth Partners expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger.  Except as described above, the Special Committee imposed no other limitations on the investigations made or procedures followed by Plymouth Partners in rendering its opinion.

Plymouth Partners’ opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to Plymouth Partners as of, the date of Plymouth Partners’ opinion, including the unique factors relating to the Company described in Plymouth Partners’ opinion.  It should be understood that subsequent developments may affect Plymouth Partners’ opinion, and Plymouth Partners does not have any obligation to update, revise or reaffirm its opinion.  The issuance of Plymouth Partners’ opinion was approved by an authorized opinion committee.

The following represents a brief summary of the material financial analyses presented by Plymouth Partners to the Special Committee in connection with its opinion.  The financial analyses summarized below include information presented in tabular format.  In order to fully understand the financial analyses performed by Plymouth Partners, the tables must be read together with the text of each summary.  The tables alone do not constitute a complete description of the financial analyses performed by Plymouth Partners.  Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Plymouth Partners.

Financial Analyses Concerning the Company

The following terms have the meanings set forth below with respect to certain financial metrics used by Plymouth Partners in its analyses:

Aggregate Equity Value – generally, the relevant company’s closing share price, as of the specified date, multiplied by the number of such company’s diluted shares outstanding as of such date.

Enterprise Value – generally, the relevant company’s Aggregate Equity Value plus debt and minority interest, less cash, as of the last reported period prior to the specified date.  Generally, debt includes capitalized leases and excludes unamortized warrants and issuance costs, and cash includes cash equivalents and marketable securities.  In the case of the Company, its reported pension liability, $33.6 million as of March 31, 2009, is included in the Company’s debt.  In the case of Enterprise Values calculated at future dates for the Company, debt and cash are estimated as of the relevant date, as estimated in the Base Case of the Company Forecasts.

EBITDA – generally, the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization, adjusted to exclude non-recurring items.

EPS – generally, the relevant company’s diluted earnings per share, adjusted to exclude non-recurring items.

Selected Publicly Traded Companies Analysis.  Plymouth Partners reviewed publicly available financial and stock market information for the Company and the following publicly traded companies in the CRO industry:

Primary Peer Group		Secondary Peer Group
•	Charles River Laboratories, Inc.	•	ICON plc
•	Covance Inc.	•	Kendle International Inc.
		•	PAREXEL International Corporation
		•	Pharmaceutical Product Development, Inc.

Plymouth Partners reviewed, among other things, Enterprise Values of the selected publicly traded companies, as of July 6, 2009, as a multiple of EBITDA for the twelve-month period ended March 31, 2009 and estimated EBITDA for calendar years 2009 and 2010.  Plymouth Partners also reviewed per share closing stock prices on July 6, 2009 of the selected publicly traded companies as a multiple of EPS for the twelve-month period ended March 31, 2009 and estimated EPS for calendar years 2009 and 2010.  To reflect the Company Discount, Plymouth Partners then applied a discount ranging from 35% to 45% to the average multiple of estimated EBITDA for calendar year 2009 of the Primary Peer Group (the resulting multiples are referred to in this proxy statement as the Discounted EBITDA Multiples) and applied a discount ranging from 45% to 55% to the average multiple of estimated EPS for calendar year 2009 of the Primary Peer Group (the resulting multiples are referred to in this proxy statement as the Discounted EPS Multiples).  Such discount was determined based on applicable historical trading multiples of the Company relative to the Primary Peer Group over the period from January 2, 2003 to March 31, 2009, and as of July 6, 2009.  Plymouth Partners then applied the range of Discounted EBITDA Multiples to the Company’s estimated EBITDA for calendar year 2009 and applied the range of Discounted EPS Multiples to the estimated EPS of the Company for calendar year 2009.  This analysis indicated the following approximate implied per share equity reference ranges for the Company, as compared to the $8.50 per Share merger consideration:

Implied Per Share Equity Reference Ranges for the Company		Per Share Merger Consideration
2009E EBITDA	2009E EPS

$5.20 - $7.00	$6.40 - $7.90	$8.50

Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates.  Estimated financial data of the Company were based on the Base Case of the Company Forecasts.  No company used in this analysis is identical or directly comparable to the Company.  Accordingly, an evaluation of the results of this analysis is not entirely mathematical.  Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Company was compared.

Selected Precedent Transactions Analysis.  Plymouth Partners reviewed, among other things, to the extent publicly available, financial information relating to the following selected transactions involving companies in the CRO industry:

Announcement Date	Target	Acquiror

February 3, 2009	PharmaNet Development Group, Inc.	JLL Partners, Inc.

June 13, 2008	ClinPhone plc	PAREXEL International Corporation

March 15, 2008	Premier Research Group plc	ECI Partners LLP

January 2, 2008	AppTec Laboratory Services, Inc.	WuXi PharmaTech (Cayman) Inc.

July 25, 2007	PRA International	Genstar Capital, LLC

July 18, 2007	WIL Research Laboratories, Inc.	American Capital, Ltd.

February 13, 2007	BioReliance Corporation	Avista Capital Holdings, LP

June 19, 2006	Pharma Bio-Research Group B.V.	PRA International

May 9, 2006	Phase II-IV Clinical Services Business of Charles River Laboratories, Inc.	Kendle International Inc.

July 19, 2005	Pre-Clinical, Pharmaceutical Sciences and Clinical Trials Supplies Business of Quintiles Transnational Corp.	Aptuit, Inc.

November 3, 2004	PharmaNet, Inc.	SFBC International, Inc.

September 30, 2004	WIL Research Laboratories, Inc.	Behrman Capital

July 1, 2004	Inveresk Research Group, Inc.	Charles River Laboratories, Inc.

December 24, 2003	BioReliance Corporation	Invitrogen Corporation

April 10, 2003	Quintiles Transnational Corp.	Pharma Services Holding, Inc.

For each selected transaction, Plymouth Partners reviewed the transaction value, calculated as the Enterprise Value implied for the target company based on the consideration paid by the acquiror in the selected transaction, as well as the transaction value less any subsequent write-off or impairment of goodwill reported by the acquiror, in each case, as a multiple of the target company’s EBITDA in the last twelve months (which EBITDA is referred to in this proxy statement as the LTM EBITDA) preceding the announcement of the selected transaction. For each selected transaction, Plymouth Partners also reviewed the LTM EBITDA multiples referred to above as adjusted to reflect the change from the announcement date of the selected transaction to July 6, 2009 in the average LTM EBITDA multiples for the Primary Peer Group.  To reflect the Company Discount, Plymouth then applied a discount of 40% to a range of LTM EBITDA multiples derived from the selected transactions.  Such discount was determined based on applicable historical trading multiples of the Company relative to the Primary Peer Group over the period from January 2, 2003 to March 31, 2009, and as of July 6, 2009.  Plymouth Partners then applied the range of such discounted EBITDA multiples to the Company’s LTM EBITDA as of March 31, 2009.  This analysis indicated the following approximate implied per share equity reference range for the Company, as compared to the $8.50 per Share merger consideration:

Implied Per Share Equity Reference Range for the Company	Per Share Merger Consideration
LTM EBITDA

$7.20 - $10.70	$8.50

Estimated financial data of the selected transactions were based on publicly available information.  No company, business or transaction used in this analysis is identical or directly comparable to the Company or the Merger.  Accordingly, an evaluation of the results of this analysis is not entirely mathematical.  Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which the Company and the Merger were compared.

Discounted Cash Flow Analysis.  Plymouth Partners performed, among other things, a discounted cash flow analysis of the Company to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that the Company could generate during the last three months of calendar year 2009 and calendar years 2010 through 2012 based on the Company Forecasts.  Plymouth Partners calculated terminal values for the Company by applying terminal multiples of 6.7x to 8.7x to the Company’s estimated EBITDA for calendar year 2012.  The cash flows and terminal values were then discounted to present value as of September 30, 2009 using discount rates ranging from 10.5% to 12.5%.  To reflect the Company Discount, Plymouth Partners then applied a discount of 50% to the implied per share prices calculated by treating such present value as the Company’s Enterprise Value as of September 30, 2009.  Such discount was based on applicable historical trading multiples of the Company relative to the Primary Peer Group over the period from January 2, 2003 to March 31, 2009, and as of July 6, 2009.  This analysis indicated the following approximate implied per share equity reference range for the Company as compared to the $8.50 per Share merger consideration:

Implied Per Share Equity Reference Range for the Company	Per Share Merger Consideration

$8.00 - $11.20	$8.50

Estimated financial information used in this analysis was based on the Base Case of the Company Forecasts.  Such estimates of the future performance of the Company in or underlying this analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates.

Illustrative Leveraged Buyout Analysis.  Plymouth Partners performed, among other things, an illustrative analysis of the range of internal rates of return that a hypothetical financial buyer might earn if the Company were acquired in a leveraged buyout transaction that used leverage equal to 2.3x estimated calendar year 2009 EBITDA and that closed as of December 31, 2009 at a purchase price of $8.50 per Share.  Based on a range of illustrative exit multiples of estimated calendar year 2012 EBITDA of 5.3x to 6.3x for the assumed exit at the end of 2012, which reflect illustrative implied prices at which a hypothetical financial buyer might exit its investment through a sale transaction, this analysis indicated a range of illustrative internal rates of return on equity to a hypothetical financial buyer from 23.6% to 31.7%, with an internal rate of return on equity of 27.8% for the midpoint exit multiple.  Plymouth Partners also ran sensitivity cases by increasing or decreasing the purchase price per Share so as to yield internal rates of return on equity of approximately 25% and 35% for the midpoint exit multiple.  Based on such illustrative internal rates of return on equity, this analysis also indicated the following approximate implied per share equity reference range for the Company, as compared to the $8.50 per Share merger consideration:

Implied Per Share Equity Reference Range for the Company	Per Share Merger Consideration

$7.20 - $9.00	$8.50

Estimated financial information used in this analysis was based on the Base Case of the Company Forecasts.  Such estimates of the future performance of the Company in or underlying this analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates.

In addition, Plymouth Partners reviewed premiums paid in acquisition transactions since January 2004 with a transaction value of between $50.0 million and $1.0 billion.  Plymouth Partners also reviewed the volume-weighted average closing price for the Shares for the one-day, one-month and three-month periods, respectively, ending March 3, 2009, the day prior to the Initial Baker Offer.  Further, Plymouth reviewed such volume-weighted average prices for the Shares as adjusted based on the trading performance of selected indices since March 3, 2009.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by Plymouth Partners to the Special Committee in connection with its opinion.  The preparation of such an opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description.  Plymouth Partners believes that its analyses summarized above must be considered as a whole.  Plymouth Partners further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Plymouth Partners’ analyses and opinion.  The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, Plymouth Partners considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company and Parent.  The estimates of the future performance of the Company and Parent in or underlying Plymouth Partners’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Plymouth Partners’ analyses.  These analyses were prepared solely as part of Plymouth’s analysis of the fairness, from a financial point of view, of the $8.50 per Share merger consideration and were provided to the Special Committee in connection with the delivery of Plymouth Partners’ opinion.  The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future.  Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Plymouth Partners’ view of the actual values of the Company or Parent.

The type and amount of consideration payable in the Merger was determined through negotiations between representatives of the Special Committee and representatives of the Company, in each case acting at the direction of the Special Committee, on the one hand, and representatives of Parent, on the other hand, and was recommended for approval by the Special Committee and approved by the Board of Directors.  The decisions to recommend the entry into and to enter into the Merger Agreement were solely those of the Special Committee and the Board of Directors, respectively.  As described above, Plymouth Partners’ opinion and analyses were only one of many factors considered by the Special Committee in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the Special Committee or the Board of Directors with respect to the Merger or the $8.50 per Share merger consideration.

Plymouth Partners provided financial advisory services to the Special Committee in connection with the Merger and Plymouth Partners will receive for such services an aggregate fee currently estimated to be approximately $3.05 million, a portion of which fee was payable in connection with the execution of the Merger Agreement and a significant portion of which is contingent upon the consummation of the Merger.  In addition, the Company agreed to reimburse Plymouth Partners for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Plymouth Partners against certain liabilities arising out of its engagement.

During the two years preceding the date of Plymouth Partners’ opinion, neither Plymouth Partners nor its affiliates were engaged by, performed any services for or received any compensation from the Company, Parent, Merger Sub or any of their respective affiliates (other than from the Company in connection with the Merger).

The Special Committee retained Plymouth Partners to act as the Special Committee’s financial advisor in connection with the review of strategic alternatives available to the Company, including the Initial Baker Offer.  Plymouth Partners is a boutique investment banking firm that specializes in mergers and acquisition advice, as well as providing other financial services and investment advice.  The founding member of Plymouth Partners, who advised the Special Committee, has had a decades-long career in investment banking, specializing in mergers and acquisitions advice, at prominent international investment banks prior to founding Plymouth Partners.  The Special Committee selected Plymouth Partners to act as the Special Committee’s financial advisor in connection with the evaluation of strategic alternatives available to the Company on the basis of Plymouth Partners’ experience with transactions in the healthcare industry and the high level of personal involvement by Plymouth Partners’ managing director in the process.  References to Plymouth Partners in this proxy statement refer to Plymouth Partners and employees or representatives of Plymouth Partners and/or its affiliates.

Position of the Company as to the Purposes, Alternatives, Reasons and Effects of the Merger

Purposes.  If the Merger is approved by the Company’s stockholders, the Company intends to effect the Merger and the transactions contemplated by the Merger Agreement to allow its stockholders to realize the value of their investment in the Company in cash at a price that represents a substantial premium over the closing market price of the Shares on March 3, 2009, the last trading day prior to public announcement of the Initial Baker Offer, as well as a premium over the Initial Baker Offer and over the closing market price of the Shares on July 6, 2009, the last full trading day prior to the Board of Directors’ approval of the Merger and the other transactions contemplated by the Merger Agreement.  The Special Committee considered various alternative strategies, but concluded that none of these alternatives would be reasonably likely to provide greater value to stockholders than that available in the Merger and that any alternative involving keeping the Company as a public company would be subject to, among other things, the risks and uncertainties associated with the Company’s future performance.

Alternatives.  The Special Committee considered various alternatives to Mr. Baker’s proposal, as described above under “— Background of the Merger and Special Committee Proceedings.”

Reasons.  The Special Committee’s reasons for recommending approval of the Merger and Merger Agreement are described above under “— Background of the Merger and Special Committee Proceedings” and “— Position of the Special Committee as to the Fairness of the Merger.”

Effects.  As a result of the Merger, Parent will own the entire equity interest in the Company.  If the Merger occurs, the Company’s stockholders (other than Mr. Baker and other executive officers who may be offered the opportunity to exchange their Shares or options to purchase Shares for equity of Parent or, in the case of Mr. Baker’s Shares, an affiliate of Parent) will no longer have any equity interest in the Company and instead will have only the right to receive the $8.50 cash consideration per Share provided under the Merger Agreement.  See “THE MERGER — Payment of Merger Consideration.”  Therefore, except as described under the caption “THE MERGER — Interests of Certain Persons in the Merger; Potential Conflicts of Interest,” former stockholders of the Company will not receive any benefits from the Company’s business after the Merger, nor will they bear the risk of any decrease in the value of the Company after the Merger.

The Company expects that the Shares will continue to be listed and traded on NYSE Arca, an all-electronic U.S. trading platform, until the Merger is completed.  However, after the Merger, the Shares will no longer be listed or traded on NYSE Arca or any other securities exchange.  In addition, the Company thereafter will be permitted to deregister the Shares under the Exchange Act.  As a private company, the Company’s officers, directors and the owners of more than 10% of the Shares will no longer be subject to the short-swing profit provisions of Section 16(b) of the Exchange Act.  After the effective time of the Merger, the Company will no longer be required to file periodic reports with the Securities and Exchange Commission.

If the Merger occurs, all of the Company’s stockholders (other than Parent, Merger Sub, any other direct or indirect wholly owned subsidiary of Parent, any direct or indirect wholly owned subsidiary of the Company, Mr. Baker and any executive officer of the Company that contributes Shares to Parent prior to the completion of the Merger) will receive $8.50 in cash per Share.  This amount represents a premium of approximately 77% over the closing market price of the Shares on March 3, 2009, the last trading day prior to public announcement of the Initial Baker Offer, a premium of 13% over the Initial Baker Offer and a premium of 18% over the closing market price of $7.18 of the Shares on July 8, 2009, the last full trading day prior to the Company’s announcement that it had entered into the Merger Agreement.  The Merger will therefore:

•	provide a source of liquidity that might not otherwise be available to the stockholders of the Company;

•	eliminate the stockholders’ exposure to fluctuations, up or down, in market value of the Shares; and

•	allow the stockholders to pursue other investment alternatives with the cash proceeds from the Merger.

At the effective time of the Merger:

•
except as otherwise agreed to in writing by Parent and a holder thereof prior to the effective time of the Merger (i.e., with respect to options to be contributed to Parent by Mr. Baker and, possibly, other executive officers of the Company in exchange for new options to purchase shares of Parent), each option to purchase Shares outstanding under the Stock Plans will become fully exercisable and vested, will be cancelled and will be converted into the right to receive, as soon as reasonably practicable (but in any event no later than three business days) after the effective time of the Merger, an amount in cash equal to (a) the excess, if any, of $8.50 over the exercise price per Share under such option, multiplied by (b) the total number of Shares subject to such option immediately prior to the effective time, without interest and less any applicable withholding taxes;

•
each outstanding share of restricted stock granted under the Stock Plans will become fully vested, will be cancelled and will be converted into the right to receive, as soon as reasonably practicable (but in any event no later than three business days) after the effective time of the Merger, $8.50 in cash, without interest, less any applicable withholding taxes; and

•
each outstanding warrant to purchase Shares will be cancelled and will be converted into the right to receive, as soon as reasonably practicable (but in any event no later than three business days) after the effective time of the Merger, an amount in cash equal to (a) the excess, if any, of $8.50, over the exercise price per Share under such warrant, multiplied by (b) the total number of Shares subject to such warrant immediately prior to the effective time, without interest and less any applicable withholding taxes.

Parent has informed the Company that, prior to the completion of the Merger, 2,326,116 Shares held by Mr. Baker and Focused Healthcare Partners, L.L.C., an entity that is controlled by Mr. Baker, as well as “in the money” options held by Mr. Baker to purchase 55,500 Shares will be directly or indirectly contributed to Parent in exchange for equity securities of Parent or one of its affiliates.  In addition, Parent has informed the Company that it intends to offer other executive officers of the Company the opportunity to exchange up to 964,772 Shares and “in the money” options to purchase up to 534,008 Shares for equity securities of Parent at the closing of the Merger, although no such offer has yet been made.  The $8.50 per Share merger consideration will not be paid for any Shares and options to purchase Shares that are directly or indirectly contributed to Parent.

Position of the Acquiring Parties as to the Fairness of the Merger

The Acquiring Parties believe that the terms and conditions of the Merger are substantively and procedurally fair to the Company and to its stockholders (other than the holders of Excluded Shares).  In reaching this determination, the Acquiring Parties reviewed or considered the following substantive and procedural factors:

Substantive Factors

Historical Financial Performance.  The Acquiring Parties reviewed the historical financial performance of the Company and considered the Company’s current and anticipated business, financial condition, results of operations and prospects, including the prospects of the Company if it were to remain a public company.  The Acquiring Parties also considered the Company’s relatively weak performance in the first fiscal quarter of 2009, forecasted relatively weak performance in the second fiscal quarter of 2009 and potentially weak performance in the third fiscal quarter of 2009, and the fact that other companies in the CRO industry have experienced similar declines.

Historical Market Prices and Premium.  The Acquiring Parties considered the historical market prices and recent trading activity of the Shares prior to the announcement of the Merger, including the fact that the price of $8.50 per Share to be paid in the Merger represents a premium of approximately 77% over the closing Share price of $4.79 on March 3, 2009, the last trading day prior to public announcement of the Initial Baker Offer.  The $8.50 per Share purchase price also represents a premium of 13% over the Initial Baker Offer, and a premium of 18% over the Company’s closing Share price of $7.18 on July 8, 2009, the last full trading day prior to the announcement of the execution of the Merger Agreement.  The Acquiring Parties also considered the fact that the Shares had traded at prices significantly higher and lower than $8.50 per Share in the past, but the Acquiring Parties considered that there did not appear to be a near term catalyst that would support a meaningful increase in the trading price.

Cash Consideration and Liquidity.  The Merger will provide consideration to the Company’s stockholders entirely in cash, which will allow them to pursue other investment alternatives.  The Acquiring Parties also considered the fact that the Company’s Shares are very thinly-traded and that the Merger would provide liquidity for stockholders at $8.50 per Share.

Financing.  The Acquiring Parties considered the Company’s historical difficulties in obtaining financing from sources and on terms available to other publicly traded companies of similar size and leverage and its ability to refinance its existing debt, either upon the maturity thereof or a default thereunder, and the effect of such difficulties in obtaining financing on the liquidity, market price and trading multiples of the Shares, as compared to other publicly traded companies in the CRO industry.

Opinion of Plymouth Partners.  Without adopting the opinion, the fact that the Special Committee received the opinion of Plymouth Partners, its independent financial advisor, to the effect that, as of July 7, 2009, and based upon and subject to the various considerations set forth in such opinion, the $8.50 per Share merger consideration to be received by holders of Shares (other than holders of Excluded Shares, as to which Plymouth Partners expressed no view) was fair from a financial point of view to such stockholders.

Recommendation of Special Committee; Approval of Board of Directors.  Although the Acquiring Parties did not participate in any deliberations of the Special Committee during which the market check, strategic alternatives, the Merger or the Merger Agreement, or the fairness thereof, were discussed (except to the extent that Mr. Baker was invited by the Special Committee to provide relevant information and except for Mr. Baker’s presence at the meeting of the Board of Directors during which the recommendation of the Special Committee was presented), the Acquiring Parties found persuasive the conclusions of the Board of Directors and the Special Committee as to the fairness of the Merger to the Company’s stockholders (other than the holders of Excluded Shares).

Procedural Factors

Formation and Authority of Special Committee.  The Board of Directors established a Special Committee which consisted solely of directors who are not, and have not been, officers or employees of the Company, the Acquiring Parties or any of their respective affiliates and was not otherwise affiliated with the Acquiring Parties, and which was represented by its own experienced independent legal advisors, and advised by its own experienced independent financial advisor, Plymouth Partners, to evaluate strategic alternatives.  Furthermore, the Special Committee and its advisors had the exclusive authority to conduct a market check and negotiate the terms of the Merger Agreement, and the Special Committee and its advisors negotiated the terms of the Merger Agreement on an arm’s-length basis.

Recommendation of Special Committee; Approval of Board of Directors.  The Special Committee unanimously determined (i) that the sale of the Company was the best strategic alternative available to the Company and was in the best interests of the Company, (ii) that the Merger Agreement with the Constituent Corporations and the transactions contemplated thereby represented the best value reasonably achievable for the stockholders of the Company, other than the holders of Excluded Shares, and (iii) to recommend that the Board of Directors approve the proposed Merger with Merger Sub and recommend that the stockholders of the Company approve the Merger.

Extensive Strategic Review, Solicitation of Third Party Proposals and Market Check Process.  The Special Committee conducted an extensive, multi-stage market check involving over 50 potential bidders, including CROs, healthcare companies and private equity and venture capital firms in the United States, Europe and Asia.  The potential bidders were given the opportunity to perform comprehensive due diligence on the Company, including through detailed individual management presentations and access to an extensive due diligence data room.  After completing the market check process, the Special Committee considered that no party had offered to pay, and believed, based on discussions with its advisors, among other things, that it was unlikely that any party would offer to pay, a higher price than the Acquiring Parties had offered.

Arm’s-Length Negotiations.  The Merger Agreement was the result of arm’s-length negotiations in which the Special Committee’s advisors and representatives of the Company, acting at the direction of the Special Committee, on the one hand, negotiated with representatives of Parent, on the other hand, the terms and conditions of the Merger, including, without limitation, the merger consideration, the representations and warranties, the acquisition proposals (non-solicitation) covenant, the conditions to closing and the termination and termination fee provisions.  These negotiations, among other things, resulted in a 13% increase in the merger consideration from the Initial Baker Offer.

No Participation in the Special Committee’s Deliberative Process.  Neither Mr. Baker nor Mr. Cass participated in any deliberations of the Special Committee during which the market check, strategic alternatives, the Merger or the Merger Agreement were discussed, except to the extent invited by the Special Committee to provide relevant information.  Messrs. Baker and Cass attended the meeting of the Board of Directors during which the recommendation of the Special Committee was presented, but abstained from voting on the Merger.

Opinion of Plymouth Partners.  The Special Committee received from its financial advisor, Plymouth Partners, an oral opinion, subsequently confirmed in writing, to the effect that, as of July 7, 2009, and based on and subject to the various conditions set forth in such opinion, the $8.50 per Share merger consideration to be received by holders of Shares (other than holders of Excluded Shares, as to which Plymouth Partners expressed no view) was fair from a financial point of view to such holders.

Approval of Stockholders.  The Merger Agreement explicitly requires (1) the approval of the Merger by the holders of a majority of the outstanding Shares entitled to vote on the Merger and (2) the approval of the Merger by a majority of the votes cast by holders of outstanding Shares entitled to vote on the Merger, excluding the votes cast by Parent, Merger Sub or any Interested Party.

Position of the Acquiring Parties as to the Purposes, Alternatives, Reasons and Effects of the Merger

Purposes.  The Acquiring Parties intend to effect the Merger and the transactions contemplated by the Merger Agreement to acquire control of the Company and to operate it as a private company. If the Merger is completed, the Company will become a wholly owned subsidiary of Parent.

Alternatives.  The Acquiring Parties did not consider any alternative means to accomplish the stated purposes.

Reasons.  For the reasons stated below, the Acquiring Parties believe that it is best for the Company to operate as a privately held entity.  They believe that the Company will have greater operating flexibility to focus on enhancing long-term value if freed of the constraint of the public market’s shorter-term focus on matters such as quarterly earnings growth, and the public market’s reaction to developments impacting the Company.  The Acquiring Parties believe that as a privately held entity, the Company will have greater flexibility to make decisions that may negatively affect quarterly earnings but increase the value of the Company’s assets or earnings over the long-term.  In a public company setting, decisions that negatively affect earnings could significantly reduce the per share price of a company if analysts’ short-term earnings expectations for such company are not met or exceeded.  Furthermore, the general level of confidence (or lack thereof) in the stock markets will no longer affect the Company’s stock price.

The Acquiring Parties also believe that, as a private company, the Company will have greater flexibility to attract new business and capital than have been available to the Company as a public company.  This view is based on Mr. Baker’s long-standing involvement with the Company and his experiences with prospective sources of capital.  In fact, the Acquiring Parties experienced difficulties in raising financing for the Merger for reasons specific to the Company in the context of a “going-private” transaction.

The Acquiring Parties also note that the trading volume for the Shares has been relatively low, reflecting an illiquidity relative to alternative investment opportunities that has adversely impacted stockholders and which they believe cannot be readily improved given the Company’s scale, the state of capital markets for companies such as the Company and the Company’s capital needs.

“Going-private” will reduce certain costs which relate to being a public company, including legal costs, insurance costs, the costs of certain accounting and auditing activities and internal controls, the cost of annual meetings, the cost of preparing, printing and mailing corporate reports and proxy statements and the cost of investor relations activities.  Elimination of the publicly traded equity securities listed on NYSE Arca will result in a saving of regulatory expenses, including listing fees.  In addition, the Company will be able to eliminate a good portion of the time devoted by its management and some of its other employees to matters that relate exclusively to the Company being a publicly held company.  As a result, the Acquiring Parties believe that the Company will be better able to focus its resources on the Company’s business and operations as a private company rather than as a public company.  The Acquiring Parties believe that the Merger advances these objectives.  While the Acquiring Parties believe that there will be significant opportunities associated with their investment in the Company, there are also substantial risks that such opportunities may not be fully realized.  In addition, the Acquiring Parties will bear the particular risks of an investment in the Company, which include changes in the customer base from industry consolidation, risks of cancelled contracts, foreign exchange risk associated with the predominantly non-U.S. revenue sources, the risk of the capital intensive nature of the business, the substantial financing cost that the Company will bear following the Merger and the impact of animal rights activists.  The Acquiring Parties also understand that their investment in the Company will be illiquid.

Effects.  If the Merger is consummated, existing stockholders of the Company will no longer have an equity interest in the Company, will not participate in future earnings growth, if any, of the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement (other than Mr. Baker, his affiliates and other executive officers who may be offered the opportunity to exchange their Shares or options to purchase Shares for equity securities of Parent or, in the case of Mr. Baker’s Shares, an affiliate of Parent, and any members of management who may be granted options to purchase shares of Parent’s stock or other equity based incentives following the Merger).  See “THE MERGER — Payment of Merger Consideration.”  Similarly, following the Merger, such stockholders of the Company will not bear the risk of any decrease in the earnings or stock price of the Company.  As a result of the Merger, the surviving corporation will be a privately held corporation and there will be no public market for the Shares.  The Shares will cease to be traded on NYSE Arca or any other securities exchange.  In addition, the Company will become entitled to deregister its Shares under the Exchange Act.  Termination of registration will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy statement in connection with stockholders’ meetings and some of the requirements under the Sarbanes Oxley Act of 2002, no longer applicable to the Company.  After the effective time of the Merger, the Company will no longer be required to file periodic reports with the Securities and Exchange Commission.

If the Merger becomes effective, all stockholders will receive $8.50 per Share in cash, without interest and subject to applicable withholding taxes (other than Mr. Baker, his affiliates and other executive officers who may be offered the opportunity to exchange their Shares or options to purchase Shares for equity securities of Parent or, in the case of Mr. Baker’s Shares, an affiliate of Parent).  See “THE MERGER AGREEMENT — Conversion of Common Stock.”  This will provide a source of liquidity not otherwise available, and will eliminate such stockholders’ exposure to fluctuations in market value of their Shares.  In addition, it will allow such stockholders to pursue other investment alternatives.  Receipt by the stockholders of the Company of the merger consideration will be a taxable transaction for U.S. federal income tax purposes and also may be a taxable transaction under applicable state, local, foreign or other tax laws.  See “THE MERGER — Material U.S. Federal Income Tax Consequences.”

Parent’s Plans for the Company

Following the Merger, Parent expects to operate the Company consistent with past practices.  Except as set forth elsewhere in this proxy statement relating to the financing of the Merger (see “THE MERGER — Merger Financing”), Parent does not have any present plans or proposals which relate to, or would result in, an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, or any other material changes in capitalization, dividend rate or policy, indebtedness, corporate structure, business or composition of the Board of Directors or the management of the Company.  Parent expects, following the Merger, to seek to reduce its cost of capital by seeking sources of financing not presently available to it as a public company.  Parent will, from time to time following the Merger, evaluate and review the businesses, operations and properties of the Company and its subsidiaries and make such changes as are deemed appropriate subject to any required corporate approvals.

As disclosed in the item captioned “SPECIAL FACTORS — Position of the Company as to the Purposes, Alternatives, Reasons and Effects of the Merger,” following the completion of the Merger, the Shares will cease to be listed on NYSE Arca and, following the delisting, such Shares will no longer be traded on NYSE Arca.  In addition, thereafter the Company will be entitled to deregister its Shares under the Exchange Act upon application by the Company to the Securities and Exchange Commission, and, after the effective time of the Merger, the Company will no longer be required to file periodic reports and other statements with the Securities and Exchange Commission.

THE MERGER

Proposal to be Considered at the Special Meeting

At the special meeting, you will be asked to consider and vote upon a proposal to approve the Merger.

At the effective time of the Merger, the separate corporate existence of Merger Sub will cease, and the Company will survive as a wholly owned subsidiary of Parent.  At the effective time of the Merger:

•
each outstanding Share (other than Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent (including Shares to be directly or indirectly contributed to Parent by Mr. Baker, his affiliates and any other executive officer of the Company, if any, prior to the effective time of the Merger) and Shares owned by any direct or indirect wholly owned subsidiary of the Company) automatically will be converted into the right to receive $8.50 in cash, without interest and less any applicable withholding taxes;

•
except as otherwise agreed to in writing by Parent and a holder thereof prior to the effective time of the Merger (i.e., with respect to options to be contributed to Parent by Mr. Baker and, possibly, other executive officers of the Company in exchange for new options to purchase shares of Parent), each outstanding option to purchase Shares under the Stock Plans will become fully exercisable and vested, will be cancelled and will be converted into the right to receive, as soon as reasonably practicable (but in any event no later than three business days) after the effective time of the Merger, an amount in cash (without interest and less applicable withholding taxes) equal to:

•	the excess, if any, of $8.50 over the per Share exercise price of the option, multiplied by

•	the total number of Shares subject to the option as of immediately prior to the effective time of the Merger;

•
each outstanding share of restricted stock granted under the Stock Plans will become fully vested, will be cancelled and will be converted into the right to receive, as soon as reasonably practicable (but in any event no later than three business days) after the effective time of the Merger, $8.50 in cash, without interest and less any applicable withholding taxes;

•
each outstanding warrant to purchase Shares will be cancelled and will be converted into the right to receive, as soon as reasonably practicable (but in any event no later than three business days) after the effective time of the Merger, an amount in cash (without interest and less applicable withholding taxes) equal to:

•	the excess, if any, of $8.50 over the exercise price per Share under such warrant, multiplied by

•	the total number of Shares subject to such warrant immediately prior to the effective time, without interest, less any applicable withholding taxes; and

•
each outstanding share of common stock, par value $0.01 per share, of Merger Sub will be converted into one share of common stock, par value $0.01 per share, of the surviving corporation of the Merger.

Parent has informed the Company that 2,326,116 Shares held by Mr. Baker and Focused Healthcare Partners, L.L.C., an entity controlled by Mr. Baker, as well as “in the money” options held by Mr. Baker to purchase 55,500 Shares will be directly or indirectly delivered to Parent in exchange for equity securities of Parent or one of its affiliates.  In addition, Parent has informed the Company that it intends to offer other executive officers of the Company the opportunity to exchange up to 964,772 Shares and “in the money” options to purchase up to 534,008 Shares for equity securities of Parent at the closing of the Merger, although no such offer has yet been made.  The $8.50 per Share merger consideration will not be paid for any Shares and options to purchase Shares that are exchanged for equity securities of Parent or one of its affiliates.

Voting Rights; Quorum; Vote Required for Approval

Stockholders of record at the close of business on            , 2009, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting.  On the record date, there were             holders of record of Shares and             Shares outstanding.  Each Share entitles the holder to cast one vote at the special meeting.  There are no other voting securities of the Company.

Stockholders may vote at the special meeting either in person or by proxy.  However, if your Shares are held for you by a bank, broker or other so-called “nominee” holder:

•	you must instruct your bank, broker or other nominee to vote your Shares by following the procedures specified by the nominee for voting; or

•	if you want to vote in person at the meeting, you must request a proxy card in your name from your bank, broker or other nominee.

Participants in the Huntingdon Life Sciences, Inc. Savings and Investment Plan are entitled to instruct the trustee of the plan about how to vote the Shares allocated to each such participant’s account.  Pursuant to the terms of the plan and the trust agreement, the trustee will vote Shares allocated to a participant’s account for which the trustee receives no instructions and any unallocated Shares in the same proportion that the trustee votes Shares for which it receives instructions.

The presence in person or by proxy of the holders of a majority of the Shares outstanding on the record date is necessary to constitute a quorum at the special meeting.  If there is no quorum, business cannot be conducted at the special meeting and the proposal to approve the Merger will not be voted on.  Abstentions and so-called “broker non-votes” will be counted for the purpose of establishing a quorum at the special meeting.

The Merger must be approved by (1) the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote on the Merger and (2) a majority of the votes cast by holders of outstanding Shares entitled to vote on the Merger, excluding the votes cast by Parent, Merger Sub or any Interested Party.  Abstentions and broker non-votes therefore effectively will be votes against the approval of the Merger for purposes of the state law vote.  Because a broker, bank or other nominee cannot vote without instructions, your failure to give instructions has the same effect as a vote against the Merger for purposes of the state law vote.

Under applicable law, the only matters that may be acted on at a special meeting of stockholders are those stated in the notice of the special meeting.  Accordingly, other than procedural matters relating to the proposal to approve the Merger or the conduct of the special meeting, no other business may properly come before the special meeting.  If any such procedural matter requiring a vote of stockholders should arise, or any question as to an adjournment of the special meeting is submitted to stockholders, the persons appointed as proxies will vote on such procedural matters in accordance with their discretion.  The special meeting may be postponed to a new date, time and location announced publicly, with the same record date, subject to applicable law.

Voting and Revocation of Proxies

All Shares represented by properly executed proxies received by the Company or proxies properly submitted via telephone or Internet and not revoked prior to or at the special meeting will be voted in accordance with the instructions marked on the proxies.  If no instructions are given, the proxy will be voted FOR the proposal to approve the Merger.

A stockholder may revoke a proxy:

•	by delivering to the Company’s Secretary at P. O. Box 2360, Mettlers Road, East Millstone, NJ 08875 a later-dated signed proxy card or a written revocation prior to the vote at the special meeting;

•	by authorizing his, her or its vote again by Internet or telephone;

•	by attending the special meeting and voting in person; or

•	if a stockholder has instructed a bank, broker or other nominee holder to vote his or her Shares, by following the procedures to change a vote specified by the nominee holder.

Attending the special meeting in person will not alone revoke a proxy.  You must take one of the actions specified above to validly revoke a proxy.  Revoking a proxy after the vote is taken at the special meeting will not have any effect.

The Board of Directors is not currently aware of any business to be brought before the special meeting other than the proposal to approve the Merger.  However, if other matters regarding the conduct of the special meeting are properly presented, the persons named as proxies in the proxy card will have the discretionary authority to vote in accordance with their judgment on any such matters.

Proxy Solicitation

The Company has engaged                                            , to solicit proxies and to distribute proxy materials for the special meeting.                           may also provide consulting and analytic services to the Company and solicitation services with regard to banks, brokers, institutional investors and individual stockholders.  The financial terms of the Company’s arrangement with the                are described in the section entitled “THE MERGER — Estimated Fees and Expenses of the Merger.”

Proxies may be solicited by                    or by directors, officers and employees of the Company, including Mr. Baker, in person, by mail, telephone or telegraph, over the Internet or by facsimile.  Directors, officers and employees of the Company will not be specifically compensated for their services.  The Company anticipates that banks, brokers, nominees, custodians and fiduciaries will forward proxy soliciting material to beneficial owners of Shares and that such persons will be reimbursed by the Company for the expenses incurred in doing so.

Structure of the Merger

The proposed acquisition of the Company by Parent has been structured as a merger of Merger Sub with and into the Company, with the Company surviving as a direct wholly owned subsidiary of Parent.  The transaction was structured as a cash merger to provide the stockholders of the Company (other than Parent, Merger Sub, any direct or indirect wholly owned subsidiary of Parent or any direct or indirect wholly owned subsidiary of the Company) with a cash payment for all of the Shares they hold and to provide a prompt and orderly transfer of ownership to Parent with reduced transaction costs.  To the extent any Shares have been contributed to Parent prior to the effective time of the Merger, the holders of such Shares will not be entitled to any such cash payment.

Effective Time of the Merger

The Merger will become effective at the time that the articles of merger are accepted for record by the State Department of Assessments and Taxation of Maryland or at such later time (not to exceed 30 days after the articles of merger are accepted for record) as may be agreed by the Company, Parent and Merger Sub in writing and specified in the articles of merger.  The Company expects to cause the Merger to become effective on the second business day after the conditions to the Merger (including the approval of the Merger by the requisite vote of the Company’s stockholder) are satisfied or waived.

Payment of Merger Consideration

Prior to the effective time of the Merger, Parent will designate a paying agent (subject to the Company’s approval) to make payment of the merger consideration to the Company’s stockholders.  The Company may act as the paying agent in certain circumstances.  At or prior to the effective time of the Merger, Parent will deposit in trust with the paying agent the funds necessary to pay the $8.50 per Share merger consideration for each Share issued and outstanding immediately prior to the effective time of the Merger, without interest and less any applicable withholding taxes.  The paying agent will deliver the merger consideration according to the procedures summarized below.

Surrender of Stock Certificates.  Promptly after the effective time of the Merger (and in any event within two business days thereof), Parent will cause the paying agent to mail to each holder of record of Shares a letter of transmittal and instructions advising stockholders how to surrender their stock certificates in exchange for the merger consideration.  Upon surrender of your stock certificate(s), together with a properly completed letter of transmittal and any other items specified by the letter of transmittal, the paying agent will pay you the $8.50 per Share merger consideration for each Share surrendered, without interest and less any applicable withholding taxes, and your stock certificate(s) will be cancelled.  No interest will accrue or be paid on the merger consideration.

If your stock certificate(s) have been lost, mutilated or destroyed, you may deliver to the paying agent an affidavit and, if required by the surviving corporation, an indemnity bond in customary amount instead of your stock certificate(s).

If ownership of any Shares has been transferred but such transfer is not reflected in the transfer records of the Company, upon the transferee’s surrender of the transferred certificate(s) to the paying agent, together with all documents reasonably required to evidence and effect such transfer and to evidence that all applicable stock transfer taxes have been paid to the extent applicable, the paying agent will pay the merger consideration applicable to such transferred Shares, without interest and less any applicable withholding taxes.

Please do not forward your stock certificates to the paying agent without a letter of transmittal, and do not return your stock certificates with the enclosed proxy card.

At and after the effective time of the Merger, your Shares will be cancelled and you will cease to have any rights as a stockholder of the Company, except for the right to surrender your stock certificates in exchange for the merger consideration.  At the effective time of the Merger, the Company’s stock ledger with respect to Shares that were outstanding prior to the Merger will be closed and no further registration of transfers of such Shares will be made.

One year after the effective time of the Merger, the paying agent will deliver to the Company, as the surviving corporation of the Merger, all cash that has not yet been claimed by stockholders of the Company in payment of the merger consideration, plus any accrued interest, and the paying agent’s duties will terminate.  Thereafter, stockholders may surrender stock certificates directly to Parent and the surviving corporation and receive the $8.50 per Share merger consideration for each Share surrendered, without interest and less any applicable withholding taxes.  However, none of Parent, Merger Sub, the paying agent, the Company as the surviving corporation or any other person will be liable to any person for any merger consideration required to be delivered to a public official under any applicable abandoned property, escheat or similar law.

Treatment of Stock Options, Restricted Stock and Warrants.  At the effective time of the Merger:

•
except as otherwise agreed to in writing by Parent and a holder thereof prior to the effective time of the Merger (i.e., with respect to options to be contributed to Parent by Mr. Baker and, possibly, other executive officers of the Company in exchange for new options to purchase shares of Parent), each outstanding option to purchase Shares granted under any of the Stock Plans will become fully vested and exercisable, will be cancelled, and will be converted into the right to receive an amount in cash equal to the excess, if any, of $8.50 over the per Share exercise price of the option, multiplied by the total number of Shares subject to the option immediately prior to the effective time of the Merger, without interest and less any applicable withholding taxes;

•
each outstanding share of restricted stock of the Company granted under any of the Stock Plans will become fully vested, will be cancelled and will be converted into the right to receive an amount in cash equal to $8.50, without interest and less any applicable withholding taxes; and

•
each outstanding warrant to purchase Shares will be cancelled and converted into the right to receive an amount in cash equal to the excess, if any, of $8.50 over the per Share exercise price of the warrant, multiplied by the total number of Shares subject to the warrant immediately prior to the effective time of the Merger, without interest and less any applicable withholding taxes.

Merger Financing

The total amount of funds necessary to consummate the Merger and the related transactions is estimated to be approximately $192.7 million, comprised of (i) approximately $123.4 million in cash to fund the payment of the merger consideration and payments in respect of the cancellation of outstanding stock options, restricted stock and warrants, (ii) approximately $55.0 million of the Company’s senior indebtedness under its Existing Financing Agreement, which agreement will remain in place following the Merger on amended terms, and (iii) approximately $14.3 million in cash to pay transaction fees and expenses.

It is anticipated that these funds will be obtained from equity and debt financings as described below, together with available cash of the Company of up to $22.6 million (subject to the minimum qualified cash condition under the debt financing commitment letters).

Equity Financing.  Pursuant to an equity commitment letter dated July 8, 2009, addressed to Parent from LAB Holdings, a company controlled by Mr. Baker, LAB Holdings has committed to provide equity financing to Parent in the aggregate amount of $123.1 million (less the amount of cash on hand at the Company available to finance the Merger), of which approximately $20.1 million will be provided through the contribution of Shares or options to purchase Shares held by Mr. Baker and his affiliates and the balance will be provided in cash of not less than $80.0 million. Shares contributed to LAB Holdings will be contributed to Parent.  The equity commitment of LAB Holdings is subject to the satisfaction (or written waiver by Parent) of each of the conditions to Parent and Merger Sub’s obligations to consummate the Merger.

LAB Holdings may elect to terminate the equity commitment letter, at its sole discretion, if disclosure of the identity of any of LAB Holdings’ affiliates, or any of the officers, directors, employees, members, accountants, consultants, legal counsel, direct or indirect financing sources, agents and other representatives of LAB Holdings, Parent, Merger Sub, or certain other specified persons (other than Mr. Baker and subject to certain limited exceptions) becomes necessary to effect or obtain stockholder or regulatory approval for the Merger or otherwise proceed with the transaction (unless such disclosure is made pursuant to a protective order or other confidentiality arrangement reasonably acceptable to LAB Holdings).  LAB Holdings may also elect to terminate the equity commitment letter, at its sole discretion, if the Company, an affiliate of the Company, or any officers, directors, employees, counsel or agents of the foregoing, discloses the identity of any person in contravention of the foregoing.

Debt Financing.  Parent and Merger Sub have received debt commitment letters from each of Progress Funding and Anchor Sub Funding, which are referred to herein as the lenders.  The lenders either are, or are controlled by, the Company’s existing lenders.  Pursuant to these debt commitment letters, Progress Funding and Anchor Sub Funding have committed, subject to certain specified conditions discussed below, to enter into an amended and restated financing agreement among Parent, the Company as the surviving corporation of the Merger, certain of their subsidiaries either as additional borrowers or as guarantors, and Progress Funding and Anchor Sub Funding as the lenders, pursuant to which such lenders will provide to Merger Sub, or a wholly owned United Kingdom subsidiary of Merger Sub, and each of the borrowers under the Company’s Existing Financing Agreement (which are referred to in this proxy statement, collectively, as the Borrowers) term loan facilities in the aggregate principal amount of $70.0 million, consisting of a term loan A facility of up to $15.0 million to be funded from new financing on the closing date and a term loan B facility of up to $55.0 million consisting of the aggregate principal amount of loans outstanding under the Company’s Existing Financing Agreement, which agreement will remain in place on amended terms following the Merger. Progress Funding has committed to provide $40.0 million (consisting of $5.0 million of new financing and $35.0 million in rollover of currently outstanding loans) of the aggregate debt commitment and Anchor Sub Funding has committed to provide $30.0 million (consisting of $10.0 million of new financing and $20.0 million in rollover of currently outstanding financing) of the aggregate debt commitment.  The proceeds of the debt financing will be used to (i) fund a portion of the purchase price of the Merger, (ii) pay fees and expenses related to the financing and other transactions contemplated by the commitment letters and (iii) provide for other general corporate purposes of the Borrowers.

The term loans will be secured by a perfected, first priority security interest in all of the assets and property of the Company, each Borrower and each of the guarantors.  Parent and each subsidiary of the Company that is not a borrower will guarantee the Borrowers’ obligations under the term loans.  Amounts outstanding under the term loan will bear interest in cash, but the Borrowers have an option to capitalize a portion of each interest payment so long as no event of default has occurred.  In addition, the Borrowers have agreed to pay fees and provide other compensation to the lenders, including expense reimbursement, in consideration of their agreements to provide the debt financing.

Conditions to Debt Financing.  The commitments of the lenders to provide the above-described debt financing arrangements and facilities are subject to satisfaction or waiver of various conditions, including, among others:

•
the use of commercially reasonable efforts to deliver amendments to existing leasehold mortgages in form and substance satisfactory to the agent under the term loans (which agent is referred to in this proxy statement as the Agent) prior to the closing date;

•	delivery of opinions from U.S. and foreign counsel to each Borrower and Guarantor as to such customary closing matters reasonably requested by Agent and its counsel;

•	negotiation, execution and delivery of definitive loan documentation and the satisfaction of the conditions precedent described herein;

•	funding of the equity commitment to Parent pursuant to the LAB Holdings equity commitment letter;

•
the availability to Parent and Merger Sub, after funding of the equity commitment, the use of available cash on hand and the receipt of the loan proceeds, of sufficient funds to consummate the Merger, including the payment of the purchase price and all fees, costs and expenses then payable in respect of the Merger;

•
the absence of indebtedness or outstanding preferred stock of Parent and Merger Sub, other than indebtedness under the new amended and restated financing agreement and preferred equity, if any, contributed by LAB Holdings in connection with the closing of the Merger;

•
the absence of certain specified indebtedness of the Company and its subsidiaries, other than (i) indebtedness under the Company’s Existing Financing Agreement, (ii) indebtedness under certain leases and (iii) other specified indebtedness not to exceed $4.5 million in the aggregate;

•
that the Merger Agreement and all other material documents related thereto or entered into in connection therewith are satisfactory to the Agent, and the conditions therein are satisfied (the Agent having agreed that the definitive documents executed on July 8, 2009 were satisfactory to the Agent);

•
the consummation of the Merger prior to, or concurrently with, the funding of the financing facility pursuant to the Merger Agreement and related documents without any material amendment, modification or waiver thereof (as reasonably determined by the Agent) without the prior written consent of the Agent;

•	that certain specified defaults shall not have occurred and no event of default shall have occurred and be continuing under the Company’s Existing Financing Agreement on the closing date;

•
that after giving effect to the transactions contemplated by the Merger Agreement, Qualified Cash (as defined in the Company’s Existing Financing Agreement), shall be no less than $20.0 million as of the closing date;

•
payment of all reasonable and documented out-of-pocket costs, fees, expenses and other compensation amounts contemplated by the debt financing commitments payable to the lenders or any of their respective affiliates to the extent due;

•	Parent’s compliance with all other covenants, agreements and obligations under the debt commitment letters required to be performed prior to the closing date;

•	that certain of Parent’s representations and warranties in the amended and restated financing agreement shall be true and correct on the closing date; and

•
the absence of a change in the financial condition, properties, assets, liabilities, business or results of operations of the Company and its subsidiaries taken as a whole, since March 31, 2009, that individually or in the aggregate has had or would reasonably be expected to have a material adverse effect (as defined in the Merger Agreement).

Notwithstanding the foregoing conditions, the lenders have agreed that (a) the only representations and warranties relating to the Constituent Corporations, the Borrowers and the guarantors, the accuracy of which shall be a condition to the availability of the debt financing on the closing date, shall be (1) the representations and warranties made by the Company in the Merger Agreement, to the extent that the Constituent Corporations would have a right to terminate their obligations under the Merger Agreement as a result of a breach of such representations and warranties, and (2) the representations in the amended and restated financing agreement relating to organization, existence, power and authority, due authorization, execution, delivery, enforceability and non-contravention of the Loan Documents (as defined therein) with organizational documents, receipt of governmental approvals necessary for execution, delivery, and performance of the Loan Documents (as defined therein), use of proceeds, solvency, Federal Reserve Bank margin regulations, the Investment Company Act and the validity, perfection and required priority of the security interests required to be granted in the collateral as of the closing date, and (b) the terms of the Loan Documents (as defined therein) shall be in a form such that they do not impair availability of the amended and restated financing agreement on the closing date if the conditions to the debt financing commitments are satisfied.

Either lender may elect to terminate its debt commitment letter, at its sole discretion, if disclosure of the identity or location of any of its affiliates, equityholders, officers, directors, employees, legal counsel, advisors, accountants, agents or representatives or other related persons becomes necessary to effect or obtain stockholder or regulatory approval for the Merger or otherwise proceed with the transaction, or is otherwise disclosed (unless in any such case such disclosure is made pursuant to a protective order or other reliable assurance that confidential treatment will be accorded such information reasonably acceptable to such lender).  In addition, either lender may elect to terminate its debt commitment letter, at its sole discretion, if the identity of any of the affiliates, principals, equity holders or other representatives of such lender is disclosed in violation of the applicable commitment letter.

The obtaining of financing is not a condition to the consummation of the Merger.  If the Merger is not consummated because Parent and Merger Sub are unable to secure adequate financing to consummate the Merger if all conditions to the Merger are satisfied five business days prior to the Outside Date, the Company will be entitled to terminate the Merger Agreement and Parent will be obligated to pay the Company a termination fee of $2.23 million.  There are no plans or arrangements for alternative financing in the event the expected financing becomes unavailable.

Conduct of the Business of the Company if the Merger is Not Completed

If the Merger is not completed, the Board of Directors expects that the Company’s business would continue to be operated substantially as presently operated.  The Board of Directors would reassess the strategic alternatives available to the Company to enhance stockholder value, including the possibility of a sale of the Company and alternatives that would keep the Company independent and publicly owned.  In determining which strategic alternative is in the best interests of the Company and its stockholders, the Board of Directors would consider, among other things, any obligation of the Company to pay a termination fee and expense reimbursement to Parent in connection with certain acquisition proposals.  See “THE MERGER AGREEMENT — Expenses and Termination Fee.”

Interests of Certain Persons in the Merger; Potential Conflicts of Interest

In considering the recommendations of the Board of Directors, you should be aware that certain of the Company’s executive officers and directors have interests in the transaction that are different from, or are in addition to, the interests of the Company’s stockholders generally.  The Special Committee and the Board of Directors were aware of these potential or actual conflicts of interest and considered them along with other matters when they determined to recommend the Merger.  See “SPECIAL FACTORS — Background of the Merger and Special Committee Proceedings.”

LTIP Payments.  At a joint meeting held on June 3, 2009, the Company’s Board of Directors and Compensation Committee (with Mr. Baker and Mr. Cass, abstaining from the Board vote) approved amendments to the LTIP.  The amendments to the LTIP provided that, among other things, if there is a change in control of the Company on or before December 31, 2010, then:

•	the LTIP matures immediately upon the change in control and the target performance level is deemed achieved;

•	payout to participants in the LTIP is based on the individual gross salaries (prior to the 6% reduction in salaries now in force) current at the time of the change in control;

•	payout to participants in the LTIP is made at the levels prescribed for having fully achieved the 16% operating profit percentage LTIP target;

•	payout is made within 30 days after the date of the change in control;

•
the LTIP payout amount to be included in a participant’s total compensation or base salary for purposes of calculating employment termination payments following a change in control under employment agreement or other applicable change in control provisions is limited to one third of the individual recipient’s LTIP payout; and

•
there will be a modified cutback of LTIP payouts to comply with limits under Section 280G of the Internal Revenue Code of 1986, as amended (which is referred to in this proxy statement as the United States Tax Code), for those, if any, to whom Section 280G applies.

If there is a change of control of the Company on or before December 31, 2010 (including the Merger), then, pursuant to the LTIP, the following officers of the Company will be entitled to the following payments within 30 days following the occurrence of such change of control:

Andrew Baker, Chairman and CEO*	$1,147,000
Brian Cass, President and Managing Director*	$1,147,000
Richard Michaelson, CFO	$560,000
Julian Griffiths, Director of Operations*	$496,000
Mark Bibi, Secretary and General Counsel	$420,000

(* Payments to Messrs. Baker, Cass and Griffiths are made in U.K. pounds sterling.  For purposes of estimating these payments in U.S. dollars, an exchange rate of £1.00 = $1.55 has been used, which was the average exchange rate during the second fiscal quarter of 2009.  However, the actual payments to be received by Messrs. Baker, Cass and Griffiths will be made in U.K. pounds sterling based on the exchange rate in effect at that time and, accordingly, the actual U.S. dollar amount paid to such persons may differ from the U.S. dollar amount set forth above.)

Change in Control Severance Payments.  Pursuant to employment agreements between the Company, or a subsidiary thereof, and each of Messrs. Baker (through Focused Healthcare Partners, L.L.C., an entity controlled by Mr. Baker), Bibi, Cass, Griffiths and Michaelson, each such executive officer may be entitled to certain severance payments if, within twelve months following a change of control of the Company (which includes the consummation of the Merger), (i) his employment is terminated by the Company (or such affiliate) without cause (as defined in each such employment agreement) or (ii) he resigns such employment for good reason (as defined in each such employment agreement).  In case of such a termination, the Company (or such affiliate) will make a lump sum severance payment in cash to such executive officer in an amount equal to (a) 2.99 times the executive’s then current annualized base salary plus (b) 2.99 times any additional compensation (such as bonus or incentive compensation) earned during the 12 months prior to such termination or resignation; provided, that, with respect to any distribution to such executive pursuant to the LTIP during the 12 months prior to such termination or resignation, only one-third of such LTIP distribution shall be considered “additional compensation” for purposes of calculating such executive’s severance payment.

The employment agreements between the Company and each of the executive officers named above further provide that, if any payments or benefits received or to be received by any such executive in connection with his employment with the Company or an affiliate of the Company (or termination thereof or otherwise) would subject the executive to the excise tax imposed under Section 4999 of the United States Tax Code such that the net-after-tax amount that the executive would receive with respect to such payments or benefits would not exceed the net-after tax amount the executive would receive if the amount of such payments and benefits were reduced to the maximum amount which could otherwise be payable to the executive without the imposition of such excise tax, then, only to the extent necessary to eliminate the imposition of the excise tax, such payments and benefits shall be so reduced in the following order: (i) cash payments and benefits shall first be reduced (if necessary, to zero) and (ii) all other non-cash payments and benefits shall next be reduced.

Indemnification and Insurance.  The Company’s charter and bylaws provide that the Company will indemnify its directors and officers to the fullest extent permitted under Maryland law.  The Company also maintains directors’ and officers’ liability insurance for the benefit of such persons.  In the Merger Agreement, Parent and the surviving corporation have agreed to indemnify to the fullest extent permitted under applicable law each present and former director and officer of the Company against any costs, expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with claims, actions, suits, proceedings or investigations brought against such officers and directors as a result of their service to the Company or any of its subsidiaries at or prior to the effective time of the Merger.  In addition, Parent and the Company have agreed to maintain for a period of six years from the effective time of the Merger, officers’ and directors’ liability insurance covering the directors and officers of the Company as of July 8, 2009, on policies with terms not less favorable than those in effect July 8, 2009 in terms of coverage and amounts, subject to certain limitations stated in the Merger Agreement, and to continue in effect the indemnification and exculpation provisions contained in the Company’s charter and bylaws, as in effect on the date of the Merger Agreement for a period of six years. See “THE MERGER AGREEMENT — Directors’ and Officers’ Indemnification and Insurance.”

Acceleration of Stock Options and Restricted Stock.  The Merger Agreement provides that, except as otherwise agreed to in writing by Parent and a holder thereof prior to the effective time of the Merger, at the effective time of the Merger, each option to purchase Shares granted under the Stock Plans will become fully vested and exercisable and will be cancelled in exchange for the right to receive cash in an amount equal to the excess, if any, of $8.50 over the per Share exercise price of the option, multiplied by the total number of Shares subject to the option, without interest and net of any applicable withholding taxes. The Merger Agreement further provides that, at the effective time of the Merger, each outstanding share of restricted stock granted under the Stock Plans will become fully vested and will be cancelled in exchange for $8.50 in cash, without interest and less applicable withholding taxes.  Management employees and directors hold options to purchase Shares, many of which options have exercise prices below $8.50 per Share and will be accelerated as a result of the Merger.  As a result of the Merger, options to purchase as many as 554,008 Shares held by the Company’s directors and executive officers (excluding options currently held by Mr. Baker) may be cashed out.  In the aggregate, the Company’s directors and executive officers (excluding options currently held by Mr. Baker) may receive an aggregate payment of as much as $3,636,841.00 as a result of their options being cashed out in the Merger.  Management employees and directors also hold 9,000 shares of restricted stock in the aggregate, and the Company’s executive officers and directors (excluding Mr. Baker) will receive an aggregate payment of $76,500 in respect of shares of restricted stock accelerated and cancelled as a result of the Merger.  Notwithstanding the foregoing, to the extent executive officers of the Company accept the opportunity to exchange their Shares and options for equity securities of Parent, such Shares and options will not be cashed out in the Merger.  Parent has informed the Company that it expects to offer such opportunity in respect of an aggregate of approximately 964,772 Shares and “in the money” options to purchase approximately 534,008 Shares, representing an aggregate value of approximately $11.7 million.  Mr. Baker will contribute to Parent “in the money” options to purchase 55,500 Shares in exchange for options to purchase shares of Parent, and such options to purchase Shares, representing a cash value of approximately $288,600, will not be cashed out in the Merger.

Equity Investments in Parent by Mr. Baker and Possible Equity Participation by Other Members of Management.  The Company expects that prior to the effective time of the Merger, Mr. Baker and Focused Healthcare Partners, L.L.C., an entity controlled by Mr. Baker, will directly or indirectly contribute to Parent, 2,326,116 Shares and “in the money” options to purchase 55,500 Shares held by Mr. Baker in exchange for equity securities of Parent or an affiliate of Parent.  In addition to the equity investment made by Mr. Baker and his affiliates, Parent has informed the Company that it intends to offer other executive officers of the Company the opportunity to exchange up to 964,772 Shares and “in the money” options to purchase up to 534,008 Shares for equity securities of Parent at the closing of the Merger, although no such offer has yet been made.  Any person who directly or indirectly contributes Shares and/or options to purchase Shares in exchange for equity securities of Parent will not receive any other consideration for any such Shares or options in connection with the Merger.  In addition, Parent has informed the Company that it intends to create an option or other equity based incentive compensation plan for employees of the Company, which plan will be adopted and implemented following the Merger.

After the Merger, Mr. Baker and any other executive officers who may invest in Parent will continue to have an opportunity to share in the future earnings and growth of the Company by virtue of their direct and indirect equity interests in Parent.  This continuing investment involves substantial risk because of the limited liquidity of the investment and the particular risks of an investment in the Company, which include changes in the customer base resulting from industry consolidation, risks of cancelled contracts, foreign exchange risk associated with the predominantly non-U.S. revenue sources, the risk of the capital intensive nature of the business, the substantial financing cost that the Company will bear following the Merger and the impact of animal rights activists. However, if the Company achieves its business plan objectives or the Company is later sold, the value of their equity investment could be considerably greater than their original cost.  Even if the objectives are not met or the Company is not sold, these persons still may earn a substantial return on their investment.  The Company’s stockholders are generally not being afforded the right to participate directly or indirectly in the equity of the Company following the Merger, whether through the exchange of equity interests, options or otherwise.

Arrangement Fee.  Parent has informed the Company that it intends to enter into an arrangement fee letter pursuant to which the Company will pay an arrangement fee equal to $4.5 million to LAB Holdings, an entity controlled by Mr. Baker, or its designee(s), in connection with structuring and arranging the debt and equity financing for the Merger.

Services Agreement.  Parent has informed the Company that it intends to enter into, or cause the Company to enter into, a services agreement with LAB Holdings, an entity controlled by Mr. Baker, or its designee(s), pursuant to which, following the Merger, the Company will be provided strategic oversight and advice (including with respect to potential M&A activity, joint ventures and financing options), financial advice and such other services as shall be agreed upon between the parties, in consideration of an aggregate annual monitoring fee of $1.25 million.

Employment Agreement for Mr. Baker and Other Executive Officers.  Parent has informed the Company that Mr. Baker is expected to serve as Chairman and Chief Executive Officer of both the surviving corporation and Parent, which will be the surviving corporation’s parent company, on substantially the same terms as those contained in his existing employment agreement. Parent had informed the Company that it has not yet made a decision as to whether to modify or continue the employment agreements of the other executive officers on the same bases as currently exist, although there is an expectation that each of them will continue in his current role and with his current responsibilities following the Merger.

Intent to Vote

To the Company’ knowledge, each of the Company’s executive officers and directors intends to vote all Shares he owns in favor of approval of the Merger primarily for the reasons that motivated the Special Committee to recommend approval of the Merger, and none of the Company’s executive officers intends to make a recommendation in support of or opposed to the Merger in press releases and other employee communications.  The Board of Directors recommends that the Company’s stockholders vote FOR approval of the Merger.

Estimated Fees and Expenses of the Merger

Whether or not the Merger is completed, except as provided in the Merger Agreement, fees and expenses incurred by or on behalf of the Company, Parent and Merger Sub and their affiliates in connection with the Merger will generally be paid by the party incurring the expense, provided that Parent will reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its subsidiaries in connection with their providing to Parent all reasonable cooperation requested by Parent in connection with the financing for the Merger. If the Merger is not completed, under certain circumstances described in “THE MERGER AGREEMENT — Expenses and Termination Fee,” Parent has agreed to pay the Company a termination fee of either $1.0 million, $2.23 million or $4.46 million in certain circumstances upon termination of the Merger Agreement, and the Company has agreed to pay Parent a termination fee of either $1.0 million, $2.23 million or $4.46 million in certain circumstances upon termination of the Merger Agreement, in each case depending on the reason therefor. The estimated total fees and expenses to be incurred by the Company, Parent and Merger Sub in connection with the Merger are as follows:

Securities and Exchange Commission filing fee	$5,763.12
Financing, legal, accounting and advisory expenses	$13,739,000.00
Printing, proxy solicitation and mailing costs	$125,000.00
Miscellaneous fees and expenses	$430,236.88
Total	$14,300,000.00

Except as set forth herein, none of the Company, Parent or Merger Sub will pay any fees or commission to any broker, dealer or other person for soliciting proxies pursuant to the Merger.  Prior to the effective time of the Merger, Parent will designate a paying agent (which may be the Company).  The paying agent will receive reasonable and customary compensation for its services in connection with the Merger, plus reimbursement for out-of-pocket expenses.  Parent will pay all charges and expenses of the paying agent.

The expense of soliciting proxies from stockholders, as well as preparing and mailing the notice of special meeting, the proxy statement and the proxy card(s), will be paid by the Company.  The Company has agreed to pay              a fee of           for assisting in the solicitation of proxies.

These expenses will not reduce the merger consideration to be received by the Company’s stockholders in the Merger.

Appraisal Rights

In accordance with applicable law and the Company’s charter, no stockholder of the Company will have any statutory rights to demand and receive payment of the fair value of the stockholder’s Shares as a result of the transactions contemplated by the Merger or the Merger Agreement.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the Merger to holders of Shares that are converted into the right to receive cash in the Merger.  This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to the Company’s stockholders.  For purposes of this discussion, the term “U.S. holder” refers to a beneficial owner of Shares that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any of its political subdivisions;

•
a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.

If a partnership holds Shares, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  A partner of a partnership holding Shares should consult its tax advisor.

This discussion is based on current law, which is subject to change, possibly with retroactive effect.  It applies only to beneficial owners who hold Shares as capital assets, and may not apply to Shares received in connection with the exercise of employee stock options or otherwise as compensation, stockholders who hold an equity interest, directly or indirectly, in Parent or the surviving corporation after the Merger, or certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar, or stockholders who hold Shares as part of a hedge, straddle or a constructive sale or conversion transaction). This discussion does not address the receipt of cash in connection with the cancellation of shares of restricted stock or options to purchase Shares, or any other matters relating to equity compensation or employee benefit plans.  This discussion also does not address any aspect of state, local or foreign tax laws.

U.S. Holders

The exchange of Shares for cash in the Merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes.  In general, a U.S. holder whose Shares are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such Shares (determined before the deduction of any applicable withholding taxes) and the stockholder’s adjusted tax basis in such Shares.  Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction).  Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such Shares is more than 12 months at the time of the consummation of the Merger.  Long-term capital gains of individuals are eligible for reduced rates of taxation.  There are limitations on the deductibility of capital losses.

Backup withholding of tax may apply to cash payments received by a non-corporate stockholder in the Merger, unless the stockholder or other payee provides a taxpayer identification number (social security number, in the case of individuals, or employer identification number, in the case of other stockholders), certifies that such number is correct, and otherwise complies with the backup withholding rules.  Each of the Company’s U.S. holders should complete and sign the Substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent (which may be the Company), in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.  Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a U.S. holder’s federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.  Cash received in the Merger will also be subject to information reporting unless an exemption applies.

Non-U.S. Holders

Any gain realized on the receipt of cash in the Merger by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•
the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•
the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of the Shares at any time during the five years preceding the Merger.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the Merger under regular graduated U.S. federal income tax rates.  If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the United States Tax Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.  An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the Merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

The Company believes that it is not and has not been a “United States real property holding corporation” for U.S. federal income tax purposes.

Backup withholding of tax may apply to the cash received by a non-corporate stockholder in the Merger, unless the stockholder or other payee certifies under penalty of perjury that it is a non-U.S. holder in the manner described in the letter of transmittal (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the United States Tax Code) or otherwise establishes an exemption in a manner satisfactory to the paying agent.  Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.  Cash received in the Merger will also be subject to information reporting, unless an exemption applies.

The U.S. federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences relating to the Merger.  Because individual circumstances may differ, you should consult your tax advisor regarding the applicability of the rules discussed above to you and the particular tax effects to you of the Merger in light of your particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of Shares of restricted stock, or options to purchase Shares, including the transactions described in this proxy statement relating to the Company’s other equity compensation and employee benefit plans.

Certain Legal Matters

General.  Except as described in this section, none of the Company, Parent or Merger Sub is aware of any license or regulatory permit that is material to the business of the Company that might be adversely affected by the Merger, nor are they aware of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority required for the Merger to occur that is not described in this proxy statement.  Should any such approval or other action be required, Parent and Merger Sub presently contemplate that such approval or other action will be sought.  While the Company does not presently intend to delay the Merger pending the outcome of any such matter (unless otherwise described in this proxy statement), there can be no assurance:

•	that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions;

•	that failure to obtain the approval or other action might not result in consequences adverse to the Company’s business; or

•	that there might be conditions to obtaining a required approval or action, including, without limitation, the divestiture of certain parts of the Company’s business.

See “THE MERGER AGREEMENT — Conditions to Completing the Merger,” below, for certain conditions to the Merger, including conditions with respect to governmental actions.

State Takeover Statutes.  Under the Maryland Business Combination Act, unless exempted, a Maryland corporation may not engage in business combinations, including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or reclassification of equity securities, with an “interested stockholder” or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder became an interested stockholder.  An interested stockholder is generally a person owning or controlling, directly or indirectly, ten percent or more of the voting power of the outstanding stock of a Maryland corporation.  After the five year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (a) eighty percent of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation, other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.  These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.  The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder.  Pursuant to the statute, the Board of Directors has adopted a resolution exempting from the definition of interested stockholder any person that would be deemed an interested stockholder by virtue of any agreement, arrangement or understanding entered into for the purpose of proposing a business combination with the Company, subject to the requirement that any proposed business combination be consistent with the Special Committee’s guidelines and subject to the right of the Special Committee to reject any proposed business combination, in which case such person would then be subject to the Maryland Business Combination Act.  This resolution may be altered or repealed, in whole or in part, at any time by the Board of Directors.  Additionally, the Acquiring Parties are exempt from the Maryland Business Combination Act because the Merger has been approved by the Board of Directors.

The Maryland Control Share Acquisition Act provides that “control shares” of a corporation acquired in a “control share acquisition” shall have no voting rights except to the extent approved by a vote of two-thirds of the shares entitled to be cast on the matter, excluding shares of stock owned by the acquiror, or by officers or by directors who are employees of the corporation.  “Control shares” means voting shares of stock that, if aggregated with all other shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more of, all voting power. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.  If voting rights of control shares acquired in a control share acquisition are not approved at a stockholders’ meeting, then subject to certain conditions and limitations, the issuer may redeem any or all of the control shares for fair value.  If voting rights of such control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights.  The Company’s bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions by any person of shares of the Company’s stock.  However, the Board of Directors may in the future amend the Company’s bylaws to repeal or modify this exemption, in which case any control shares of the Company acquired in a control share acquisition will be subject to the Maryland Control Share Acquisition Act.

Under the terms of the Merger Agreement, the Company and its directors, among others, are prohibited from taking any action (other than any action taken prior to July 8, 2009) to exempt any person from the restrictions under the Maryland Business Combination Act or the Maryland Control Share Acquisition Act.

Merger Related Litigation.  On or about March 9, 2009, a purported class action lawsuit, Berger v. Life Sciences Research, et. al., was filed in the Superior Court of New Jersey, Chancery Division, Somerset County, naming as defendants the Company and each director of the Company.  The complaint alleged, among other things, that the Company’s directors breached their fiduciary duties with respect to the March 3, 2009 non-binding proposal made by Mr. Baker to acquire all of the outstanding Shares for $7.50 per Share.  On or about July 13, 2009, the plaintiff filed an amended class action complaint in the same court.  The amended complaint names as defendants Mr. Baker, all other members of the Company’s Board of Directors and the Company, and alleges, among other things, that the Company’s directors breached their fiduciary duties with respect to the Merger; that Mr. Baker controls the Company and its directors; that the $8.50 per Share merger consideration constitutes inadequate consideration; and that certain terms of the Merger Agreement unfairly benefit Mr. Baker at the expense of the other stockholders, including the absence of appraisal rights, accelerated vesting of restricted stock, restrictions on the solicitation of negotiations with respect to third party proposals, and termination fees.  The amended complaint further alleges that the directors were motivated to accept Mr. Baker’s offer because of concerns that a public dispute with Mr. Baker would draw unwanted attention from animal rights activists.  The amended complaint seeks unspecified damages and other relief.  The Company will respond appropriately to this lawsuit.

In addition, on July 17, 2009, a second purported class action lawsuit, Ramaiah v. Baker, et al., was filed in the Superior Court of New Jersey, Chancery Division, Somerset County and named as defendants Mr. Baker, all other members of the Company’s Board of Directors, the Company and Parent.  This complaint alleged, among other things, that the Board of Directors breached its fiduciary duties in connection with the Merger by agreeing to sell the Company for an unfair price pursuant to an unfair process and that the Merger Agreement contains preclusive deal protection provisions by virtue of its “no shop” and “standstill” clauses and its termination fee provisions.  This complaint sought unspecified damages and other relief.  On August 5, 2009, the plaintiffs discontinued this action without prejudice and without costs to any party.

Regulatory Approvals.  The U.K. Good Laboratory Practice Monitoring Authority, which is referred to in this proxy statement as GLPMA, has issued guidelines providing that GLPMA should be informed in writing of any significant changes that happen with regards to the premises, activities or management of a test facility of the Company, including major changes in personnel.  If deemed appropriate, a GLPMA inspector will visit the test facility in order to assess whether GLP compliance has been affected by the change of control.  When there have been very significant changes to the management of a test facility, e.g. as a result of a merger, it is usually necessary for the GLPMA to revisit the test facility.  The Company may voluntarily provide notification to the U.K. Good Manufacturing Practices and U.K. Good Clinical Practices monitoring authorities.

The Company is required to notify the United States Department of Agriculture Animal and Plant Health Inspection Service REAC Sector Supervisor by certified mail of any change in the name, address, management, or substantial control or ownership of the Company within 10 days of the change.

Other Legal Matters.  The Company operated the HLS Pension and Life Assurance Scheme, subsequently renamed “LSR Pension and Life Assurance Scheme” through to December 31, 2002.  The LSR Pension and Life Assurance Scheme has been closed to new entrants since April 5, 1997 and was curtailed as of December 31, 2002.  The LSR Pension and Life Assurance Scheme is currently underfunded and is subject to a funding plan as further described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.  Whether additional funding will be required as a result of the Merger is subject to negotiations between the trustees of the plan and the U.K. Pensions Regulator.

Provisions for Unaffiliated Stockholders

No provision has been made to grant the unaffiliated stockholders access to the files of the Company, Parent or Merger Sub, or to obtain counsel or appraisal services at the Company’s or any other such party’s expense.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement and is qualified in its entirety by the full text of the Merger Agreement, which is included in this proxy statement as Appendix A and is incorporated herein by reference.  Stockholders are urged to read the entire Merger Agreement.

The Merger

The Merger Agreement provides that, at the effective time of the Merger, Merger Sub will merge with and into the Company.  Upon completion of the Merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation and a direct wholly owned subsidiary of Parent under the name “Life Sciences Research, Inc.”

Effective Time of the Merger

The Merger will become effective when the articles of merger have been accepted for record by the State Department of Assessment and Taxation of Maryland, or at such other time as agreed upon by the parties and as is specified in the articles of merger (not to exceed 30 days after the articles of merger are accepted for record).  The Company and Parent have agreed to file the articles of merger as soon as practicable following the closing of the Merger.

Charter, Bylaws and Directors and Officers of the Company and the Surviving Corporation

At the effective time of the Merger:

•	the charter of the Company, as amended and restated in the form attached to the Merger Agreement, will become the charter of the surviving corporation;

•	the bylaws of the Company in effect immediately before the effective time of the Merger will become the bylaws of the surviving corporation;

•	Mr. Baker, as the sole director of Merger Sub immediately before the effective time, will be the sole director of the surviving corporation; and

•	the officers of the Company immediately before the effective time will remain the officers of the surviving corporation.

Conversion of Common Stock

At the effective time of the Merger, each Share outstanding immediately before the effective time of the Merger (other than Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent (which will include Shares directly or indirectly contributed to Parent by Mr. Baker, his affiliates and, possibly, any other executive officer of the Company) and Shares owned by any direct or indirect wholly owned subsidiary of the Company) will be converted automatically into the right to receive $8.50 in cash, payable to the holder thereof, without interest and less any applicable withholding taxes. All Shares so converted will no longer be outstanding, will automatically be cancelled, and will cease to exist.

At the effective time of the Merger, each share of common stock, par value $0.01 per share, of Merger Sub outstanding immediately before the effective time of the Merger will be converted into and exchanged for one share of common stock, $0.01 per share, of the surviving corporation.

Payment for Shares

Prior to the effective time of the Merger, Parent must select a paying agent, as approved by the Company, to make payment of the merger consideration to the Company’s stockholders.  If a paying agent reasonably acceptable to Parent and the Company is not available on commercially reasonable terms, the Company will act as paying agent.  At or prior to the effective time, Parent will deposit or cause to be deposited with the paying agent a cash amount in immediately available funds necessary for the paying agent to pay the $8.50 per Share merger consideration for each Share issued and outstanding immediately prior to the effective time of the Merger, without interest and less any applicable withholding taxes (which funds are referred to in this proxy statement as the exchange fund).  Such funds will be invested in high-grade investments by the paying agent as directed by Parent.  Any interest or income produced by such investments will become part of the exchange fund and any amounts in excess of the amounts payable in respect of converted Shares will be returned to the surviving corporation.  To the extent that there are losses with respect to any such investments or the exchange fund diminishes for any reason below the level required to make the cash payments described above, Parent will, or will cause the surviving corporation to, replace, restore or increase the cash in the exchange fund so as to ensure that the exchange fund is at all times maintained at a level sufficient to make such payments.

As soon as practicable after the effective time of the Merger, the surviving corporation will cause the paying agent to mail to each record holder of Shares as of immediately prior to the effective time of the Merger a letter of transmittal and instructions on how to effect the surrender of their share certificate(s) in exchange for payment of the merger consideration, without interest and net of any applicable withholding taxes.  Upon surrender of a share certificate (or affidavit of loss in lieu thereof) with the duly executed letter of transmittal, the holder of such certificate shall be entitled to receive the $8.50 per Share merger consideration for each Share represented thereby, and such certificate so surrendered will be cancelled.  Until properly surrendered to the paying agent with a properly executed letter of transmittal, each certificate will be deemed to represent only the right to receive the merger consideration relating thereto.  No interest will be paid or accrued on any amount payable upon due surrender of the Shares.

If ownership of any Shares has been transferred but such transfer is not reflected in the transfer records of the Company, upon the transferee’s surrender of the transferred certificate(s) to the paying agent, together with all documents reasonably required to evidence and effect such transfer and to evidence that all applicable stock transfer taxes have been paid to the extent applicable, the paying agent will pay the merger consideration applicable to such transferred Shares, net of any applicable withholding taxes. If any certificate is lost, stolen or destroyed, upon delivery by the holder of an affidavit in lieu of the certificate and, if required by Parent, an indemnity bond of a customary amount, the paying agent will pay the merger consideration applicable to such lost, stolen or destroyed certificate, net of applicable withholding taxes.

Any portion of the exchange fund that remains unclaimed by the stockholders of the Company for one year after the effective time shall be delivered to the surviving corporation.  Thereafter, any holder of certificates representing Shares outstanding before the effective time of the Merger will be entitled to look only to Parent and the surviving corporation for payment of any merger consideration to which they may be entitled, without interest.  None of the Parent, the surviving corporation, the paying agent, or any other person, will be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Transfer of Shares

At the effective time of the Merger, the stock transfer books of the Company will be closed and there will not be any further registration of transfers of any Shares that were outstanding immediately prior to the effective time.  If, after the effective time of the Merger, certificates for Shares are presented to the surviving corporation, Parent or the paying agent (which may be the Company), such certificates will be cancelled and exchanged for the merger consideration to which the holder thereof is entitled under the Merger Agreement.

Treatment of Options, Restricted Stock and Warrants

Options.  Except as otherwise agreed to in writing by Parent and a holder thereof prior to the effective time of the Merger (i.e., with respect to options to be contributed to Parent by Mr. Baker and, possibly, other executive officers of the Company in exchange for new options to purchase shares of Parent), at the effective time of the Merger, each outstanding option to purchase Shares granted under any of the Stock Plans  will become fully vested and exercisable, will be cancelled and will be converted into the right to receive an amount in cash equal to the excess, if any, of $8.50 over the per Share exercise price of the option, multiplied by the total number of Shares subject to such option immediately prior to the effective time of the Merger, without interest and net of any applicable withholding taxes.

Restricted Stock.  At the effective time of the Merger, each outstanding share of restricted stock of the Company granted under any of the Stock Plans will become fully vested, will be cancelled and will be converted into the right to receive an amount in cash equal to $8.50, without interest and net of any applicable withholding taxes.

Warrants.  At the effective time of the Merger, each outstanding warrant to purchase Shares will be cancelled and will be converted into the right to receive an amount in cash equal to the excess, if any, of $8.50 over the per Share exercise price of the option, multiplied by the total number of Shares subject to such warrant immediately prior to the effective time of the Merger, without interest and net of any applicable withholding taxes.

Payment of any amounts owing in connection with the conversion of outstanding options, restricted stock or warrants, as described above, will be made promptly after the effective time, but in no event later than three days after the effective time.

Appraisal Rights

In accordance with the Company’s charter and Section 3-202(c) of the Maryland General Corporation Law, no stockholder is entitled to any statutory rights to demand and receive payment of the fair value of the stockholder’s Shares as a result of the Merger.

Representations and Warranties

The Merger Agreement contains various representations and warranties made by the Company to Parent and Merger Sub, subject to identified exceptions, including representations and warranties relating to:

•	the due organization, valid existence, foreign qualifications and good standing of the Company and each of its subsidiaries;

•	the requisite corporate power and authority of the Company and each of its subsidiaries to own, lease and operate their respective assets and properties and to carry on their respective businesses;

•	the capital structure of the Company and its subsidiaries;

•	the Company’s and its subsidiaries’ ownership of equity interests in other entities;

•	the necessary corporate power and authority of the Company to enter into the Merger Agreement and to complete the Merger;

•	the due execution and delivery of the Merger Agreement by the Company;

•	the validity and binding effect of the Merger Agreement on the Company;

•	the determination, approval and recommendation of the Board of Directors;

•	the receipt of an opinion from the Special Committee’s financial advisor as to the fairness of the merger consideration to certain holders of Shares from a financial point of view;

•	the absence of the necessity for waivers, consents, approvals or authorizations from government entities in connection with the Merger Agreement or the Merger;

•
the absence of any conflicts related to the Merger Agreement and the Merger with the organization documents of the Company or any of its significant subsidiaries, contracts of the Company or any of its subsidiaries, or any laws to which the Company or any of its subsidiaries is subject;

•	the absence of certain defaults under the Company’s Existing Financing Agreement or of a continuing event of default under such agreement;

•	the Company’s filings with the Securities and Exchange Commission;

•	the financial statements of the Company;

•	the cash and specified indebtedness of the Company and its subsidiaries as of July 8, 2009 and as of the closing of the Merger;

•	the absence of certain changes from March 31, 2009;

•	the absence of any claim, action, suit, proceeding or investigation against the Company, its subsidiaries and officers and directors of the Company or any of its subsidiaries;

•	the material employee benefit plans of the Company and its subsidiaries and the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder;

•	other employee benefit or labor matters;

•	compliance with laws and regulations;

•	adequacy of permits, licenses and other authorizations;

•	the inapplicability of takeover statutes or regulations to the Merger;

•	environmental matters;

•	tax matters;

•	intellectual property matters;

•	insurance matters;

•	the absence of any real property owned by the Company or any of its subsidiaries; and the real property leases of the Company and its subsidiaries;

•	the validity, binding effect and enforceability of certain material contracts of the Company and its subsidiaries and the absence of violations, breaches or defaults thereunder;

•	contracts with officers, directors or affiliates;

•	the engagement of a broker, finder or investment banker in connection with the transactions contemplated by the Merger Agreement;

•	the absence of undisclosed liabilities of the Company and its subsidiaries; and

•	regulatory compliance matters.

Some of the representations and warranties referred to above are not breached unless the breach of the representation or warranty has had or would reasonably be expected to have a material adverse effect on the Company.  For purposes of the Merger Agreement, material adverse effect on the Company refers to any event, circumstance, development, change or effect that (i) has a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Company and its subsidiaries taken as a whole or (ii) would reasonably be expected to prevent the Company from consummating the Merger or prevent the Company from performing its obligations under the Merger Agreement, except that none of the following will constitute or will be taken into account for determining whether there has been or is a material adverse effect:

•
events, circumstances, developments, changes or effects in the economy or financial markets generally in the United States or other countries in which the Company or any of its subsidiaries conduct operations or that are the result of acts of war or terrorism so long as such events, circumstances, developments, changes or effects do not adversely affect the Company or its subsidiaries in a materially disproportionate manner relative to participants in the pharmaceutical industry or any industry in which the Company or its subsidiaries operate;

•
events, circumstances, developments, changes or effects that are the result of factors generally affecting the pharmaceutical industry or any industry in which the Company and its subsidiaries operate so long as such events, circumstances, developments, changes or effects do not adversely affect the Company or its subsidiaries in a materially disproportionate manner relative to participants in either the pharmaceutical industry or any industry in which the Company or its subsidiaries operate, respectively;

•
any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company or any of its subsidiaries with its customers, employees, financing sources or vendors caused by the pendency or the announcement of the transactions contemplated by the Merger Agreement;

•
events, circumstances, developments, changes or effects arising from the entry into, actions contemplated by or the performance of obligations required by the Merger Agreement, including any litigation or other proceeding arising therefrom, and any actions taken by the Company and its Subsidiaries to obtain approval under applicable anti-trust or competition laws for consummation of the Merger;

•	changes in any laws or U.S. generally accepted accounting principles, or interpretation thereof after July 8, 2009;

•
any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after June 30, 2008 (provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a material adverse effect);

•
a decline in the price or trading volume of the Shares (provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a material adverse effect); and

•	events, circumstances, developments, changes or effects arising out of compliance by any of the parties with the confidentiality provisions of the Merger Agreement.

The Merger Agreement also contains various representations and warranties by Parent and Merger Sub to the Company, subject to identified exceptions, including representations and warranties relating to:

•	the due organization and good standing of Parent and Merger Sub, and the necessary corporate power and authority of Parent and Merger Sub to carry on their business;

•	the requisite corporate power and authority of Parent and Merger Sub to enter into the Merger Agreement and to complete the Merger;

•	the due execution and delivery of the Merger Agreement by Parent and Merger Sub;

•	the enforceability and binding effect of the Merger Agreement on Parent and Merger Sub;

•	the absence of the necessity for waivers, consents, approvals or authorizations from government entities in connection with the Merger Agreement or the Merger;

•	the absence of any conflicts related to the Merger Agreement and the Merger with the organizational documents and contracts of Parent and Merger Sub;

•
the absence of any claim, action, suit, proceeding or investigation against Parent or Merger Sub seeking to enjoin the transaction or that would reasonably be expected to prevent, make illegal or otherwise interfere with any of the transaction contemplated by the Merger Agreement;

•
the debt and equity financing commitments obtained by Parent, the ability to satisfy the conditions thereof and the sufficiency thereof to fund the payment of the aggregate merger consideration and related fees and expenses;

•	the capital structure of Merger Sub and the governance of Parent, Merger Sub and LAB Holdings;

•	the fees or commissions, if any, payable to any broker, finder or investment banker in connection with the transactions contemplated by the Merger Agreement;

•
the delivery of a duly executed guaranty by LAB Holdings to the Company guaranteeing the obligations of Parent and Merger Sub to pay termination fees to the extent required under the Merger Agreement, the enforceability thereof and the sufficiency of funds to meet their obligations thereunder;

•	that neither Parent nor Merger Sub is an “interested stockholder” under applicable provisions of the Maryland General Corporation Law; and

•	the delivery by Parent to the Company of Parent Confidentiality Documents.

The representations and warranties listed above will not be considered breached unless the breach of the representation or warranty would, individually or in the aggregate, prevent or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by the  Merger Agreement.

None of the representations and warranties in the Merger Agreement will survive after the completion of the Merger.

Conduct of Business Pending the Merger

Until the effective time of the Merger and unless otherwise contemplated by the Merger Agreement or as required by applicable law, subject to certain identified exceptions, the Company (i) must conduct its business and the business of its subsidiaries in the ordinary and usual course, and (ii) to the extent consistent with (i), the Company and its subsidiaries must use their respective commercially reasonable efforts to preserve the assets of the Company, preserve their business organizations intact, and maintain existing relationships and goodwill with governmental entities, customers, vendors, employees and business associates.  The Company has also specifically agreed that, except as provided in the Merger Agreement or approved by Parent in writing, required by law or by a governmental entity or subject to certain other limited exceptions, the Company will not, and will not permit its subsidiaries to:

•	adopt or propose to change its charter, bylaws or any other applicable governing instrument;

•
merge or consolidate the Company or any of its subsidiaries with any other person (other than with another subsidiary of the Company), or restructure, reorganize or completely or partially liquidate the Company;

•
acquire assets outside of the ordinary course of business with a value or purchase price above $1.0 million in any transaction or series of related transactions, except for acquisitions pursuant to existing agreements or the creation and ownership of newly formed wholly owned subsidiaries;

•
issue, sell, pledge, dispose of, grant, transfer, encumber (or authorize any of the foregoing) any shares of capital stock of the Company or its subsidiaries or any securities convertible or exchangeable into, or exercisable for, any shares of such capital stock, or any options, warrants or rights of any kind to acquire any of the foregoing, excluding (i) the issuance of Shares upon the exercise of stock options or warrants or the settlement of restricted stock under the Stock Plans or warrants in effect as of July 8, 2009, (ii) the issuance of shares of capital stock by a wholly owned subsidiary to the Company or another wholly owned subsidiary or (iii) the pledge of shares of capital stock of Company subsidiaries in connection with the Existing Financing Agreement;

•	make any loans, advances or capital contributions to, or any investment in, any person (other than the Company or a wholly owned subsidiary of the Company) in excess of $500,000 in the aggregate;

•
declare, set aside, make or pay any dividend or other distribution with respect to any of its capital stock (other than dividends paid by any direct or indirect wholly owned subsidiary of the Company to the Company or to any other direct or indirect wholly owned subsidiary of the Company) or enter into any agreement with respect to the voting of its capital stock;

•
reclassify, split, combine, subdivide, redeem, purchase or otherwise acquire any of its capital stock or any securities convertible or exchangeable into, or exercisable for, any shares of such capital stock other than (a) the acquisition of Shares tendered by employees pursuant to a Stock Plan consistent with past practice and (b) the acquisition of shares of capital stock of a wholly owned subsidiary of the Company;

•
incur or guarantee (other than the guarantee of indebtedness of a wholly-owned subsidiary of the Company) certain specified indebtedness or issue or sell any debt securities or warrants or other rights to acquire debt securities of the Company or any of its subsidiaries, except to the extent that the specified indebtedness representation and warranty would not be breached as a result thereof and except for inter-company transactions;

•
adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any subsidiary, other than the Merger Agreement, the Merger or as otherwise permitted under the non-solicitation provisions of the Merger Agreement;

•	make or authorize any capital expenditure in excess of $1.0 million in the aggregate, unless identified in certain specified capital budgets;

•	make material changes to accounting policies or procedures unless required by GAAP or a governmental entity;

•	settle any litigation or other proceedings before a governmental entity, or any obligation or liability of the Company in excess of $500,000;

•
make, change or rescind any material tax election, change any method of tax accounting, settle or compromise any material tax liability, file any material amended tax return or enter into a closing agreement relating to taxes or waive or extend any material tax statute of limitations, in each case other than in the ordinary course of business consistent with past practice;

•
transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets, product lines or businesses, except in the ordinary course of business consistent with past practice, pursuant to agreements, contracts or other documents in effect prior to July 8, 2009, or pursuant to existing commitments or inter-company transactions;

•
grant or provide any severance or termination payment to (except in the case of non-officer employees in the ordinary course of business), increase compensation of (except for ordinary course increases for non-officer employees), or make new equity awards to any officer, director or employee, or establish, adopt, terminate or materially amend any benefit plan, or take any action to fund or require funding of any compensation or benefits under any benefit plan, in each case except as required pursuant to certain benefit plans, agreements, contracts or other documents in effect prior to July 8, 2009;

•
enter into or materially amend any transactions between the Company or any of its subsidiaries, on the one hand, and an affiliate of the Company, on the other hand, that would need to be disclosed under Item 404 of Regulation S-K;

•
knowingly take or permit any of its subsidiaries to take any action intended or reasonably likely to prevent the consummation of the Merger, except as otherwise permitted under the non-solicitation provisions of the Merger Agreement; or

•	agree, authorize or commit to take any of the actions described above.

Parent agrees not to knowingly take or permit any of its subsidiaries to take any action intended or reasonably likely to prevent the consummation of the Merger.

Limitation on Soliciting Transactions

Upon execution of the Merger Agreement, the Company agreed to:

•
immediately cease and cause to be terminated, and to cause its subsidiaries and the directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives of the Company and its subsidiaries to cease and cause to be terminated, any existing solicitation, initiation, encouragement, discussion or negotiation with any person other than Parent and its affiliates; and

•	enforce the provisions of, and abstain from modifying, waiving, amending or releasing, any standstill, confidentiality or similar agreements entered into by the Company prior to July 8, 2009.

Furthermore, from July 8, 2009 until the effective time of the Merger or the earlier termination of the Merger Agreement, the Company may not, and may not direct, authorize or permit its subsidiaries or any of the directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives of the Company and its subsidiaries to, directly or indirectly:

•
initiate, solicit or knowingly encourage any inquiries or the making of any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to a proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction, or any other direct or indirect acquisition, in each case involving 15% or more of the total voting power of any class of equity securities of the Company or any of its subsidiaries, or 15% or more of the consolidated net revenue, consolidated net income or consolidated total assets of the Company and its subsidiaries (such proposal being referred to in this proxy statement as an Acquisition Proposal);

•	engage in or otherwise participate in any negotiations or discussions regarding any proposal or offer that constitutes or would reasonably be expected to result in an Acquisition Proposal; or

•
otherwise knowingly facilitate (including taking any action to exempt any person from the business combination statute or control share acquisition statute of the Maryland General Corporation Law) any effort or attempt to make any proposal or offer that constitutes or would reasonably be expected to result in an Acquisition Proposal.

However, the restrictions described above will not apply with respect to any person submitting an Acquisition Proposal which the Special Committee determines in good faith, and after consultation with its financial and legal advisors, constitutes or could reasonably be excepted to result in a bona fide Acquisition Proposal involving more than 50% of the consolidated assets of the Company and its subsidiaries (taken as a whole) or more than 50% of the total voting power of the equity securities of the Company or any subsidiary or subsidiaries that represent(s) 50% or more of the consolidated assets of the Company and its subsidiaries (taken as a whole) that the Special Committee determines in good faith is reasonably likely to be consummated in accordance with its terms taking into account all legal, financial and regulatory aspects of the proposal and, if consummated, would be more favorable to the Company’s stockholders from a financial point of view, taking into account any alterations to the Merger Agreement agreed to by Parent or Merger Sub in response thereto, than the transactions contemplated by the Merger Agreement (such proposal being referred to in this proxy statement as a Superior Proposal).

Notwithstanding the restrictions described above, if at any time before the Company’s stockholders vote to approve the Merger Agreement the Company receives an unsolicited bona-fide Acquisition Proposal, the Company may provide information in response to a request by such offeror, and engage or participate in discussions or negotiations with such offeror if, and to the extent that:

•	the Company has not breached the provisions of the Merger Agreement relating to soliciting or negotiating in respect of an Acquisition Proposal;

•
prior to taking the applicable action, the Special Committee determines in good faith after consultation with outside legal counsel that failure to take such action would be inconsistent with the directors’ duties under applicable law;

•
the Special Committee determines in good faith, based on information then available and after consultation with its financial advisors, that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal;

•	the Company requires such offeror to execute a confidentiality agreement on customary terms; and

•	the Company provides to Parent, at least concurrently with such offeror, any non-public information provided to such offeror and not previously provided to Parent.

In addition, except as provided below, neither the Board of Directors nor the Special Committee may:

•
withhold, withdraw, qualify or modify (or publicly propose to do so), in a manner adverse to Parent, its recommendation that the Company’s stockholders approve the Merger, unless, prior to the approval of the Merger by the Company’s stockholders, the Board of Directors determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its duties under applicable law; or

•
approve or recommend (or publicly propose to do so) an Acquisition Proposal, or cause or permit the Company to enter into any acquisition agreement, merger agreement, letter of intent or other similar agreement relating to an Acquisition Proposal or enter into any agreement requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement or resolve, propose or agree to do any of the foregoing;

except that, if the Company receives an unsolicited bona fide Acquisition Proposal that the Special Committee determines in good faith, and after consultation with its financial and legal advisors, constitutes a Superior Proposal (after giving effect to all adjustments to the Merger Agreement following further negotiations with Parent), then the Company may terminate the Merger Agreement to enter into an agreement in respect of such Superior Proposal so long as it:

•	has not breached the provisions of the Merger Agreement relating to soliciting or negotiating in respect of an Acquisition Proposal;

•	gives at least five days (or three days in the event of each subsequent material revision to such Superior Proposal) prior written notice to Parent;

•
negotiates in good faith, and causes its financial and legal advisors to negotiate in good faith, during such notice period to make such adjustments in the terms and conditions of the Merger Agreement such that the Acquisition Proposal ceases to constitute a Superior Proposal; and

•	concurrently with such termination, pays Parent a termination fee of $2.23 million.

The Company is required to notify Parent within 48 hours if it receives an Acquisition Proposal, receives a request for non-public information, or if discussions or negotiations are sought or initiated with the Company or any of its representatives regarding an Acquisition Proposal.

Nothing in the non-solicitation provisions of the Merger Agreement prohibits the Company or the Company’s Board of Directors from (i) complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) making any disclosures as to factual matters that are required by applicable law or which a majority of a committee composed of disinterested members of the Board of Directors, after consultation with legal counsel, determines in good faith is required in the exercise of its duties under applicable law or (iii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act.

Stockholders Meeting

The Company must take all reasonable action necessary to convene a meeting of the holders of Shares promptly after the filing of a definitive proxy statement with the Securities and Exchange Commission to consider and vote upon the approval of the Merger pursuant to the Merger Agreement.  The Company must also take all reasonable lawful action to solicit the stockholders’ approval of the Merger, include in its proxy statement the recommendation of the Board of Directors to approve the Merger pursuant to the Merger Agreement, and, if reasonably requested by Parent, use customary and commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of the Merger pursuant to the Merger Agreement.

Except as provided in the Merger Agreement (including the non-solicitation provisions thereof), unless the Merger Agreement is terminated, the Company may not submit to the vote of its stockholders any Acquisition Proposal other than the transactions contemplated by the Merger Agreement.

Approvals and Consents; Cooperation

Parent and the Company have agreed to use their commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under the Merger Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings, and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the Merger or any of the other transactions contemplated by the Merger Agreement.

Parent and the Company will have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the Merger and the other transactions contemplated by the Merger Agreement.  Subject to applicable laws, the Company and Parent must keep the other apprised of the status of matters relating to completion of the transactions contemplated by the Merger Agreement.  Neither the Company nor Parent may permit any of its officers or any other representatives to participate in any meeting with any governmental entity in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by the applicable governmental entity, gives the other party the opportunity to attend and participate thereat.

Antitrust Matters

Parent and the Company have agreed to use reasonable best efforts to cooperate with each other to determine whether any filings, consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are required to be obtained from any third parties or other governmental entities in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby, and further agreed to timely make or obtain all such filings, consents, permits authorizations or approvals.  Parent and the Company have also agreed to use reasonable best efforts to supply to any governmental entity as promptly as practicable any additional information or documents requested by such governmental entity or pursuant to applicable law.  The Company and Parent will permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith, the views of the other party in connection with any proposed written communication to any governmental entity.  Each of the Company and Parent agreed not to participate in any substantive meeting or discussion, either in person or by telephone, with any governmental entity in connection with the proposed Merger or the other transactions contemplated by the Merger Agreement unless it consults with the other party in advance and, to the extent not prohibited by such governmental entity, gives the other party the opportunity to attend and participate.  If any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by the Merger Agreement as violative of any applicable law, each of the Company and Parent will cooperate in all respects with each other, and Parent will use commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other transactions contemplated by the Merger Agreement.

NYSE Arca De-listing

The Company is required to cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of NYSE Arca to enable the delisting by the surviving corporation of the Shares from NYSE Arca and the deregistration of the Shares under the Exchange Act as promptly as practicable after the effective time of the Merger.

Employee Benefits Matters

Parent has agreed that it will, for a 12-month period after the effective date of the Merger, provide (or cause to be provided) each of the Company’s employees (i) base salary and bonus opportunities that are no less than the base salary and bonus opportunities provided immediately before the effective time of the Merger, (ii) benefit and compensation plans, contracts, policies or arrangements that are no less favorable in the aggregate than those provided immediately before the effective time of the Merger and (iii) severance benefits that are no less favorable than those set forth in such employee’s employment or service agreement and/or severance plan applicable to such employee. No employee or other person has any third party beneficiary rights with respect to this provision, and the surviving corporation and its subsidiaries are not restricted from terminating any employee, or amending, terminating or modifying any benefit or compensation plan, contract, policy or arrangement.

Directors’ and Officers’ Indemnification and Insurance

Parent and the surviving corporation have agreed that they will, until six years after the effective time of the Merger, indemnify and hold harmless to the fullest extent permitted by law, each present and former director and officer of the Company and its subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of or related to their service as director, officer, employee or agent of the Company or its subsidiaries or services provided to the Company or its subsidiaries at or prior to the effective time of the Merger at the request of the Company or its subsidiaries whether asserted or claimed on or prior to the effective time of the Merger.  Each of Parent and the surviving corporation is required to also pay expenses (including attorney’s fees) incurred by an indemnified person in advance of the final disposition of any such claim, action, suit, proceeding or investigation to the fullest extent permitted under applicable laws, provided that the person to whom expenses are advanced provides, to the extent permitted by applicable laws, an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

The Merger Agreement requires that the Company (or, if the Company is unable to, the surviving corporation) obtain from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance, and fully pay the premium for Side A “tail coverage” directors’ and officers’ liability insurance, for a claims reporting or discovery period of at least six years from and after the effective time of the Merger with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with terms, conditions, retentions and limits of liability that are at least as favorable as the Company’s existing policies on July 8, 2009 with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him serving in such capacity that existed or occurred at or prior to the effective time of the Merger.  If Parent and the surviving corporation are unable to obtain such “tail coverage” insurance policies as of the effective time of the Merger, the surviving corporation shall continue to maintain in effect for a period of at least six years from and after the effective time, the Company’s directors’ and officers’ liability insurance and fiduciary liability insurance policy in effect on July 8, 2009, with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s policies in effect as of July 8, 2009.  However, if the annual premiums for such insurance exceed 300% of the Company’ annual premium as of July 8, 2009, then the surviving corporation is only required to provide the maximum coverage then available at an annual premium equal to 300% of the Company’ annual premium as of July 8, 2009.  The surviving corporation is also required to continue in effect the indemnification provisions provided by the charter and the bylaws of the Company as of July 8, 2009 for at least six years following the effective time of the Merger.  In addition, Parent, Merger Sub and the Company, as the surviving corporation, have agreed that all provisions relating to exculpation, advancement of expenses and indemnification for acts or omissions occurring prior to the effective time of the Merger now existing in favor of any present and former officer or director of the Company or any of its subsidiaries, as provided in the charter or bylaws of the Company or any such subsidiary, shall remain in full force and effect to the same extent as on July 8, 2009 for a period of six years from the effective time of the Merger.

Takeover Statute

If any “fair price,” “moratorium,” “control share acquisition” or any other state anti-takeover or similar statute is or may become applicable to the Merger or the other transactions contemplated by the Merger Agreement, the Company and its Board of Directors shall, to the fullest extent practicable, grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Financing

Parent has agreed that it will use commercially reasonable efforts to arrange for the equity and debt financing of the Merger on the terms and conditions described in the debt and equity financing commitments, including using commercially reasonable efforts to:

•	maintain in effect the financing commitments;

•	timely satisfy all conditions applicable to it and Merger Sub to obtain the financing set forth in the financing commitments;

•	enter into definitive agreements in respect of the financing on the terms and conditions set forth in the financing commitments; and

•	consummate the debt and equity financing at or prior to closing.

Parent and Merger Sub further agreed that they will not modify any financing commitments without the Company’s prior written consent, except that Parent can modify or replace any debt financing commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not signed the debt financing commitments as of July 8, 2009 or otherwise so long as terms would not adversely impact ability of Parent or Merger Sub to timely consummate the transactions contemplated by the Merger Agreement or the likelihood of consummation of such transactions.

Parent and Merger Sub must notify the Company of any material breach of any of the financing commitments by any party thereto or of any termination of any of the financing commitments.

The Company must (and must cause its subsidiaries to) provide to Parent and Merger Sub, and must use its commercially reasonable efforts to cause the respective officers, employees and advisors, including legal and accounting advisors, of the Company and its subsidiaries to, provide to Parent and Merger Sub, all cooperation reasonably requested in writing by Parent that is necessary in connection with the debt and equity financing, except to the extent such cooperation would, individually or in the aggregate, materially interfere with the business or operations of the Company or its subsidiaries.  Parent has agreed to reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its subsidiaries in connection with such cooperation.  In addition, the Company is required to furnish Parent with copies of all monthly financial statements delivered to the lenders under the Company’s Existing Financing Agreement.

The consummation of the transactions contemplated by the Merger Agreement is not conditional upon receipt by Parent of the proceeds of the financing commitments.  If the conditions to closing are satisfied or capable of being satisfied on the date which is five business days prior to the Outside Date and Parent fails to have available all funds contemplated by the financing commitments, the Company may terminate the Merger Agreement and Parent will be obligated to pay the Company a termination fee of approximately $2.23 million.

Guaranty

Pursuant to a limited guaranty dated as of July 8, 2009 by the Guarantor in favor of the Company (which limited guaranty is referred to in this proxy statement as the Guaranty), the Guarantor has agreed to irrevocably and unconditionally guarantee to the Company, up to a maximum amount of $4.46 million, the payment by Parent of its obligation to pay a termination fee to the Company, and reimburse the Company for expenses incurred in enforcing the guaranteed obligations, in accordance with the terms of the Merger Agreement.  Except with respect to the payment or settlement of any claims made prior to termination as set forth below, the Guaranty terminates upon the first to occur of:

•	the closing under the Merger Agreement;

•	the payment in full of all amounts payable by the Guarantor under the Guaranty;

•	30 days after termination of the Merger Agreement; or

•
termination of the Merger Agreement by mutual agreement or automatic termination due to compelled disclosure of information in violation of the confidentiality provisions of a Parent Confidentiality Document (once Guarantor has paid and satisfied the obligations of Parent and Merger Sub to the Company payable in the event of such automatic termination).

Stockholder Litigation

The Company is required to promptly notify Parent of any stockholder litigation related to the Merger Agreement, the Merger or the related transactions, and must keep Parent reasonably informed with respect to the status thereof.  No settlement of such litigation may be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Capitalization

Parent and Merger Sub have agreed that, as of the Closing Date, the definitive agreements with respect to the control of Parent, Merger Sub and Guarantor will be consistent in all material respects with the information supplied to the Company on the date of the Merger Agreement unless changes are approved in advance by the Company in writing (such changes not to be unreasonably withheld, conditioned or delayed).

Confidentiality

The Company, Parent and Merger Sub each agreed not to disclose any information in violation of the confidentiality provisions contained in any Parent Confidentiality Document, except that such information may be disclosed to regulators, courts, securities exchanges (and their regulatory affiliates) or other governmental authorities pursuant to a protective order or similar confidentiality agreement in a manner reasonably satisfactory to Parent.  The parties agreed to cooperate to obtain such an order and/or similar confidentiality arrangement providing that such confidential treatment will be accorded the disclosed information.

Any breach by any party to the Merger Agreement primarily as a result of compliance with the confidentiality provisions of the Merger Agreement will not be deemed an intentional or willful breach of the Merger Agreement.  If any party is legally compelled to disclose information in violation of a confidentiality provision in any Parent Confidentiality Document, it will not be deemed to have breached the Merger Agreement or be liable for such disclosure unless such party fails to use its commercially reasonable efforts to cooperate with the other parties to obtain a protective order or similar confidentiality arrangement reasonably acceptable to Parent.  The Merger Agreement will automatically terminate immediately prior to any such compelled disclosure other than a disclosure to regulators, courts, securities exchanges (and their regulatory affiliates) or other governmental authorities pursuant to a protective order or similar confidentiality arrangement reasonably acceptable to Parent or the other party under such Parent Confidentiality Document.  Upon an automatic termination, if the Company is not in material breach of any representation, warranty covenant or agreement contained in the Merger Agreement and none of the Company’s representations or warranties contained in the Merger Agreement has become untrue in any material respect such that the conditions to Parent’s obligations to consummate the Merger would not be satisfied, Parent will be obligated to pay the Company a termination fee of $1.0 million.

Furthermore, Parent may terminate the Merger Agreement if the Company discloses information in violation of the confidentiality provisions summarized above if such breach is not willful and intentional and (i) is not made in a public filing, filing with a regulator or press release by the Company or any of its subsidiaries and (ii) is not otherwise publicly available, unless it was not reasonably foreseeable, at the time the applicable disclosure was made, that the applicable information disclosed would become publicly available (such breach by the Company being referred to in this proxy statement as an Inadvertent Breach).  If the Merger Agreement is terminated by Parent as a result of an Inadvertent Breach, the Company will be obligated to pay Parent a termination fee of $1.0 million.  If the Merger Agreement is terminated by Parent as a result of a willful and intentional breach by the Company of the confidentiality provisions of the Merger Agreement, the Company will be obligated to pay Parent a termination fee of $4.46 million.

Resignations

The Company must use commercially reasonable efforts to obtain and deliver to Parent at the closing of the Merger evidence reasonably satisfactory to Parent of the resignations, effective as of the effective time of the Merger, of those directors of the Company or any subsidiary thereof designated by Parent to the Company in writing at least 10 business days prior to the closing of the Merger.

Conditions to Completing the Merger

Conditions to Each Party’s Obligation.  The obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following conditions, on or prior to the effective time of the Merger:

•
the Merger Agreement must have been approved by (1) the holders of at least a majority of the outstanding Shares entitled to vote on the Merger and (2) a majority of the votes cast by holders of outstanding Shares entitled to vote on the Merger, excluding votes cast by Parent, Merger Sub or any Interested Party; and

•
no court or other governmental entity shall have enacted, issued, promulgated, enforced or entered any order or law that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Merger.

Conditions to Parent’s and Merger Sub’s Obligations.  The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following conditions on or prior to the effective time of the Merger:

•
the Company’ representations and warranties which are qualified with respect to material adverse effect must be true and correct as of the date of the Merger Agreement and the closing date of the Merger (unless such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct as of such specific date); and the Company’s representations and warranties that are not qualified by reference to material adverse effect must be true and correct as of the date of the Merger Agreement and the closing date of the Merger (unless such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct as of such specific date) except that this condition shall be satisfied even if any such representation and warranty (but excluding the representations relating to the capital structure of the Company and its subsidiaries, the absence of certain defaults under the Company’s Existing Financing Agreement or of a continuing Event of Default under such agreement, and Qualified Cash of the Loan Parties (each as defined in the Company’s Existing Financing Agreement)) is not so true and correct unless such breach, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Company, and Parent shall have received a certificate signed on behalf of the Company stating that the above conditions have been satisfied; and

•
the Company must have performed in all material respects all obligations required to be performed by it prior to the effective time of the Merger, and Parent shall have received a certificate signed on behalf of the Company to such effect.

Conditions to the Company’s Obligation.  The obligation of the Company to effect the Merger is subject to the satisfaction or waiver of the following conditions on or prior to the effective time of the Merger:

•
The representations and warranties of Parent and Merger Sub must be true as of the date of the Merger Agreement and the closing date of the Merger (unless such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct as of such specific date), or, if they are not so true and correct, the failure of such representations and warranties to be correct, individually or in the aggregate, does not prevent or materially impair or is not reasonably likely to prevent or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by the Merger Agreement, and the Company shall have received a certificate signed on behalf of Parent stating that the above conditions have been satisfied; and

•
each of Parent and Merger Sub must have performed in all material respects all obligations required to be performed by it prior to the effective time of the Merger, and the Company shall have received a certificate signed on behalf of the Parent to such effect.

Termination

Automatic Termination.  The Merger Agreement will automatically terminate immediately prior to the compelled disclosure of any information in violation of a confidentiality provision in any Parent Confidentiality Document if such information is not accorded confidential treatment pursuant to a protective order or other confidentiality arrangement reasonably acceptable to Parent.

Mutual Termination.  The Merger Agreement may be terminated by mutual written consent of the Company and Parent by action of their respective boards of directors.

Termination by Parent or the Company.  Either Parent or the Company may terminate the Merger Agreement if:

•	the Merger is not consummated by the Outside Date;

•	the requisite vote of stockholders to approve the Merger is not obtained at the stockholders meeting called for that purpose; or

•	any law or order permanently restraining, enjoining or prohibiting the transaction becomes final and non-appealable;

provided that, neither party may terminate the Merger Agreement for the reasons described above if such party has materially breached its obligations under the Merger Agreement in a way that proximately contributed to the failure of a condition to the Merger.

Termination by the Company.  The Company may terminate the Merger Agreement if:

•
prior to the time that the stockholder vote is obtained, the Board of Directors authorizes the Company to enter into an agreement in respect of a Superior Proposal, and the Company enters into such an agreement and pays Parent the applicable termination fee;

•
Parent or Merger Sub breaches any representation, warranty, covenant or agreement in the Merger Agreement, or any of their representations and warranties become untrue after July 8, 2009, such that the conditions to the Company’s obligation to effect the Merger would not be satisfied, and such breach is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice is given by the Company to Parent or (ii) two business days prior to the Outside Date;

•	the Board of Directors makes a change in its recommendation to the stockholders with respect to the Merger and the Company pays Parent the applicable termination fee;

•
any of the conditions to the Merger is not satisfied or cannot be satisfied on or prior to five business days prior to the Outside Date (excluding conditions that, by their terms, cannot be satisfied until the closing of the Merger), primarily as a result of the compliance by the Company, Parent or Merger Sub with the confidentiality provisions of the Merger Agreement;

•
Parent or Merger Sub willfully or intentionally breaches the Merger Agreement such that the conditions to the Company’s obligation to effect the Merger would not be satisfied, and such breach is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice is given by the Company to Parent or (ii) two business days prior to the Outside Date; or

•
the conditions to the obligations of Parent and the Company to effect the Merger are satisfied or waived on the date which is five business days prior to the Outside Date (excluding conditions that, by their terms, cannot be satisfied until the closing of the Merger) and Parent or Merger Sub fails to obtain sufficient financing to consummate the transactions contemplated by the Merger Agreement on such date.

Termination by Parent.  Parent may terminate the Merger Agreement if:

•
the Board of Directors changes its recommendation to the stockholders, recommends a transaction pursuant to a Superior Proposal or either fails to recommend in its proxy statement that the Company’s stockholders approve the Merger or fails to call a stockholders meeting for the approval of the Merger;

•
the Company breaches any representation, warranty, covenant or agreement made by it in the Merger Agreement, or any representation and warranty of the Company becomes untrue after July 8, 2009, such that the conditions to Parent’s obligation to effect the Merger would not be satisfied, and such breach or failure is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice is given by Parent to the Company or (ii) two business days prior to the Outside Date;

•
any of the conditions to the Merger is not satisfied or cannot be satisfied on or prior to the date that is five business days prior to the Outside Date (excluding conditions that, by their terms, cannot be satisfied until the closing of the Merger), primarily as a result of the compliance by the Company, Parent or Merger Sub with the confidentiality provisions of the Merger Agreement;

•
the Company willfully or intentionally breaches the Merger Agreement such that the conditions to Parent’s obligation to effect the Merger would not be satisfied and such breach is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice is given by Parent to the Company or (ii) two business days prior to the Outside Date; or

•	there is an Inadvertent Breach by the Company.

Expenses and Termination Fee

Except for Parent’s reimbursement of the Company’s expenses for assisting Parent with obtaining its financing and under other limited circumstances, if the Merger is not consummated (it being understood that Merger Sub’s obligations are being assumed by the surviving corporation upon the consummation of the Merger), all costs and expenses incurred in connection with the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such expense.

Termination Fee Payable by the Company.

The Company shall pay Parent a termination fee of $2.23 million promptly following the date on which the Company or any of its Subsidiaries has consummated an Acquisition Proposal (substituting 50% for 15% in the definition thereof), if:

•
(1) a bona fide Acquisition Proposal is made to the Company or any of its subsidiaries or stockholders, or if any person has publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its subsidiaries; (2) after such Acquisition Proposal or announcement, the Merger Agreement is terminated by Parent or the Company because (i) the Merger was not consummated by the Outside Date, or (ii) the approval of the Company’s stockholders was not obtained at the stockholders’ meeting called for such purpose, or any adjournment or postponement thereof; and (3) an Acquisition Proposal is consummated within 12 months of such termination; or

•
(a) the Board of Directors has (1) changed its recommendation that the Company’s stockholders approve of the Merger, (2) recommended that the Company’s stockholders approve an Acquisition Proposal other than the Merger, or (3) either failed to include in the proxy statement distributed to the Company’s stockholders its recommendation that the Stockholders approve the Merger or failed to call a meeting of stockholders as required under the Merger Agreement; and (b) an Acquisition Proposal is consummated within 12 months of such termination.

The Company shall pay Parent a termination fee of $2.23 million by wire transfer of same day funds if the Company terminates the Merger Agreement because (i) prior to the time that the stockholder vote is obtained, the Board of Directors authorizes the Company to enter into an agreement in respect of a Superior Proposal, in compliance with the terms and conditions contained in the Merger Agreement, and immediately prior to or concurrently with the termination of such agreement the Company enters into an agreement in respect of a Superior Proposal, or (ii) the Board of Directors of the Company shall have made a change in recommendation and terminated the agreement concurrently therewith.

The Company shall pay Parent a termination fee of $1.0 million by wire transfer of immediately available funds within three business days of the date on which the Merger Agreement is terminated by Parent as a result of an Inadvertent Breach by the Company.

Termination Fee Payable by Parent.

Parent shall pay the Company a termination fee of $2.23 million by wire transfer of immediately available funds no later than three business days after the Company terminates the Merger Agreement because the conditions to the obligations of Parent to effect the Merger have been satisfied or waived on the date which is five business days prior to the Outside Date (excluding conditions that, by their terms, cannot be satisfied until the closing of the Merger) and Parent or Merger Sub fails to obtain sufficient financing to consummate the transactions contemplated by the Merger Agreement on such date.  However, Parent will not be obligated to pay such termination fee if, at the time of such termination by the Company, the Company is in material breach of any representation, warranty, covenant or agreement contained in the agreement, or if any representation or warranty of the Company contained in the Merger Agreement shall have become untrue in any material respect, in each such case with the result that the conditions to the obligations of Parent and Merger Sub to effect the Merger would not be satisfied (excluding conditions that, by their terms, cannot be satisfied until the closing of the Merger).

Parent shall pay the Company a termination fee of $1.0 million by wire transfer of immediately available funds no later than three business days after the Company or Parent terminates the Merger Agreement because any of the conditions to the Merger have not been satisfied or cannot be satisfied on or prior to five business days prior to the Outside Date (excluding conditions that, by their terms, cannot be satisfied until the closing of the Merger), primarily as a result of the compliance by the Company, Parent or Merger Sub with the confidentiality provisions of the Merger Agreement.

Intentional Breach Fee.

If the Company terminates the Merger Agreement because Parent or Merger Sub willfully or intentionally breached the Merger Agreement such that the conditions to the Company’s obligation to effect the Merger would not be satisfied, and such breach is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice is given by the Company to Parent or (ii) two business days prior to the Outside Date, then Parent shall promptly, but in no event later than three business days after the date of such termination by the Company, pay the Company a termination fee of $4.46 million by wire transfer of immediately available funds.  If Parent terminates the Merger Agreement because the Company willfully or intentionally breached the Merger Agreement such that the conditions to the Parent’s and Merger Sub’s obligation to effect the Merger would not be satisfied, and such breach is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice is given by Parent to the Company or (ii) two business days prior to the Outside Date, then the Company shall promptly, but in no event later than three business days after the date of such termination by Parent, pay Parent a termination fee of $4.46 million by wire transfer of immediately available funds.

Other than with respect to an Inadvertent Breach, any other violation or breach of the confidentiality provisions of the Merger Agreement by the Company or any violation or breach of the provisions of the Merger Agreement regarding the control of Parent will be deemed a willful and intentional breach of the Merger Agreement; provided that any breach by Company, Parent or Merger Sub of any covenant or agreement set forth in the Merger Agreement primarily as a result of compliance with the confidentiality provisions of the Merger Agreement will not be deemed an intentional or willful breach of the Merger Agreement. To the extent that any breach of any representation, warranty, covenant or agreement of the Company in the Merger Agreement is as a result of the action or inaction by Mr. Baker (solely to the extent acting in a manner that is not (x) at the direction of the Board of Directors or a committee thereof, or (y) as required by the terms of the Merger Agreement or under applicable law or pursuant to any requirement of any governmental entity), the Company will not be deemed to have breached such representation, warranty, covenant or agreement for all purposes under the Merger Agreement (including in determining whether any condition has been satisfied hereunder).

Failure to Pay Termination Fees When Due.  If either Parent or the Company fails to pay any termination fee described above when due, then such party shall reimburse the other party for all reasonable costs and expenses incurred or accrued by such party (including reasonable and documented fees and expenses of outside counsel) in connection with the collection under and enforcement of the termination fee provisions of the Merger Agreement up to a maximum total amount, including the applicable termination fee and such costs and expenses, of $4.46 million.

Sole Remedy; Liquidated Damages

The parties to the Merger Agreement have agreed that the termination fees described above constitute liquidated damages with respect to any claims against Parent, Merger Sub or the Company, as applicable, and shall be the sole and exclusive remedy of the claming party with respect to the Merger Agreement, the Guaranty, and the transactions contemplated by each of the Merger Agreement and the Guaranty, the termination of the Merger Agreement, the failure to consummate the transactions contemplated by the Merger Agreement and any claims arising out of any such breach, termination or failure.  The parties further agreed that none of Parent, Merger Sub or the Company is entitled to seek or pursue, or be granted, any specific performance or other equitable relief, or obtain any damages other than the applicable termination fee and, if applicable, costs and expenses incurred in collecting such termination fee, for or with respect to any of the claims described above.

Amendment

Subject to applicable law, the Merger Agreement may be amended by written agreement of Parent, Merger Sub and the Company at any time prior to the approval of the Merger by the Company’s stockholders.  After the Merger Agreement is approved and adopted by the Company’ stockholders, no amendment may be made which would require the further approval of the Company’s stockholders unless such further approval has been obtained.

Waiver

At any time prior to the effective time of the Merger, any party to the Merger Agreement may, by action taken or authorized by the board of directors of such party: (1) extend the time for the performance of any obligation or other acts required of the other parties under the Merger Agreement, (2) to the extent permitted by applicable law, waive any inaccuracy in the representations and warranties of the other parties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and (3) subject to the amendment provisions of the Merger Agreement and applicable law, waive compliance with any agreement or condition contained in the Merger Agreement. Any extension or waiver must be in writing.

Assignment

The Merger Agreement may not be assigned by any party by operation of law or otherwise except that, prior to the mailing of the Company’s definitive proxy statement to its stockholders, Parent may designate another wholly owned direct or indirect subsidiary of Parent to take the place of Merger Sub in the Merger Agreement so long as such designation will not impede or delay the consummation of the transactions contemplated by the Merger Agreement or otherwise materially impede the rights of the Company or its stockholders under the Merger Agreement.

Governing Law; Arbitration

The Merger Agreement will be interpreted, construed and governed by the laws of the State of Maryland.  All disputes under the Merger Agreement will be resolved pursuant to arbitration procedures applying the laws of the State of Maryland.

INFORMATION ABOUT THE COMPANY

The Company provides preclinical and non-clinical biological safety evaluation research services to many of the world’s leading pharmaceutical and biotechnology companies, as well as many agrochemical and industrial chemical companies.  The purpose of this safety evaluation is to identify risks to humans, animals or the environment resulting from the use or manufacture of a wide range of chemicals, which are essential components of the Company’s customers’ products.  The Company’s services are designed to meet the regulatory requirements of governments around the world.

The Company’s aim is to develop its business within these markets, principally in the pharmaceutical sector, and through organic growth.  In doing so, the Company expects to benefit from strong drug pipelines in the pharmaceutical industry and a growing trend towards greater outsourcing as customers focus more internal resources on research and increasingly look to variabilize their development costs and reduce their development timelines.

The Company’s sales and marketing functions are specifically focused on two main groups, pharmaceutical and biotechnology customers, and non-pharmaceutical customers.  As much of the research activity conducted for these two customer groups is similar, the Company believes it is appropriate, operationally, to view this as one business.

The principal offices of the Company are located at PO Box 2360, Mettlers Road, East Millstone New Jersey 08875-2360, and the telephone number of the Company is (732) 649-9961.

Directors and Executive Officers of the Company

The Company’s executive officers and directors are:

Name	Age	Position within the Company
Andrew Baker	60	Director, Chairman of the Board and Chief Executive Officer
Gabor Balthazar	67	Director
Mark Bibi	51	General Counsel and Secretary
Brian Cass	61	Director, Managing Director/President
Julian Griffiths	56	Vice President of Operations
Afonso Junqueiras	52	Director
Richard Michaelson	57	Chief Financial Officer
Yaya Sesay	66	Director

The business address of each of the Company’s executive officers and directors, other than Brian Cass, is PO Box 2360, Mettlers Road, East Millstone New Jersey 08875-2360, and the business telephone number of each of the Company’s executive officers and directors, other than Brian Cass, is (732) 649-9961.  The business address of Brian Cass is c/o Huntingdon Life Sciences, Woolley Road, Alconbury, Huntingdon Cambridgeshire PE28 4HS, England and the business telephone number of Brian Cass is 011-44-1480-892-000.

Identification of Directors and Executive Officers.

Andrew Baker became a director and Chairman and Chief Executive Officer of the Company on January 10, 2002.  He was appointed to the board of directors of Huntingdon Life Sciences Group plc, which is referred to in this proxy statement as Huntingdon, as Executive Chairman in September 1998.  He is a chartered accountant and has operating experience in companies involved in the delivery of healthcare ancillary services.  He spent 18 years until 1992 with Corning Incorporated, which is referred to in this proxy statement as Corning, and held the posts of President and CEO of MetPath Inc., Corning’s clinical laboratory subsidiary, from 1985 to 1989.  He became President of Corning Laboratory Services Inc. in 1989, which at the time controlled MetPath Inc. (now trading as part of Quest Diagnostics Inc.), and Hazleton Corporation, G.H. Besselaar Associates and SciCor Inc., all three now trading as part of Covance Inc.  Since leaving Corning in 1992, Mr. Baker has focused on investing in and developing companies in the healthcare sector including Unilab Corporation, a clinical laboratory services provider in California, and Medical Diagnostics Management, a U.S. based provider of radiology and clinical laboratory services to health care payers.  In 1997, he formed Focused Healthcare Partners, L.L.C., an investment firm involved with healthcare startup and development companies.

Gabor Balthazar became a director of the Company on January 10, 2002.  He was appointed to the board of directors of Huntingdon as the Senior Independent Non-Executive Director in March 2000.  He has been active in international marketing and management consulting for almost 30 years.  He was a founding member of the board of directors of Unilab Corporation, serving as President from 1989 to 1992, and continued to sit on Unilab’s board of directors until November 1999.  From 1985 to 1997, Mr. Balthazar served as a consultant to Frankfurt Consult, the merger/acquisition subsidiary of BHF-Bank, Frankfurt, Germany and to Unilabs Holdings SA, a Swiss clinical laboratory-testing holding company, from 1987 to 1992.  He is a graduate of the Columbia Law School and the Columbia Business School in New York City.

Mark Bibi became Secretary and General Counsel of the Company effective July 28, 2005.  Prior thereto he served as General Counsel of the Company and Huntingdon Life Sciences Inc. from April 1, 2002.  He served as Executive Vice President, Secretary and General Counsel of Unilab Corporation, a clinical laboratory testing company based in Los Angeles, California from May 1998 to November 1999 and as Vice President, Secretary and General Counsel of Unilab from June 1993 to May 1998.  Prior thereto, Mr. Bibi was affiliated with the New York City law firms, Schulte Roth & Zabel and Sullivan & Cromwell.

Brian Cass, FCMA, CBE, became a director and Managing Director/President of the Company on January 10, 2002.  He was appointed to the board of directors of Huntingdon as Managing Director/Chief Operating Officer in September 1998.  Prior to joining Huntingdon, he was a Vice President of Covance Inc. and Managing Director of Covance Laboratories Ltd. (previously Hazleton Europe Ltd.) for nearly 12 years, having joined the company in 1979 as Controller.  Mr. Cass worked at Huntingdon Research Center between 1972 and 1974 and has previous experience with other companies in the electronics and heavy plant industries.  He has also held directorships with North Yorkshire Training & Enterprise Council Ltd. and Business Link North Yorkshire Ltd.  In June 2002, Mr. Cass was also appointed as a Commander in the Most Excellent Order of the British Empire (CBE).

Julian Griffiths MA, FCA, has served as Vice President of Operations of the Company since July 28, 2005.  Prior thereto he was Director of Operations of Huntingdon from April 2003.  He was appointed to the Huntingdon Board as Finance Director in April 1999 and Secretary in February 2000.  He served as a director of the Company from January 10, 2002 to June 11, 2002.  Prior to joining Huntingdon, he was most recently Vice President of Analytical Services in the European preclinical division of Covance Inc., having spent nine years as Vice President of Finance in the same organization.  Prior to that, he held various positions with KPMG.

Afonso Junqueiras became a director of the Company on January 15, 2003.  He is a civil engineer and has been President and a director of a South American private civil engineering firm since 1997.

Richard Michaelson became Chief Financial Officer and Secretary of the Company effective January 10, 2002 and has been Chief Financial Officer since July 28, 2005.  Mr. Michaelson was Director of Strategic Finance of Huntingdon from September 1998 to December 2001.  He served as Senior Vice President of Unilab Corporation, a clinical laboratory testing company based in Los Angeles, California, from September 1997 to December 1997, Senior Vice President-Finance, Treasurer and Chief Financial Officer of Unilab from February 1994 to September 1997, and Vice President-Finance, Treasurer and Chief Financial Officer of Unilab from November 1993 to February 1994.  Mr. Michaelson also served as Vice President of Unilab beginning in October 1990.  Mr. Michaelson joined MetPath, Inc., the clinical laboratory subsidiary of Corning Incorporated, in 1980 and served as Vice President of MetPath from 1983 and Treasurer of Corning Lab Services, Inc. from 1990 through, in each case, September 1992.  He currently serves as a director of Huntsman Corporation.

Yaya Sesay, served as a senior government official of an African nation for approximately 25 years, culminating in his service as Financial Secretary of the Ministry of Finance for three years.  For the past five years, Mr. Sesay has been an international businessman with an interest in the development of pharmaceutical products.

None of the Company’s executive officers or directors was convicted in a criminal proceeding during the past 5 years (excluding traffic violations or similar misdemeanors) or was a party to any judicial or administrative proceeding during the past 5 years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Security Ownership of Management and Certain Beneficial Owners

Ownership of Management and Directors

The following table sets forth certain information known to the Company regarding the beneficial ownership of the Shares as of July 31, 2009 by:  (i) each of the Company’s directors and executive officers and (ii) all directors and executive officers as a group.  For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any Shares as of July 31, 2009 which such person has the right to acquire within 60 days after such date and any Shares, in addition thereto, represented by outstanding options to purchase Shares that will fully vest as a result of the Merger.  For purposes of computing the percentage of outstanding Shares held by each person or group of persons named below on a given date, any security which such person or persons have the right to acquire within 60 days after such date and any Shares, in addition thereto, represented by outstanding options to purchase Shares that will fully vest as a result of the Merger are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as noted below, each person has full voting and investment power over the Shares indicated.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Nature of Beneficial Ownership	Percentage of Shares Beneficially Owned(1)

Andrew Baker	451,639		Direct	3.4%
Chairman and Chief Executive Officer	1,874,477		Indirect	14.0%
	155,500	(2)	Options	1.2%
	Total: 2,481,616			18.4%

Gabor Balthazar	5,500		Direct	*
Director	22,500		Options	*
	Total: 28,000			*

Mark Bibi	156,561		Direct	1.2%
General Counsel and Secretary	170,455	(3)	Options	1.3%
	Total: 327,016			2.4%

Brian Cass	455,893		Direct	3.4%
President and Managing Director	355,500	(4)	Options	2.6%
	Total: 811,393			5.9%

Julian Griffiths	54,076		Direct	*
Vice President of Operations	137,750	(5)	Options	1.0%
	Total: 191,826			1.4%

Afonso Junqueiras	5,500		Direct	*
Director	2,500		Options	*
	Total: 8,000			*

Richard Michaelson	298,242		Direct	2.2%
Chief Financial Officer	120,303		Options	*
	Total: 418,545			3.1%

Yaya Sesay	5,500		Direct	*
Director	2,500		Options	*
	Total: 8,000			*

All Directors and Executive Officers as a group (8 persons)	4,274,396			29.9%

*Signifies less than 1%.

(1) All percentages calculated on the basis of 13,349,095 Shares outstanding on July 31, 2009.

(2) Includes presently exercisable options to purchase 105,500 Shares and options to purchase 50,000 Shares that will fully vest as a result of the Merger.  As of the record date, 1,874,477 of such Shares are beneficially owned by Focused Healthcare Partners, L.L.C., an entity controlled by Mr. Baker.

(3) Includes presently exercisable options to purchase 120,455 Shares and options to purchase 50,000 Shares that will fully vest as a result of the Merger.

(4) Includes presently exercisable options to purchase 305,500 Shares and options to purchase 50,000 Shares that will fully vest as a result of the Merger.

(5) Includes presently exercisable options to purchase 112,750 Shares and options to purchase 25,000 Shares that will fully vest as a result of the Merger.

Ownership of Certain Beneficial Owners

The following table sets forth certain information known to the Company regarding the beneficial ownership of Shares as of August 10, 2009 by all stockholders known by the Company (based on public filings with the Securities and Exchange Commission, except as otherwise noted) to be the beneficial owners of more than 5% of the outstanding Shares.  For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any Shares as of August 10, 2009 which such person has the right to acquire within 60 days after such date and any Shares, in addition thereto, represented by outstanding options to purchase Shares that will fully vest as a result of the Merger.  For purposes of computing the percentage of outstanding Shares held by each person or group of persons named below on a given date, any security which such person or persons have the right to acquire within 60 days after such date and any Shares, in addition thereto, represented by outstanding options to purchase Shares that will fully vest as a result of the Merger are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as noted below, each person has full voting and investment power over the Shares indicated.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Nature of Beneficial Ownership	Percent of Shares Beneficially Owned(1)

Andrew Baker	451,639	Direct	3.4%
c/o Life Sciences Research, Inc.	1,874,477	Indirect	14.0%
Mettlers Road	155,500	Options	1.2%
East Millstone, NJ 08875	Total: 2,481,616 (2)		18.4%

Brian Cass	455,893	Direct	3.4%
c/o Huntingdon Life Sciences	355,500	Options	2.6%
Woolley Road	Total: 811,393 (3)		5.9%
Alconbury, Huntingdon
Cambridgeshire PE28 4HS
England

_______________

(1)	All percentages calculated on the basis of 13,349,095 Shares outstanding on July 31, 2009.

(2)
Mr. Baker is the Chairman and Chief Executive Officer of the Company.  Includes presently exercisable options to purchase 105,500 Shares and options to purchase 50,000 Shares that will fully vest as a result of the Merger.  As of the record date, 1,874,477 of such Shares are beneficially owned by Focused Healthcare Partners, L.L.C., an entity controlled by Mr. Baker.  Share ownership numbers reported herein are based on Company records and Form 4’s and Schedules 13D filed by Mr. Baker.

(3)
Mr. Cass is President and Managing Director of the Company.  Includes presently exercisable options to purchase 305,500 Shares and options to purchase 50,000 Shares that will fully vest as a result of the Merger.  Share ownership numbers reported herein are based on Company records and Form 4’s and Schedules 13D filed by Mr. Cass.

Selected Consolidated Financial Data

The selected consolidated financial data set forth below as of December 31, 2008 and 2007 are derived from the Company’s audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2008, which is incorporated herein by reference.  The selected consolidated financial data set forth below for the six months ended June 30, 2009 and 2008 are derived from the Company’s unaudited consolidated financial data and notes thereto included in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the quarterly period ended June 30, 2009, which is incorporated herein by reference.  The results for the six months ended June 30, 2009, are not necessarily indicative of results for the entire fiscal year.  The information presented below should be read in conjunction with such financial statements and notes thereto, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009.

(in thousands, except for per share data)

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2009	2008	2008	2007
Consolidated Operating Data:	(Unaudited)
Net Revenues	$93,295	$127,557	$242,422	$236,800
Gross Profit	25,686	40,686	73,125	71,010
Operating Income	9,892	19,691	35,915	31,875
Net Income (loss)	9,964	14,019	10,418	(13,974)

Earnings Per Share Data:
Income/(loss) per share
Basic:	$0.75	$1.11	$0.81	$(1.10)
Diluted:	$0.69	$0.91	$0.70	$(1.10)
Weighted average number of Shares outstanding
Basic:	13,347	12,644	12,798	12,698
Diluted:	14,452	15,480	14,970	12,698

Consolidated Financial Position Data and Liquidity:
Current Assets	$92,087	$100,000	$85,668	$100,167
Total Assets	183,594	201,516	171,198	201,583
Current Liabilities	72,684	89,970	72,141	105,572
Pension Liabilities	38,320	41,547	33,859	43,522
Long term debt and related party loans	71,982	75,316	71,943	73,029
Total liabilities	191,293	215,460	186,410	230,910

Book Value Per Share

The Company’s net book value per Share as of December 31, 2008 was ($1.19) per Share.

Projected Financial Information

The Company does not as a matter of course make public forecasts as to future performance or earnings.  However, in connection with the discussions concerning the Merger, the Company furnished to the Acquiring Parties, Plymouth Partners and certain other potential bidders certain internal financial forecasts prepared by the Company’s management.  These forecasts consisted of projections for 2009 derived from the Company’s internal forecasting systems and projections for 2010-2012 modeled using assumed growth rates for each year.  The Company also prepared sensitivity cases reflecting changes in the assumed growth rates.  These forecasts were used by the Acquiring Parties and such other potential bidders to analyze the Company, and were used by Plymouth Partners in connection with its financial analyses described above under “SPECIAL FACTORS — Opinion of Financial Advisor to the Special Committee.”  These financial forecasts were prepared by management after the receipt of the Initial Baker Offer in the context of a possible acquisition transaction, including the Merger.  The Company did not prepare any forecasts at that time other than those provided to the Acquiring Parties, Plymouth Partners and certain other potential bidders.

The Company did not prepare the forecasts that were provided to the Acquiring Parties, Plymouth Partners and other potential bidders with a view to public disclosure and such forecasts are included in this proxy statement only because this information was used by the Acquiring Parties, Plymouth Partners and certain other bidders in the manner described above.  The Company did not prepare the forecasts that were provided to the Acquiring Parties, Plymouth Partners and other potential bidders with a view to compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.  Hugh Scott P.C., the Company’s independent auditor, has neither examined nor compiled the accompanying prospective financial information and, accordingly, such firm did not express any opinion or any other form of assurance with respect thereto.  The Hugh Scott P.C. reports incorporated by reference in this proxy statement relate to the Company’s historical financial information.  Such reports do not extend to the projected financial information set forth below and should not be read to do so.

In general, management’s internal financial forecasts are prepared for internal use and are subjective in many respects, and thus susceptible to, interpretations and assumptions, all made by management of the Company, with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond the control of the Company.  Accordingly, the Company cannot offer any assurance that the assumptions made in preparing the forecasts will prove accurate, and actual results may be materially greater or less than those contained in the forecasts.  Therefore, this information should not be relied upon as being necessarily indicative of future results, and you are cautioned not to place undue reliance on the prospective financial information.  Except to the extent required under the federal securities laws, the Company does not intend to make publicly available any update or other revisions to the forecasts to reflect circumstances existing after the date of the preparation of the forecasts.  See “SPECIAL NOTE ON FORWARD LOOKING STATEMENTS.”

The forecasts should be read together with the information contained in the consolidated financial statements of the Company available in its filings with the Securities and Exchange Commission and the information set forth in this proxy statement, and along with the risk factors set forth in this proxy statement and in the Company’s filings with the Securities and Exchange Commission.

The Company initially provided to the Acquiring Parties, Plymouth Partners and other potential bidders forecasts based on an assumed exchange rate of U.S. dollars to U.K. pounds sterling of $1.45 = £1.00, and provided to the Acquiring Parties and Plymouth Partners a restatement of those same forecasts assuming an exchange rate of U.S. dollars to U.K. pounds sterling of $1.45 = £1.00 for January through May 2009 and $1.65 = £1.00 thereafter, as the exchange rate had risen to approximately $1.65 = £ 1.00 after the initial forecasts were prepared.  Because the forecasts are identical other than for the assumed foreign exchange rate, this proxy statement only includes the forecasts prepared assuming an exchange rate of U.S. dollars to U.K. pounds sterling of $1.65 = £1.00, except as otherwise noted.

In addition to the exchange rate assumptions described above and the growth assumptions presented in the tables immediately preceding the presentation of the financial forecasts below, the Company’s forecasts were prepared in early May 2009 based on the assumptions that:

●
the Company will continue to transact its business in the ordinary course; no adjustments were made to reflect any change in capital structure, cost savings as a private company, and/or costs associated with the Merger or triggered by the Merger;

●	the Company’s FAS 156 charge (representing expense calculated for U.K. closed defined benefit pension plan) will remain at the 2009 rate of £2.6 million ($4.2 million at the $1.65 exchange rate);

●	the Company will continue to accrue for the LTIP (expires December 2010);

●
some of the discretionary short-term cost saving initiatives currently undertaken by the Company will only be possible for a fixed period of time (resulting in decreased incremental margins in later years);

●	with respect to the base case and sensitivity case one scenarios, the projected staff cost savings announced by the Company in 2009 are reversed over the one to two years following 2009;

●
the Company’s borrowings will continue to accrue interest at the current rate of 7.75% per year; no allowance was made for the modification of the Existing Financing Agreement entered into on July 8, 2009 or any increased interest expense or fees payable thereunder;

●
the Company will be required to pay a $5.0 million arrangement fee to arrange for an additional $50.0 million in financing (similar to the rollover of the outstanding loans under the Company’s Existing Financing Agreement, as described above) after March 1, 2011;

●	other income and expense will remain negligible and will not be affected by large swings in the exchange rate of U.S. dollars to U.K. pounds sterling;

●	the Company will not have any tax liability for corporate taxes in the United Kingdom or in the United States;

●	the Company will not earn any interest (or will earn a negligible amount of interest) in respect of its cash balances; and

●
the Company’s capital expenditures requirements will be $12.2 million in 2009 and $17.0 million each year thereafter (other than with respect to the sensitivity case one scenario, which assumes capital expenditure requirements of $23.0 million for 2010 and 2011), all at the $1.65 exchange rate.

FOUR YEAR FORECAST – BASE CASE

Growth Assumptions(a)

	2010	2011	2012
Revenue Volume Growth	6.00%	6.00%	8.00%
Revenue Price Inflation	0.90%	2.70%	2.50%
Compound Incremental Revenue Growth	6.95%	8.86%	10.70%
Cost of Sales Growth	1.80%	2.40%	6.00%
Cost Inflation	5.00%	4.00%	2.50%
SG&A Increase	1.80%	2.40%	8.00%
Energy Expense Increase	-10.00%	3.00%	3.00%

Cost of Sales Growth as % of Revenue Volume Growth	30%	40%	75%
SG&A Growth as % of Revenue Volume Growth	30%	40%	100%
___________________________
(a) The revenue growth rates above are the composite of separately estimated growth rates for the Company’s U.K. and U.S. operations.  The resulting growth rates for revenues and costs are stated in local currency terms.  The growth rates above do not match the growth rates calculated from the forecasts for 2010 due to the impact of different average exchange rates for 2009 compared to the subsequent periods.

Summary Income Statement and Cash Flow Items (a)

(dollars in millions)

	Model Historical	Projected
	Q1 2009	Q2 2009	Q3 2009	Q4 2009	2009	2010	2011	2012
Net Revenues	$48.4	$44.7	$49.7	$49.0	$191.8	$213.4	$232.3	$257.1
Gross Profit	$13.8	$12.1	$14.0	$14.0	$53.9	$61.7	$70.9	$81.8
SG&A	$(7.8)	$(7.1)	$(8.4)	$(8.1)	$(31.4)	$(34.1)	$(36.3)	$(40.2)
EBITDA	$8.1	$7.1	$7.8	$8.1	$31.1	$37.0	$44.9	$52.7
Net Income	$4.2	$2.6	$2.8	$3.4	$13.0	$17.9	$26.8	$34.3
Capital Expenditures	$2.2	$3.0	$3.4	$3.6	$12.2	$17.0	$17.0	$17.0
Depreciation & Amortization	$2.1	$2.1	$2.2	$2.2	$8.6	$9.3	$10.3	$11.1
___________________________
(a) Assumes an exchange rate of U.S. dollars to U.K. pounds sterling of $1.45 = £1.00 for January - May 2009, and $1.65 = £1.00 for June 2009 and thereafter (the average assumed exchange rate for 2009 is $1.57 = £1.00).  Figures in the forecast model for historical periods may vary slightly from actual reported figures due to rounding, minor differences in classification and assumed currency exchange rate.

Summary Balance Sheet Items

(dollars in millions)

	Model Historical (a)	Projected (b)
	2008	2009	2010	2011	2012
Cash	$36.5	$36.0	$45.6	$57.5	$83.0
Current Assets	$86.2	$86.4	$101.1	$117.7	$150.7
Total Assets	$171.2	$174.5	$197.5	$221.4	$260.3
Current Liabilities	$69.7	$62.0	$68.0	$73.8	$81.4
Total Liabilities	$186.5	$176.7	$178.0	$179.6	$178.9
Equity	$(15.3)	$(2.2)	$19.5	$41.8	$81.3
___________________________
(a) Year-end exchange rate of U.S. dollars to U.K. pounds sterling was $1.44 = £1.00 on December 31, 2008.
(b) Assumes an exchange rate of U.S. dollars to U.K. pounds sterling of $1.65 = £1.00 for December 31, 2009 and thereafter.

FOUR YEAR FORECAST – SENSITIVITY CASE 1

Growth Assumptions

	2010	2011	2012
Revenue Volume Growth	7.00%	7.90%	9.20%
Revenue Price Inflation	2.00%	3.00%	3.00%
Compound Incremental Revenue Growth	9.14%	11.14%	12.48%
Cost of Sales Growth	3.50%	4.74%	6.44%
Cost Inflation	5.00%	5.00%	3.00%
SG&A Increase	3.50%	8.69%	11.04%
Energy Expense Increase	-10.00%	3.00%	3.00%

Cost of Sales Growth as a % of Revenue Volume Growth	50%	60%	70%
SG&A Growth as a % of Revenue Volume Growth	50%	110%	120%
___________________________
(a) The revenue growth rates above are the composite of separately estimated growth rates for the Company’s U.K. and U.S. operations.  The resulting growth rates for revenues and costs are stated in local currency terms.  The growth rates above do not match the growth rates calculated from the forecasts for 2010 due to the impact of different average exchange rates for 2009 compared to the subsequent periods.

Summary Income Statement and Cash Flow Items(a)

(dollars in millions)

	Model Historical	Projected
	Q1 2009	Q2 2009	Q3 2009	Q4 2009	2009	2010	2011	2012
Net Revenues	$48.4	$44.7	$53.6	$52.9	$199.6	$226.2	$251.4	$282.7
Gross Profit	$13.8	$12.1	$16.9	$17.0	$59.8	$69.9	$79.7	$94.5
SG&A	$(7.8)	$(7.1)	$(8.5)	$(8.3)	$(31.7)	$(35.5)	$(40.5)	$(46.3)
EBITDA	$8.1	$7.1	$10.6	$10.9	$36.7	$43.7	$49.8	$60.3
Net Income	$4.2	$2.6	$5.0	$5.6	$17.4	$23.0	$29.3	$38.2
Capital Expenditures	$2.2	$3.0	$3.4	$3.6	$12.2	$17.0	$23.0	$23.0
Depreciation & Amortization	$2.1	$2.1	$2.2	$2.2	$8.6	$9.3	$10.6	$12.2
___________________________
(a) Assumes an exchange rate of U.S. dollars to U.K. pounds sterling of $1.45 = £1.00 for January - May 2009, and $1.65 = £1.00 for June 2009 and thereafter (the average assumed exchange rate for 2009 is $1.57 = £1.00).  Figures in the forecast model for historical periods may vary slightly from actual reported figures due to rounding, minor differences in classification and assumed currency exchange rate.

Summary Balance Sheet Items

(dollars in millions)

	Model Historical (a)	Projected (b)
	2008	2009	2010	2011	2012
Cash	$36.5	$42.3	$58.2	$68.6	$95.4
Current Assets	$86.2	$96.2	$116.9	$133.9	$170.4
Total Assets	$171.2	$183.1	$210.4	$238.4	$285.7
Current Liabilities	$69.7	$66.5	$71.8	$79.6	$89.1
Total Liabilities	$186.5	$181.2	$182.2	$185.4	$186.7
Equity	$(15.3)	$1.9	$28.2	$53.0	$99.1
___________________________
(a) Year-end exchange rate of U.S. dollars to U.K. pounds sterling was $1.44 = £1.00 on December 31, 2008.
(b) Assumes an exchange rate of U.S. dollars to U.K. pounds sterling of $1.65 = £1.00 for December 31, 2009 and thereafter.

FOUR YEAR FORECAST – SENSITIVITY CASE 2

Growth Assumptions

	2010	2011	2012
Revenue Volume Growth	5.20%	5.20%	6.75%
Revenue Price Inflation	0.00%	1.75%	1.75%
Compound Incremental Revenue Growth	5.20%	7.04%	8.62%
Cost of Sales Growth	1.30%	2.08%	5.06%
Cost Inflation	2.50%	2.50%	2.00%
SG&A Increase	1.30%	3.12%	6.75%
Energy Expense Increase	-10.00%	3.00%	3.00%

Cost of Sales Growth as a % of Revenue Volume Growth	25%	40%	75%
SG&A Growth as a % of Revenue Volume Growth	25%	60%	100%
___________________________
(a) The revenue growth rates above are the composite of separately estimated growth rates for the Company’s U.K. and U.S. operations.  The resulting growth rates for revenues and costs are stated in local currency terms.  The growth rates above do not match the growth rates calculated from the forecasts for 2010 due to the impact of different average exchange rates for 2009 compared to the subsequent periods.

Summary Income Statement and Cash Flow Items(a)

(dollars in millions)

	Model Historical	Projected
	Q1 2009	Q2 2009	Q3 2009	Q4 2009	2009	2010	2011	2012
Net Revenues	$48.4	$44.7	$44.0	$43.3	$180.4	$197.7	$211.6	$229.9
Gross Profit	$13.8	$12.1	$8.8	$8.8	$43.5	$51.1	$58.2	$65.3
SG&A	$(7.8)	$(7.1)	$(8.1)	$(7.9)	$(30.9)	$(33.1)	$(35.0)	$(38.1)
EBITDA	$8.1	$7.1	$2.9	$3.1	$21.2	$27.3	$33.5	$38.3
Net Income	$4.2	$2.6	$(1.5)	$(1.0)	$4.3	$11.4	$21.4	$27.6
Capital Expenditures	$2.2	$3.0	$3.4	$3.6	$12.2	$17.0	$17.0	$17.0
Depreciation & Amortization	$2.1	$2.1	$2.2	$2.2	$8.6	$9.3	$10.3	$11.1
___________________________
(a) Assumes an exchange rate of U.S. dollars to U.K. pounds sterling of $1.45 = £1.00 for January - May 2009, and $1.65 = £1.00 for June 2009 and thereafter (the average assumed exchange rate for 2009 is $1.57 = £1.00).  Figures in the forecast model for historical periods may vary slightly from actual reported figures due to rounding, minor differences in classification and assumed currency exchange rate.

Summary Balance Sheet Items

(dollars in millions)

	Model Historical(a)	Projected (b)
	2008	2009	2010	2011	2012
Cash	$36.5	$24.8	$25.0	$25.3	$36.2
Current Assets	$86.2	$70.4	$76.9	$80.7	$97.5
Total Assets	$171.2	$159.7	$177.7	$194.8	$217.4
Current Liabilities	$69.7	$55.9	$63.5	$67.7	$73.4
Total Liabilities	$186.5	$170.6	$174.0	$173.6	$170.9
Equity	$(15.3)	$(10.9)	$3.7	$21.2	$46.5
___________________________
(a) Year-end exchange rate of U.S. dollars to U.K. pounds sterling was $1.44 = £1.00 on December 31, 2008.
(b) Assumes an exchange rate of U.S. dollars to U.K. pounds sterling of $1.65 = £1.00 for December 31, 2009 and thereafter.

Management’s Estimate of the Company’s Capacity

In addition to the forecasts presented above, the Company presented to the Acquiring Parties and Plymouth Partners management’s estimate of revenues of the Company’s United States and United Kingdom facilities, if operating at full capacity in the ordinary course of business.  Achieving this level of revenue would require additional labor costs but would not require additional plant costs beyond capital expenditures in the ordinary course.

Annual Estimated Revenue, 2009 Basis

(in thousands)

U.K. Capacity in Dollars (a)	$229,870
U.S. Capacity	$72,640
Total Capacity	$302,510
___________________________
(a) Assumes an exchange rate of U.S. dollars to U.K. pounds sterling of $1.65 = £1.00.

Price Range of the Shares

The Shares trade on NYSE Arca under the symbol “LSR.”  The following table shows, for the periods indicated, the high and low sale prices per Share on NYSE Arca, based on published financial sources:

	High	Low
Quarter ended March 31, 2007	$15.00	$11.53
Quarter ended June 30, 2007	16.60	12.40
Quarter ended September 30, 2007	19.75	14.52
Quarter ended December 31, 2007	22.71	17.50
Quarter ended March 31, 2008	28.50	18.30
Quarter ended June 30, 2008	30.51	23.37
Quarter ended September 30, 2008	39.30	26.05
Quarter ended December 31, 2008	36.48	8.20
Quarter ended March 31, 2009	9.90	4.12
Quarter ended June 30, 2009	7.89	6.24
Quarter ended September 30, 2009 (through August 3, 2009)	8.27	6.87

Dividend Policy

The Company has never declared or paid any cash dividends on the Shares.  If the Merger is not completed, the Company does not anticipate paying any cash dividends in the foreseeable future, and it intends to retain future earnings for the development and expansion of its business.  In addition, the Merger Agreement prohibits the Company from declaring or paying dividends before completion of the Merger.  See “THE MERGER AGREEMENT — Conduct of Business Pending the Merger” above.

Prior Public Offerings

The Company has not made an underwritten public offering of its common stock for cash during the past three years that was registered under the Securities Act or exempt from registration under Regulation A.

INFORMATION ABOUT THE ACQUIRING PARTIES

Mr. Baker is the Chairman and Chief Executive Officer of the Company.

Mr. Baker is currently the sole owner of all of the outstanding capital stock of Parent, and Parent is the sole owner of all of the outstanding capital stock of Merger Sub.  Mr. Baker is also the sole owner of all of the outstanding units of LAB Holdings.

Parent is a newly formed Delaware corporation and has not carried on any activities other than in connection with the Merger.  Merger Sub is a newly formed Maryland corporation and has not carried on any activities other than in connection with the Merger.  Parent and Merger Sub have been formed in connection with the Merger and, until immediately prior to the effective time of the Merger, it is not anticipated that Merger Sub or Parent will have any significant assets or liabilities or engage in activities other than those incident to their respective formation and the transactions contemplated by the Merger Agreement and the related debt and equity financings.  Mr. Baker is the sole director and officer of each of Parent and Merger Sub.

LAB Holdings is a newly formed Delaware limited liability company and has not carried on any activities other than in connection with the Merger.  LAB Holdings is the Guarantor under the Merger Agreement and the Guaranty, and has been capitalized with an amount estimated to be sufficient to pay the maximum termination fee potentially payable by the Constituent Corporations under the Merger Agreement.  Mr. Baker is the sole manager of LAB Holdings.

Focused Healthcare Partners, L.L.C., a New Jersey limited liability company, is an investment firm involved with healthcare startup and development companies.  Mr. Baker is the sole owner of all the outstanding units of, and the sole director and officer of, Focused Healthcare Partners, L.L.C.

The principal offices of Parent, Mr. Baker, Focused Healthcare Partners, L.L.C. and LAB Holdings are c/o Mr. Baker at Life Sciences Research, Inc., 401 Hackensack Avenue, Hackensack, NJ 07601 and the telephone number of Parent and Mr. Baker is (732) 649-9961.  The principal office of Merger Sub is 300 East Lombard Street, Baltimore, Maryland 21202.

OTHER MATTERS

Other Matters at the Special Meeting

If any procedural matters properly come before the special meeting, it is the intention of the proxy holders, identified in the proxy card or any proxy submitted via telephone or Internet, to vote in their discretion on such matters pursuant to the discretionary authority granted pursuant to the proxy card and permitted under applicable law.

Future Stockholder Proposals

If the Merger is consummated, the Company will not have public stockholders and there will be no public participation in any future meeting of stockholders.  However, if the Merger is not completed, the Company expects to hold a 2010 annual meeting of stockholders.  Any proposal by a stockholder intended to be presented at the Company’s 2010 Meeting of Stockholders must be received by the Company no later than January 21, 2010 to be included in the Company’s proxy statement and form of proxy relating to such annual meeting.  Any proposal should be addressed to the offices of the Company, Mettlers Road, P.O. Box 2360, East Millstone, NJ  08875, Attention: Secretary.

Under the provisions of the Company’s current bylaws, for nominations or other business to be properly brought before an annual meeting by a stockholder, (a) the stockholder must have given timely notice thereof in writing to the Secretary of the Company; (b) the business must be a proper matter for stockholder action under Maryland law; (c) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the Company with a “Solicitation Notice” (as that term is defined below), such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Shares required under applicable laws to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Shares reasonably believed by such stockholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice; and (d) if no Solicitation Notice relating thereto has been timely provided, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice.  To be timely, a stockholder’s notice must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the ninetieth (90th) calendar day nor earlier than the close of business on the one hundred and twentieth (120th) calendar day prior to the first (1st) anniversary of the preceding year’s annual meeting.  For purposes of the 2010 annual meeting, that would mean such notice must be delivered no later than the close of business on February 21, 2010 nor earlier than the close of business on January 21, 2010.  Such stockholder’s notice shall set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Company’s bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, (2) the class (and, if applicable, series) and number of Shares which are owned beneficially and of record by such stockholder and such beneficial owner, (3) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (4) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding voting stock required to approve or adopt the proposal or elect such nominee or nominees (an affirmative statement of such intent is referred to in this proxy statement as a Solicitation Notice).  The foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the Company of his or her intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor) promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for such annual meeting.  The Company may require any proposed nominee to furnish such other information as the Company may reasonably require to determine the eligibility of such proposed nominee to serve as a director.

Householding of Proxy Materials

Only one copy of this proxy statement has been sent to multiple stockholders who share the same address and last name, unless the Company has received contrary instructions from one or more of those stockholders.  This procedure is referred to as “Householding.”  The Company has been notified that certain intermediaries (brokers or banks) also will household proxy materials.  The Company will deliver promptly, upon oral or written request, separate copies of the proxy statement to any stockholder at the same address.  If you wish to receive separate copies of one or both of these documents, you may write to Life Sciences Research, Inc., P. O. Box 2360, Mettlers Road, East Millstone, NJ  08875, Attention: Secretary.  You may contact your broker or bank to make a similar request.  Stockholders sharing an address who now receive multiple copies of the Company’s proxy statement may request delivery of a single copy of each document by writing or calling the Company at the above address or by contacting their broker or bank (provided the broker or bank has determined to household proxy materials).

Prior Stock Purchases and Other Transactions

Prior stock purchases by the Company.

Except as set forth below, the Company did not purchase any Shares during the past two years:

Period	Total Number of Shares Purchased		Range of Prices Paid Per Share or Unit		Average Price Paid Per Share
September 1, 2008 – December 31, 2008	40,600	(1)	$24.63	(2)	$24.63	(2)
July 1, 2007 – August 31, 2007	612,500	(3)(4)	$7.00-11.50	(5)	$10.93	(5)

(1)	Transaction involved the privately negotiated purchase from an unaffiliated third party of warrants to acquire 40,600 Shares at an exercise price of $10.46 per Share.

(2)	The Company repurchased warrants to acquire 40,600 Shares at an exercise price of $10.46 per Share, for an aggregate consideration of $1,000,000.

(3)
The Company repurchased warrants to acquire 562,500 Shares in two separate transactions.  On August 1, 2007, the Company acquired from its third party lender in a privately negotiated transaction, concurrent with the amendment of the Company’s Existing Financing Agreement, warrants to acquire 250,000 Shares at an exercise price of $12.00 per Share for an aggregate consideration of $2,750,000, or the equivalent of $11.00 per each warrant to acquire a Share.  On August 29, 2007, the Company acquired from an unaffiliated third party in a privately negotiated transaction warrants to acquire 312,500 Shares at an exercise price of $10.46 per Share for an aggregate consideration of $3,594,000, or the equivalent of $11.50 per each warrant to acquire a Share.

(4)	Transaction involved the privately negotiated purchase from an unaffiliated third party of warrants to acquire 50,000 Shares at an exercise price of $10.70 per Share.

(5)
The Company purchased (1) warrants to acquire 250,000 Shares at an exercise price of $12.00 per Share for an aggregate consideration of $2,750,000 or the equivalent of $11.00 per each warrant to acquire a Share; (2) warrants to acquire 312,500 Shares at an exercise price of $10.46 per Share for an aggregate consideration of $3,594,000 or the equivalent of $11.50 per each warrant to acquire a Share; and (3) warrants to acquire 50,000 Shares for an aggregate consideration of $350,000 or the equivalent of $7.00 per each warrant to acquire a Share.

Prior Stock Purchases by the Acquiring Parties.  Except as provided below, no purchases of Shares have been made by any of the Acquiring Parties, or any affiliate thereof, within the past two years:

Period	Purchasing Party	Total Number of Shares Purchased		Range of Prices Paid Per Share or Unit	Average Price Paid Per Share
September 1, 2008 – December 31, 2008	Andrew H. Baker	610, 914	(1)	$1.50 - $1.50	$1.50

(1)
Mr. Baker exercised warrants to purchase 410,914 Shares on October 27, 2008 at an exercise price of $1.50 per Share, and exercised options to purchase 200,000 Shares on November 14, 2008 at an exercise price of $1.50 per Share.

Available Information

The Company is subject to the informational reporting requirements of the Exchange Act and, in accordance with the Exchange Act, files reports, proxy statements and other information with the Securities and Exchange Commission.  These reports, proxy statements and other information can be inspected and copies made at the Public Reference Room of the Securities and Exchange Commission located at 100 F Street NE, Washington, DC 20549-2521.  Copies of these materials can also be obtained from the Public Reference Room of the Securities and Exchange Commission at its Washington address at prescribed rates.  Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330.  Copies of these materials also may be obtained without charge at the Securities and Exchange Commission’s website at www.sec.gov.  The Shares trade on NYSE Arca, under the symbol “LSR.”

The Company, Parent, Merger Sub, Mr. Baker, Focused Healthcare Partners, L.L.C. and LAB Holdings have filed a Schedule 13E-3 with the Securities and Exchange Commission with respect to the Merger.  As permitted by the Securities and Exchange Commission, this proxy statement may omit certain information contained in the Schedule 13E-3.  The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection or copying as set forth above.  Statements contained in this proxy statement or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document are not necessarily complete and each of these statements is qualified in its entirety by reference to that contract or other document filed as an exhibit with the Securities and Exchange Commission.

If you would like to request documents from the Company, please do so at least 10 business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

You should rely only on the information contained or incorporated by reference in this proxy statement when considering how to vote your Shares at the special meeting.  The Company has not authorized anyone to provide you with information that is different from what is contained in this proxy statement.

You should not assume that the information contained in this proxy statement is accurate as of any date other than the date hereof, and the mailing of this proxy statement to stockholders does not create any implication to the contrary.  This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Information Incorporated by Reference

The Securities and Exchange Commission allows the Company to incorporate by reference into this proxy statement, which means the Company may disclose important information by referring you to other documents filed separately with the Securities and Exchange Commission.  The information incorporated by reference is deemed to be a part of this proxy statement, except for any information superseded by information contained in, or incorporated by reference into, this proxy statement.

This proxy statement incorporates by reference the documents listed below that the Company previously filed with the Securities and Exchange Commission.  These documents contain important information about the Company and its business, financial condition and results or operations.

The following documents filed by the Company with the Securities and Exchange Commission are incorporated herein by reference:

Type of Report / Statement	Periods Covered / Date Filed
Annual Report on Form 10-K	Years ended December 31, 2008 and 2007
Annual Report on Form 11-K	Years ended December 31, 2008 and 2007
Proxy Statement on Schedule 14A	Filed on April 9, 2009
Quarterly Reports on Form 10-Q	Quarter ended June 30, 2009
Current Reports on Form 8-K	Filed on May 4, 2009, May 21, 2009, June 5, 2009 and July 9, 2009

The Company also incorporates by reference all other reports it has filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2008 and each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the special meeting.  Any and all of the information that has been incorporated by reference in this proxy statement and not presented in this proxy statement or delivered with it, will be made available without charge, without exhibits (unless the exhibits are specifically incorporated by reference in this proxy statement), to any person to whom this proxy statement is delivered, upon written request directed to the Company at P. O. Box 2360, Mettlers Road, East Millstone, NJ  08875, Attention: Secretary or telephonic request to the Company’s Secretary at (732) 649-9961. Any requested documents will be sent by first class mail or other equally prompt means within one business day of the Company’s receipt of such request.

By Order of the Board of Directors

______________________________________
Mark L. Bibi
Secretary and General Counsel

East Millstone, New Jersey
                  , 2009

APPENDIX A

AGREEMENT AND PLAN OF MERGER

among

LIFE SCIENCES RESEARCH, INC.,

LION HOLDINGS, INC.

and

LION MERGER CORP.

Dated as of July 8, 2009

TABLE OF CONTENTS

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of July 8, 2009, among Life Sciences Research, Inc., a Maryland corporation (the “Company”), Lion Holdings, Inc., a Delaware corporation (“Parent”), and Lion Merger Corp., a Maryland corporation and a wholly owned subsidiary of Parent (“Merger Sub”; the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1. The Merger

Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease.  The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the Maryland General Corporation Law (the “MGCL”).

1.2. Closing

Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at a location to be agreed by the parties at 9:00 a.m. (Eastern Time) on the second business day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.  For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York, New York.

1.3. Effective Time

As soon as practicable following the Closing, the Company and Parent will cause the Articles of Merger (the “Articles of Merger”) to be executed, acknowledged and filed with the State Department of Assessments and Taxation of Maryland.  The Merger shall become effective at the time when the Articles of Merger have been accepted for record by the State Department of Assessment and Taxation of Maryland or at such later time as may be agreed by the parties hereto in writing and specified in the Articles of Merger, not to exceed thirty (30) days after the Articles of Merger are accepted for record (the “Effective Time”).

ARTICLE II

Charter and Bylaws
of the Surviving Corporation

2.1. The Charter

The charter of the Company shall be amended as a result of the Merger so as to read in its entirety as set forth in Exhibit A hereto and as so amended shall be the charter of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Laws.

2.2. The Bylaws

The bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein, by the Charter of the Surviving Corporation or by applicable Laws.

ARTICLE III
Officers and Directors
of the Surviving Corporation

3.1. Director

The director of Merger Sub shall, from and after the Effective Time, be the director of the Surviving Corporation until such director’s successor shall have been duly elected and qualify or until his or her earlier death, resignation or removal in accordance with the Charter and the Bylaws.

3.2. Officers

The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualify or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE IV
Effect of the Merger on Capital Stock:
Exchange of Certificates

4.1. Effect on Capital Stock

At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any capital stock of the Company:

(a) Merger Consideration.  Each share of the voting common stock, par value $0.01 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent and Shares owned by any direct or indirect wholly owned subsidiary of the Company, and in each case not held on behalf of third parties) shall be converted into the right to receive $8.50 per Share in cash (the “Per Share Merger Consideration”).  At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, each certificate (a “Certificate”) formerly representing any of the Shares shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.  For the avoidance of doubt, the parties acknowledge and agree that to the extent any Shares have been contributed to Parent prior to or in connection with the Effective Time, such contribution shall be deemed to have occurred immediately prior to the Effective Time.

(b) Merger Sub.  At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

4.2. Exchange of Certificates.

(a) Paying Agent.  At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld or delayed) (unless a paying agent reasonably acceptable to the Parent and Company is not available on commercially reasonable terms, in which case the Company shall act as paying agent hereunder) (such paying agent or the Company, as applicable, the “Paying Agent”), for the benefit of the holders of Shares, a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 4.1(a) (such cash being hereinafter referred to as the “Exchange Fund”).  The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America.  Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to the Surviving Corporation.  To the extent that there are losses with respect to any such investments, the Exchange Fund diminishes for any reason below the level required to make prompt cash payment under Section 4.1(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace, restore or increase the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such payments under Section 4.1(a).

(b) Exchange Procedures.  Promptly after the Effective Time (and in any event within two (2) business days), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) in exchange for the Per Share Merger Consideration.  Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) multiplied by (y) the Per Share Merger Consideration, and such Certificate so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.  In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable, the Paying Agent shall deliver to such transferee an amount of cash in immediately available funds to be exchanged upon due surrender of such Certificate.

(c) Transfers.  All Per Share Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article IV shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates.  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article IV.  From and after the Effective Time, holders of Certificates shall cease to have any rights as stockholders of the Company, except as otherwise provided herein or by Law.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for one year after the Effective Time shall be delivered to the Surviving Corporation.  Any holder of Shares who has not theretofore complied with this Article IV shall thereafter look only to Parent and the Surviving Corporation for payment of the Per Share Merger Consideration upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)), without any interest thereon.  Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount required to be delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.  For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(e) Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver to such Person cash in immediately available funds in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f) Appraisal Rights.  In accordance with the Company’s charter and Section 3-202(c) of the MGCL, no stockholder of the Company shall have any statutory rights to demand and receive payment of the fair value of the stockholder’s Shares as a result of the transactions contemplated by this Agreement or the Merger.

(g) Withholding Rights.  Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Law.  To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall (i) be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity and (ii) be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.  Parent and Merger Sub agree that no amounts will be withheld pursuant to Code Section 1445 with respect to any amounts payable under this Agreement.

4.3. Treatment of Stock Plans and Warrants

(a) Options.  Except as may be separately agreed in writing prior to the Effective Time by Parent and the holder of any option to purchase Shares (a “Company Option”) (with respect to such holder’s Company Options only), at the Effective Time, each outstanding Company Option under the Stock Plans shall become fully exercisable and vested, shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) business days after the Effective Time), an amount in cash equal to (x) the total number of Shares subject to such Company Option immediately prior to the Effective Time multiplied by (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Option, less applicable Taxes required to be withheld with respect to such payment. The Company agrees to use commercially reasonable efforts to take all actions reasonably sufficient (including any action reasonably requested by Parent) to effectuate immediately prior to the Effective Time the cancellation of all Company Stock Options.

(b) Restricted Stock.  At the Effective Time, each outstanding share of restricted stock (“Restricted Stock”) under the Stock Plans shall become fully vested, shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) business days after the Effective Time), an amount in cash equal to (x) the total number of shares of such Restricted Stock immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

(c) Warrants.  At the Effective Time, each outstanding Warrant shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) business days after the Effective Time), an amount in cash equal to (x) the total number of Shares subject to such Warrant immediately prior to the Effective Time multiplied by (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Warrant, less applicable Taxes required to be withheld with respect to such payment.

(d) Corporate Actions.  At or prior to the Effective Time, the Company, the board of directors of the Company (subject to the exercise of the directors’ duties under applicable Law) and the compensation committee of the board of directors of the Company (subject to the exercise of the directors’ duties under applicable Law), as applicable, shall adopt resolutions and take all actions necessary to implement the provisions of Sections 4.3(a), 4.3(b), 4.3(c) and this Section 4.3(d).  Except as otherwise provided herein or agreed to in writing by Parent and the Company or as may be necessary to administer Company Options or Restricted Stock remaining outstanding following the Effective Time, the Stock Plans shall be terminated effective as of the Effective Time and no participant in the Stock Plans shall thereafter be granted any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation, Parent or any Subsidiary of any of the foregoing.

4.4. Adjustments to Prevent Dilution

In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

ARTICLE V

Representations and Warranties

5.1. Representations and Warranties of the Company

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to or concurrently with entering into this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or similar entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect.  The Company has made available to Parent complete and correct copies of the Company’s and its Significant Subsidiaries’ charters and bylaws or comparable governing documents, each as amended to the date hereof, and each as so made available is in effect on the date hereof.  As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries and, unless otherwise indicated herein, the term “Subsidiary” refers to a Subsidiary of the Company, (ii) “Significant Subsidiary” is as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (iii) “Company Material Adverse Effect” means any event, circumstance, development, change or effect that (i) has a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries taken as a whole or (ii) would reasonably be expected to prevent the Company from consummating the Merger or prevent the Company from performing its obligations under this Agreement; provided, however, that none of the following shall constitute or be taken into account in determining whether there has been or is a Company Material Adverse Effect:

(A)           events, circumstances, developments, changes or effects in the economy or financial markets generally in the United States or other countries in which the Company or any of its Subsidiaries conduct operations or that are the result of acts of war or terrorism so long as such events, circumstances, developments, changes or effects do not adversely affect the Company or its Subsidiaries in a materially disproportionate manner relative to participants in the pharmaceutical industry or any industry in which the Company or its Subsidiaries operate;

(B)           events, circumstances, developments, changes or effects that are the result of factors generally affecting the pharmaceutical industry or any industry in which the Company and its Subsidiaries operate so long as such events, circumstances, developments, changes or effects do not adversely affect the Company or its Subsidiaries in a materially disproportionate manner relative to participants in either the pharmaceutical industry or any industry in which the Company or its Subsidiaries operate, respectively;

(C)           any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company or any of its Subsidiaries with its customers, employees, financing sources or vendors caused by the pendency or the announcement of the transactions contemplated by this Agreement;

(D)           events, circumstances, developments, changes or effects arising from the entry into, actions contemplated by or the performance of obligations required by this Agreement, including any litigation or other proceeding arising therefrom, and any actions taken by the Company and its Subsidiaries to obtain approval under applicable antitrust or competition laws for consummation of the Merger;

(E)           changes in any Laws or U.S. generally accepted accounting principles (“GAAP”), or interpretation thereof after the date hereof;

(F)           any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after June 30, 2008, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect;

(G)           a decline in the price or trading volume of the Company’s voting common stock, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect; and

(H)           events, circumstances, developments, changes or effects arising out of compliance by any of the parties with Section 6.16.

       (b) Capital Structure.

(i) The authorized capital stock of the Company consists of 60,000,000 shares of stock, of which 50,000,000 shares are classified as voting common stock, par value $0.01 per share; 5,000,000 shares are classified as non-voting common stock, par value $0.01 per share, none of which were outstanding as of the date hereof; and 5,000,000 shares are classified as preferred stock, par value $0.01 per share, none of which were outstanding as of the date hereof.  13,349,095 Shares were outstanding as of the close of business on July 6, 2009.  All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable.  As of July 6, 2009, other than (i) 1,950,000 Shares reserved for issuance under the 2001 Equity Incentive Plan and 2004 Long Term Incentive Plan (collectively, the “Stock Plans”), (ii) 1,471,900 Shares subject to issuance upon the exercise of the warrants listed on Section 5.1(b)(i) of the Company Disclosure Letter (the “Warrants”), the Company has no Shares reserved for issuance.  Section 5.1(b)(i) of the Company Disclosure Letter contains a correct and complete list of Warrants and options and restricted stock outstanding under the Stock Plans in each case as of the date hereof, including the holder, date of grant, term, number of Shares and, where applicable, exercise price.  Each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”).

(ii) There are no preemptive rights that obligate the Company or any of its Significant Subsidiaries to issue or sell any shares of capital stock or other equity securities of the Company or any of its Significant Subsidiaries.  There are no other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Significant Subsidiaries to issue or sell any shares of capital stock or other equity securities of the Company or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Company or any of its Significant Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding, in each case except for the Warrants and the Company Options.  Upon any issuance of any Shares in accordance with the terms of the Stock Plans or Warrants, as applicable, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens.  The Company does not have outstanding any bonds, debentures or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.  For purposes of this Agreement, a wholly owned Subsidiary of the Company shall include any Subsidiary of the Company all of the shares of capital stock of which are owned by the Company (or a wholly owned Subsidiary of the Company).

(iii) Neither the Company nor any Subsidiary owns an equity interest in any entity, or an interest convertible into or exchangeable or exercisable for an equity interest, constituting 50% or less of the total outstanding amount of the equity interests of such entity (collectively, the “Investments”).

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority and (assuming the representations of Parent and Merger Sub set forth in Section 5.2(i) are true and correct) has taken all corporate action necessary in order to execute and deliver this Agreement and, subject only to the approval of the Merger by (A) the holders of at least a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Maryland Law Vote”) and (B) a majority of the votes cast by holders of outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose, not including for purposes of this clause (B) any votes cast by Parent, Merger Sub or any Interested Party (the “Neutralized Vote” and, together with the Maryland Law Vote, the “Company Requisite Vote”), to perform its obligations under this Agreement and to consummate the Merger.  This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).  For purposes of this Section 5.1(c)(i), “Interested Party” means (i) Andrew Baker, (ii) any Person who beneficially owns Shares, if any, that has entered into an agreement, arrangement or understanding with Parent or Merger Sub or any of their respective affiliates to (x) provide equity financing for the Merger or (B) vote or give any consents (or withhold any such votes or consents) with respect to any Shares in respect of the Merger or any similar transaction and (iii) any officer, director, partner, member or employee of Parent or Merger Sub.

(ii) The (A) board of directors of the Company has (I) determined that the Merger is in the best interests of the Company and its stockholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and resolved to recommend approval of the Merger to the holders of Shares (the “Company Recommendation”), and (II) subject to the terms of this Agreement, directed that the Merger be submitted to the holders of Shares for their approval at a stockholders’ meeting duly called and held for such purpose and (B) special committee of the board of directors of the Company has received the opinion of its financial advisor to the effect that, based on and subject to the various assumptions, matters considered and limitations described in such opinion, the Per Share Merger Consideration to be received by the holders of Shares (other than Parent, any Interested Parties and their respective affiliates) in the Merger is fair from a financial point of view, as of the date of such opinion, to such holders.  It is agreed and understood that such opinion is for the benefit of the special committee of the Company’s board of directors and may not be relied on by Parent or Merger Sub.

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the Exchange Act, including the filing of the Proxy Statement and a Schedule 13E-3 regarding the transactions contemplated hereby (such schedule, including any amendment or supplement thereto, the “Schedule 13E-3”) and (C) under the rules of NYSE Arca (collectively, the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect or materially impair the consummation of the transactions contemplated by this Agreement.  The term “Governmental Entity” means each U.S. domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (including each and every federal, state, local or foreign court, authority, agency, commission, body or other legislative, executive or judicial governmental entity with jurisdiction over enforcement of any applicable antitrust or competition Laws (each a “Government Antitrust Entity”)).  Section 5.1(d)(i) of the Company Disclosure Letter sets forth a true and correct list of all consents and waivers required in respect of any Contract as a result of the Merger (the “Required Consents”).

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the charter or bylaws of the Company or the comparable governing instruments of any of its Significant Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of the Company or any of its Significant Subsidiaries pursuant to, any Contract binding upon the Company or any of its Subsidiaries or (C) assuming compliance with the matters referred to in Section 5.l(d)(i), a violation of any Laws to which the Company or any of its Subsidiaries is subject, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent  or materially impair the consummation of the transactions contemplated by this Agreement.  The term “Contract” means any agreement, lease, license, contract, note, mortgage, indenture or other document to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary or any property or asset of the Company or any Subsidiary is bound (I) not otherwise terminable by the other party thereto on sixty (60) days’ or less notice and which involves payments to or from the Company or any of its Subsidiaries of $1.0 million or more in the aggregate during any year; (II) on which the business of the Company and its Subsidiaries is materially dependent; (III) between the Company or a Subsidiary and any affiliate thereof (excluding the Company or any other Subsidiary) of the type that would be required to be disclosed under Item 404 of Regulation S-K (“Regulation S-K”) promulgated by the SEC; (IV) which, if breached, violated or terminated, would reasonably be expected to result in a Company Material Adverse Effect; (V) which relates to or evidences Specified Indebtedness (including any guarantee (to the extent such guarantee itself constitutes Specified Indebtedness) of Specified Indebtedness of any third party other than a wholly-owned Subsidiary of the Company) with respect to which $1.0 million or more in principal is outstanding individually with respect to such Specified Indebtedness; and (VI) which is required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC.  The term “Specified Indebtedness” means all items constituting Indebtedness under clauses (i), (ii), (iii), (v), (vi), (vii) and (ix) (but limited in the case of clause (ix) to guarantees of items otherwise constituting Specified Indebtedness as defined herein) of the definition of “Indebtedness” in the Financing Agreement (as in effect on the date thereof).

(iii) As of the date hereof and as of the Closing Date, no Default (as defined in the Financing Agreement (the “Financing Agreement”) dated as of March 1, 2006 among a Subsidiary of the Company, as borrower, the Company, as guarantor, the other guarantors named therein and the lenders from time to time party thereto, as in effect on the date hereof) under Section 9.01(a), (g) or (k) of the Financing Agreement or Event of Default (as defined in the Financing Agreement as in effect on the date hereof) has occurred and is continuing.

(e) Company Reports; Financial Statements.

(i) The Company has filed or furnished, as applicable, on a timely basis all statements and reports required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), since December 31, 2007 (the “Applicable Date”) (the statements and reports filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Company Reports”).  Each of the Company Reports, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and any rules and regulations promulgated thereunder applicable to the Company Reports, except in each case with respect to such exemptions granted or afforded to the Company or its Subsidiaries by the SEC or its staff in connection with confidentiality arrangements.  As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein (except in each case with respect to any redactions and omissions permitted to be made by the Company pursuant to confidentiality arrangements granted or afforded to the Company or its Subsidiaries by the SEC or its staff), in light of the circumstances in which they were made, not misleading.

(ii) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports filed by the Company with the SEC on or prior to the date hereof (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated statements of operations, stockholders’ equity and cash flows included in or incorporated by reference into the Company Reports filed by the Company with the SEC on or prior to the date hereof (including any related notes and schedules) fairly presents in all material respects the consolidated results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end adjustments), in each case in accordance with GAAP, except as may be noted therein.

(iii) Except as and to the extent set forth on the consolidated balance sheets of the Company and its consolidated Subsidiaries as at December 31, 2008 or March 31, 2009, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 or the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, as applicable, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations (i) incurred in the ordinary course of business and in a manner consistent with past practice since March 31, 2009, (ii) incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement or (iii) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iv) (A) As of the date hereof and at the Closing Date (but prior to the Merger), the Company and its Subsidiaries shall have no outstanding Specified Indebtedness other than (w) not more than $56.0 million in principal amount of the loans outstanding under the Financing Agreement, (x) the Indebtedness and obligations under the Alconbury Leases (as defined in the Financing Agreement as of the date hereof) and (y) other Specified Indebtedness not to exceed $4.5 million in the aggregate; (B) as of the date hereof, the aggregate amount of cash and cash equivalents of the Company and its direct and indirect wholly-owned Subsidiaries (as determined in accordance with GAAP), is not less than $34.0 million; and (C) as of the date hereof and as of the Closing Date (but immediately prior to the Merger), Qualified Cash of the Loan Parties (each as defined under the Financing Agreement as in effect on the date hereof) shall be no less than $20,000,000.  For purposes of this Section 5.1(e)(iv), (x) with respect to any assets or liabilities denominated in UK pound sterling, all amounts expressed in US dollars shall mean the equivalent amount in UK pound sterling using the current exchange rate between US dollars and UK pound sterling in effect on the date hereof; and (y) no guarantee of Specified Indebtedness shall be included in the calculation of Specified Indebtedness if the underlying Specified Indebtedness subject to such guarantee is itself included in such calculation.

(v) The Company maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act.

(f) Absence of Certain Changes.  Since March 31, 2009, except for matters expressly contemplated by this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary course of such businesses and there has not been:

(i) any change in the financial condition, properties, assets, liabilities, business or results of their operations that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned or leased by the Company or any of its Subsidiaries, to the extent not covered by insurance, that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(iii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company;

(iv) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries; or

(v) any commitment made by the Company or any agreement entered into by the Company in each case requiring the Company to take any action that would be prohibited by Section 6.1(a) hereof if taken after the date hereof.

(g) Litigation.

(i) As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending (in which service of process has been received by an employee of the Company or any Subsidiary) or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

The term “Knowledge” when used in this Agreement with respect to the Company shall mean the knowledge of those Persons set forth in Section 5.1(g) of the Company Disclosure Letter (after reasonable inquiry by such Persons of other Persons that might reasonably be expected to have knowledge of the subject matter).

(h) Employee Benefits.

(i) For purposes of this Agreement, “Benefit Plans” means all benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the “Employees”) and current or former directors or independent contractors of the Company and its Subsidiaries under which there is or may be a continuing financial obligation of the Company or a Subsidiary, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, vacation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, other than Benefit Plans maintained outside of the United States primarily for the benefit of the Employees working outside of the United States (such plans hereinafter being referred to as “Non-U.S. Benefit Plans”).  All material Benefit Plans are listed on Schedule 5.1(h)(i) of the Company Disclosure Letter, and each Benefit Plan that has received a favorable determination or opinion letter from the Internal Revenue Service (the “IRS”) has been separately identified.  True and complete copies of the following have been made available to Parent: (i) all Benefit Plans listed on Schedule 5.1(h)(i) of the Company Disclosure Letter, (ii) each trust or funding arrangement prepared in connection with each such Benefit Plan, (iii) the most recently filed annual report on IRS Form 5500 for each Benefit Plan for which such reports are required, (iv) the most recently received IRS determination letter for each Benefit Plan for which such a determination letter has been received, (v) the most recently prepared actuarial report for each Benefit Plan for which such a report is required, (vi) the most recent summary plan description and any summaries of material modification for each Benefit Plan, and (vii) any employee handbooks.

(ii) All Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemplover Plan”) and Non-U.S. Benefit Plans (collectively, “U.S. Benefit Plans”), are in substantial compliance with ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and other applicable Laws.  Each U.S. Benefit Plan which is subject to ERISA (an “ERISA Plan”) and that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such favorable determination or opinion letter under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Pension Plan under Section 401(a) of the Code.  Neither the Company nor any of its Subsidiaries has engaged in a transaction that could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(iii) Neither the Company nor any of its Subsidiaries has or is expected to incur any material liability under Title IV of ERISA with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained or contributed to by any of them, or the single-employer plan of, or contributed to by, any entity which is considered one employer with the Company or a Subsidiary under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”).  At no time since December 31 2002, has the Company, a Subsidiary or any ERISA Affiliate, been required to contribute to a Multiemployer Plan.  Neither the Company, a Subsidiary nor any ERISA Affiliate has incurred any withdrawal liability, within the meaning of Section 4201 of ERISA to any Multiemployer Plan nor does the Company, a Subsidiary or any ERISA Affiliate have any potential withdrawal liability arising from a transaction described in Section 4204 of ERISA.  Neither the Company, a Subsidiary nor any ERISA Affiliate has failed to satisfy the minimum funding standards (within the meaning of Section 412 or 430 of the Code) with respect to any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) or has any liability for unpaid contributions with respect to any such plan.  For the avoidance of doubt, this Section 5.1(h)(iii) does not apply to Non-U.S. Benefit Plans.

(iv) There is no material pending or, to the Knowledge of the Company, threatened litigation relating to the Benefit Plans, other than routine claims for benefits.  No material administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service, Pension Benefit Guaranty Corporation or other Governmental Entity is pending or, to the Knowledge of the Company, threatened.

(v) All Non-U.S. Benefit Plans comply in all material respects with applicable Law.  All material Non-U.S. Benefit Plans are listed on Schedule 5.1(h)(v) of the Company Disclosure Letter.  Each of the material Non-U.S. Benefit Plans has obtained from the government or governments having jurisdiction with respect to such plan any material required determinations that such plans are in compliance with the laws and regulations of any government.  Since January 1, 2003, each material Non-U.S. Benefit Plan has been administered at all times, in all material respects, in accordance with its terms.  The transactions contemplated by this Agreement will not result in any accelerated or additional funding obligation with respect to any Non-U.S. Benefit Plan.

(vi) No payment which is or may be made by, from or with respect to any Benefit Plan, to any employee, former employee, director or agent of the Company, a Subsidiary or any ERISA Affiliate, either alone or in conjunction with any other payment, event or occurrence, will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code.  No Benefit Plan exists that would reasonably be expected to result in the payment to any Employee, director or independent contractor of the Company or any Subsidiary of any money or other property, result in a requirement to fund or accelerate funding of any trust or other account or plan, result in the forgiveness of indebtedness or accelerate or provide any other rights or benefits (including the acceleration of the accrual or vesting of any benefits under any Benefit Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement or the right to receive any transaction bonus or other similar payment) to any Employee, director or independent contractor of the Company or any Subsidiary as a result of the consummation of the Merger or any other transaction contemplated by this Agreement (whether alone or in connection with any other event).

(vii) No Benefit Plan (other than the UK Pension Plan) provides post-termination or retiree medical benefits, and neither the Company nor any Subsidiary has any obligation to provide any post-termination or retiree medical benefits other than, in each case, for health care continuation as required by Section 4980B of the Code or any similar statute.  The term “UK Pension Plan” when used in this Agreement means The LSR Pension and Life Assurance Scheme, which is provided in the United Kingdom under a Trust Deed and Rules dated December 14, 2001, as amended.

Notwithstanding any other representation or warranty in Article V of this Agreement, the representations and warranties contained in this Section 5.1(h) and in Section 5.1(m) shall constitute the sole representations and warranties of the Company relating to employee benefit matters and labor relations.

(i) Compliance with Laws; Licenses.

(A)           The businesses of each of the Company and its Subsidiaries have not been since the Applicable Date, and are not being, conducted in material violation of any federal, state, local or foreign law, statute or ordinance, common law, standard, or any rule, regulation, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”).  Except with respect to regulatory matters described in Sections 5.1(d)(i) or 6.5, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, except for those the outcome of which are not, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect.  The Company and its Subsidiaries each has obtained and is in material compliance with all material permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted.  Since December 31, 2006, the Company has not received any written notice from any Governmental Entity requiring the termination or suspension or material modification of any animal study, preclinical study or clinical trial conducted by or on behalf of the Company and its Subsidiaries.

(B)           The Company has disclosed, based on its management’s most recent evaluation of the Company’s internal control over financial reporting, to the Company’s auditors and the audit committee of the board of directors of the Company and, to the extent required to be disclosed therein, in its reports under the Exchange Act (i) any identified significant deficiencies and material weaknesses (as such terms are defined by the Public Company Accounting Oversight Board’s Auditing Standard No. 2) and (ii) any fraud of which the Company has Knowledge that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  To the extent any such disclosure was made, the Company has made available to Parent a summary of such disclosure.

(C)           To the Knowledge of the Company, since December 31, 2006, the Company has not received any adverse complaint, allegation, assertion or claim in writing from its auditors or the SEC regarding the accounting practices, procedures, methodologies or methods of the Company or its internal control over financial reporting.

(j) Takeover Statutes.  Assuming that the representations of Parent and Merger Sub set forth in Section 5.2(i) are true and correct, the board of directors of the Company has taken all necessary actions to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other state anti-takeover or similar statute, including Subtitles 6 and 7 of Title 3 of the MGCL (collectively, “Takeover Statutes”), inapplicable to this Agreement, the Merger and the transactions contemplated by this Agreement.

(k) Environmental Matters.

(i) Except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect: (A) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws; (B) the Company and its Subsidiaries possess all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Law for the operation of their respective businesses as presently conducted; (C) neither the Company nor any of its Subsidiaries has received any written claim, notice of violation or citation or notice of potential responsibility concerning any violation or alleged violation of or alleged or potential liability under any applicable Environmental Law during the past two years; (D) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending or, to the Knowledge of the Company, threatened, concerning compliance by the Company or any of its Subsidiaries with, or liability of the Company or any of its Subsidiaries under, any Environmental Laws; and (E) to the Knowledge of the Company, there has been no Release of Materials of Environmental Concern at, on, under or from any of the properties or facilities currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, in each case which could reasonably be expected to result in material liability to the Company or its Subsidiaries under Environmental Law.

(ii) Notwithstanding any other representation or warranty in Article V of this Agreement, the representations and warranties contained in this Section 5.1(k) constitute the sole representations and warranties of the Company relating to any Environmental Law.

As used herein, the term “Environmental Law” means any applicable law, regulation, code, license, permit, order, judgment, decree or injunction from any Governmental Entity (A) concerning pollution, the protection of the environment, (including ambient air, indoor air, water, soil and natural resources) or (B) the Release or threat of Release of any Materials of Environmental Concern, in each case as presently in effect.

As used herein, the term “Materials of Environmental Concern” means any substance, chemical, waste, material, pollutant, contaminant, compound or constituent in any form, including petroleum, friable asbestos, friable asbestos-containing material, and polychlorinated biphenyls regulated or which could reasonably be expected to give rise to liability under applicable Environmental Laws.

As used herein, the term “Release” means any release, spill, emission, leaking, pumping, emitting, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment, or within or from any structure or facility.

(l) Taxes.

(i) (A) The Company and each of its Subsidiaries (1) have prepared in good faith and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed on or before the Closing by any of them and all such filed Tax Returns are complete and accurate, except where failure to so prepare or file Tax Returns, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (2) have paid all Taxes that are required to be paid or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except where failure to so pay or withhold, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (3) have established adequate reserves in accordance with GAAP for all Taxes not yet due and payable, (4) have not waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency and (5) have no liability for the Taxes of any Person (other than any of the Subsidiaries of the Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or successor, (B) to the Company’s Knowledge, there are no circumstances in existence on the date hereof which would cause the disallowance of the carry forward of any material trading losses of any Subsidiary of the Company under Schedule 20 of the Finance Act 2000, and (C) except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, all material claims by any Subsidiary of the Company for research and development relief or for a research and development tax credit under and within the meaning of Schedule 20 to the Finance Act 2000 have been duly made on a proper basis within any applicable time limits and HM Revenue & Customs have not disputed or challenged any Subsidiary’s entitlement to make any such claim and/or the amount of any such clam.  To the Company’s Knowledge, any material expenditure by any Subsidiary of the Company which has been included in such a claim constitutes a “qualifying expenditure” for the purposes of Schedule 20 of the Finance Act 2000.

(ii) As of the date hereof, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters of the Company.  The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2007 and 2006.

(iii) Neither the Company nor any Subsidiary is a party to any indemnification, allocation or sharing agreement relating principally to Taxes.

As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the term “Taxes”) shall mean all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(m) Labor Matters.

(i) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union, trade union, works council or other labor organization (a “CBA”), nor is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Company, threatened, nor has there been since the Applicable Date, any labor strike, walk-out, work stoppage or lockout involving the Company or any of its Subsidiaries.   The Company and its Subsidiaries are in compliance with all applicable Laws pertaining to the hiring, employment and termination of the employment of employees, labor relations, equal employment opportunities, fair employment practices, terms and conditions of employment, hours of work and payment of wages or compensation, and granting of leaves of absences, except for such non-compliance which would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(ii) Neither the Company nor any Subsidiary is a party to or bound by in respect of any of its directors or any employees employed in the United Kingdom (the “UK Employees”) any arrangement for the making of any redundancy payments in addition to statutory redundancy pay;

(iii) No proceeding is outstanding between the Company or any Subsidiary and any current or former UK Employee relating to his or her employment or its termination and neither the Company nor any Subsidiary has incurred any actual or contingent liability in connection with any termination of employment of any UK Employees (including redundancy payments) or for failure to comply with any order for the reinstatement or re-engagement of any UK Employee, except for such proceedings, liabilities and other matters which would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect;

(iv) The Merger and compliance by the Company with the terms of this Agreement will not enable any UK Employees to receive any material payment or other benefit as a result of the consummation of the Merger;

(v) There are no material proceedings against the Company or any of its Subsidiaries in any court of competent jurisdiction, in each case in relation to any UK Employee or former UK Employee and, to the Company’s Knowledge, no such material proceedings have been threatened and neither the Company nor any Subsidiary has current material disciplinary investigations, proceedings or appeals in respect of any UK Employee or any former UK Employee and no UK Employee has given the Company or any Subsidiary written notice of a material grievance which remains unresolved; and

(vi) In the last three years, to the Knowledge of the Company, neither the Company nor any Subsidiary has been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006) as a result of which any UK Employee has become an employee of the Company or any Subsidiary which could, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

Notwithstanding any other representation or warranty in Article V of this Agreement, the representations and warranties contained in this Section 5.1(m) and in Section 5.1(h) constitute the sole representations and warranties of the Company relating to labor relations and employee benefit matters.

(n) Intellectual Property.

(i) To the Knowledge of the Company, (A) the Company and its Subsidiaries have valid rights to use all Intellectual Property used in its business as presently conducted, and (B) all of such rights shall survive unchanged the consummation of the transactions contemplated by this Agreement, except in each case as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.  No material claim is pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries concerning the ownership, validity, enforceability, infringement or use of any Intellectual Property which, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect. To the Knowledge of the Company, no person has engaged in any activity that has infringed upon material Intellectual Property owned by the Company and its Subsidiaries.  Neither the Company nor its Subsidiaries has exclusively licensed any Intellectual Property owned by the Company and its Subsidiaries.

(ii) Section 5.1(n) of the Company Disclosure Schedules sets forth a true and complete list of all (i) registered trademarks, service marks, trade dress, and domain names, and applications to register the foregoing, (ii) copyright registrations and applications, and (iii) patents and patent applications, in each case which are currently owned by the Company and its Subsidiaries (collectively, “Scheduled Intellectual Property”).  All prosecution, maintenance, renewal and other similar fees for the Scheduled Intellectual Property have been paid and are current, and all registrations and applications therefor remain in full force and effect.

(iii) To the Knowledge of the Company, the Company and its Subsidiaries use Intellectual Property under license from third parties only pursuant to valid, effective written license agreements (collectively, the “Third Party Licenses”).

(iv) The Company and its Subsidiaries have taken commercially reasonable actions to protect, preserve and maintain its material Intellectual Property and to maintain the confidentiality and secrecy of and restrict the improper use of material confidential information, trade secrets and proprietary information under applicable Law.  To the Knowledge of the Company, (i) there has been no unauthorized disclosure of any material confidential information, trade secrets or proprietary information of the Company or any Subsidiary, and (ii) there has been no material breach of the Company’s or any Subsidiary’s security procedures wherein any material Company or Subsidiary confidential information, trade secrets or proprietary information has been disclosed to a third Person.

(v) For purposes of this Agreement, the following term has the following meaning:

“Intellectual Property” means all (A) trademarks, service marks, certification marks, collective marks, Internet domain names, logos, trade dress, trade names, corporate names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (B) inventions and discoveries, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (C) confidential information, trade secrets and know-how; and (D) published and unpublished works of authorship, copyrights therein and thereto, computer software, rights in data, databases, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, and (E) all similar rights, however denominated, throughout the world.

(vi) Notwithstanding any other representation or warranty in Article V of this Agreement, the representations and warranties contained in this Section 5.1(n) constitute the sole representations and warranties of the Company relating to Intellectual Property related matters.

(o) Insurance.  All material fire and casualty, general liability and business interruption insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(p) Real Property.  Neither the Company nor any of its Subsidiaries owns any real property.  The Company or its Subsidiaries lease, as lessee, all of the real properties (including all improvements thereon) listed in Section 5.1(p) of the Company Disclosure Letter (the “Company Leases”).

(q) Contracts.  (i) Neither the Company nor any of its Subsidiaries is, and to the Company’s Knowledge, no counterparty is, in violation of or default under any Contract, except in each case for violations that would not individually or in the aggregate reasonably be expected to result in a Company Material Adverse Effect; (ii) none of the Company nor any of the Subsidiaries has received any written claim of default under any Contract or any written notice of an intention to terminate, not renew or challenge the validity or enforceability of any Contract which would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect and (iii) to the Company’s Knowledge, no event has occurred or condition exists which would result in or constitute a breach, violation or default of, or a basis for force majeure under, any Contract (in each case, with or without notice or lapse of time or both), except for any breach, violation, default or basis which would not individually or in the aggregate reasonably be expected to result in a Company Material Adverse Effect.  A true and complete list of the Contracts in effect on the date hereof is set forth in Section 5.1(q) of the Company Disclosure Letter, except for Contracts filed as exhibits to filings made with the SEC (or incorporated by reference therein) (subject to any redactions and omissions permitted to be made by the Company or Parent pursuant to confidentiality arrangements granted or afforded to the Company or its Subsidiaries by the SEC or its staff).

(r) Related Party Matters.  Except as disclosed in the Company Reports and except for ordinary course advances to employees, set forth in Section 5.1(r) of the Company Disclosure Letter is a list of all Contracts entered into by the Company or any of Subsidiary under which continuing obligations exist with any Person who is an officer, director or affiliate (the term “affiliate,” for purposes of this Agreement, has the meaning given to such term in Rule 12b-2 promulgated under the Exchange Act) of the Company or any of the Subsidiaries.

(s) Brokers and Finders.  Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement except as set forth in Section 5.1(s) of the Company Disclosure Letter.

(t) Regulatory Compliance.

(i) The Company and its Subsidiaries have complied in all material respects with all applicable Laws and regulations of any Governmental Entity (including the United States Food and Drug Administration (“FDA”) and the Medicines and Healthcare Products Regulatory Agency  (“MHRA”) and the European Medicines Agency (“EMEA”)) applicable to their respective businesses and operations.  Neither the Company nor, to the Company’s Knowledge, any Person acting on behalf of the Company has, directly or indirectly, on behalf of the Company (i) made or received any illegal political contribution, (ii) to the Company’s Knowledge, made or received any payment that was not legal to make or receive, (iii) created or used any “off-book” bank account or “slush fund” in material violation of applicable Law or (iv) engaged in any conduct constituting a material violation of the Foreign Corrupt Practices Act of 1977, as amended or any equivalent Laws applicable in any other jurisdiction.

     (ii)  All animal studies and other preclinical tests conducted by the Company and its Subsidiaries since January 1, 2006 were, and if still pending, are being conducted in all material respects in accordance with all applicable experimental protocols, informed consents, procedures and controls of Company and the relevant Subsidiary and in accordance in all material respects with all applicable Laws and the regulations of any Governmental Entity (including without limitation the FDA, the Clinical Laboratory Improvement Amendments Act of 1988 ( “CLIA”), the MHRA, the EMEA and the Animals (Scientific Procedures) Act 1986 in the UK, good clinical practice and good laboratory practice regulations).  Since January 1, 2006, the Company has not received any written notice from the FDA, MHRA, EMEA or any other Governmental Entity requiring the termination or suspension or material modification of any animal study, preclinical study or clinical trial conducted by or on behalf of the Company other than such notices which would not reasonably be expected to have a Company Material Adverse Effect.  The Company is not subject to any pending or, to the Knowledge of the Company, threatened material investigation by the FDA, MHRA or EMEA or any other Governmental Entity.

 (iii)   To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has a relationship with a customer or supplier who is, or is a party to any Contract with any Person that is, (i) on the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) list of specially designated nationals and blocked Persons (the “SDN List”); or (ii) owned or controlled by or acting on behalf of a Person on the SDN List.

5.2. Representations and Warranties of Parent and Merger Sub

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to or concurrently with entering into this Agreement (the “Parent Disclosure Letter” and together with the Company Disclosure Letter, collectively, the “Disclosure Letters”), Parent and Merger Sub each hereby represents and warrants to the Company that:

(a) Organization, Good Standing and Qualification.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and Maryland, respectively, and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or similar entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably expected to prevent or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.  Parent has made available to the Company a complete and correct copy of the certificate of incorporation and bylaws or comparable governing documents of Parent and Merger Sub.

(b) Corporate Authority.  No vote of holders of capital stock of Parent is necessary to approve or adopt this Agreement, the Merger or the other transactions contemplated hereby.  Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary (including stockholder approval) in order to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Merger.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings:  No Violations: Etc.

(i) Other than the filings and/or notices pursuant to Section 1.3 and under the Exchange Act, including the filing of the Schedule 13E-3 (collectively, the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws or comparable governing documents of Parent or Merger Sub or the comparable governing instruments of any of Parent’s Subsidiaries (other than Merger Sub), (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any material agreement, contract or other document binding upon Parent or any of its Subsidiaries or, assuming that all Parent Approvals have been obtained or made, any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any of such agreements, contracts or documents, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, would not reasonably be expected to prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(d) Litigation.  There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the knowledge of the officers of Parent, threatened against Parent or Merger Sub that seek to enjoin or would reasonably be expected to have the effect of preventing, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(e) Financing.  Section 5.2(e) of the Parent Disclosure Letter sets forth true and complete copies of (i) the debt financing commitments (collectively, the “Debt Financing Commitments”), pursuant to which lenders party thereto have agreed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses (the “Debt Financing”), and (ii) the equity financing commitments (collectively, the “Equity Financing Commitments” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which the investor parties thereto have committed, subject to the terms and conditions set forth therein, to invest the amount set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”).  As of the date hereof, none of the Financing Commitments has been amended or modified, no such amendment or modification is contemplated, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect.  Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof, and the Financing Commitments are in full force and effect and are the valid, binding and enforceable obligations of Parent and Merger Sub and, to the knowledge of Parent and Merger Sub, the Equity Financing Commitments are the valid, binding and enforceable obligations of the other parties thereto.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments.  No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Parent or Merger Sub under any of the Financing Commitments, and Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied or that the Financing will not be made available to Parent on the Closing Date.  Upon the funding of the Financing in accordance with the terms and conditions of the Financing Commitments and this Agreement, and assuming the accuracy of the representation of the Company set forth in Section 5.1(e)(iv), Parent and Merger Sub will have at and after the Closing funds sufficient to pay the aggregate Per Share Merger Consideration (and any repayment, refinancing or replacement of debt contemplated by this Agreement or the Financing Commitments) and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and to pay all related fees and expenses.  Notwithstanding the foregoing, the obligations of Parent and Merger Sub hereunder are not subject to any conditions regarding Financing, or the ability of Parent or Merger Sub to obtain Financing.

(f) Capitalization.  The authorized capital stock of Merger Sub consists solely of 10,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent.  Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.  On or prior to the date hereof, Parent has provided to the Company a summary that is accurate and complete in all material respects as of the date hereof of the agreements, arrangements or understandings with respect to the direct and indirect equity interests in, and governance mechanisms with respect to, Parent, Merger Sub and Guarantor in effect on the date hereof.

(g) Brokers and Finders.  No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability.

(h) Guarantee.  Concurrently with the execution of this Agreement, Parent has caused LAB Holdings LLC (the “Guarantor”) to deliver to the Company a duly executed guarantee (the “Guarantee”) with respect to certain matters on the terms set forth therein.  As of the date hereof and at all times hereafter until the earlier of the Closing and the date on which all obligations of the Parent, Merger Sub and Guarantor under Section 8.5 shall have been satisfied, the Guarantor has and will have funds sufficient to pay all of the obligations of the Parent, Merger Sub and Guarantor under Sections 8.5(c) and 8.5(d).  Notwithstanding the foregoing, the obligations of Parent and Merger Sub hereunder are not subject to any conditions regarding Financing, or the ability of Parent or Merger Sub to obtain Financing.  The Guarantee is in full force and effect and is the valid, binding and enforceable obligation of the Guarantor, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Guarantee.

(i) Title 3, Subtitle 6 of the MGCL.  To the knowledge of Parent, all prior issuances of Shares, if any, by the Company directly to Parent and/or Merger Sub or any affiliate of either of them previously identified to the Company, were duly approved by the board of directors of the Company.  On that basis, neither Parent nor Merger Sub, nor any affiliate of either of them, is, and at no time during the last five years has been, an “interested stockholder” of the Company as defined in Title 3, Subtitle 6 of the MGCL.

(j) Parent Confidentiality Documents.  Parent has delivered to the Company true, correct and complete copies of all agreements (including the Financing Commitments) to which Parent or Merger Sub is a party as of the date hereof which contain confidentiality provisions with respect to this Agreement and the transactions contemplated hereby (such agreements, together with the third amendment and consent to the Financing Agreement entered into on or about the date hereof, each as in effect on the date hereof, collectively, the “Parent Confidentiality Documents”).

ARTICLE VI

Covenants

6.1. Interim Operations.

(a) The Company covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement until the Effective Time (unless Parent shall otherwise approve in writing and except as otherwise expressly contemplated by this Agreement and except as required by applicable Laws), the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve the assets and properties of the Company and to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, vendors, employees and business associates.  Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (A) as otherwise contemplated or required by this Agreement, (B) as Parent may approve in writing, (C) as required by applicable Laws or any Governmental Entity or (D) as set forth in Section 6.1(a) of the Company Disclosure Letter, the Company will not, and will not permit its Subsidiaries, to:

(i) adopt or propose any change in its charter or bylaws or other applicable governing instruments;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among Subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate the Company;

(iii) acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $1,000,000 in any transaction or series of related transactions, other than acquisitions pursuant to agreements, contracts or other documents in effect as of the date of this Agreement or the creation and ownership of newly formed wholly owned Subsidiaries;

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of the Company or any its Subsidiaries (other than (A) the issuance of Shares upon the exercise of Company Options or Warrants, and the settlement of Restricted Stock (and dividend equivalents thereon, if applicable), in each case pursuant to the terms of the Stock Plans and Warrants as in effect on the date hereof, (B) the issuance of shares of capital stock by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company or (C) the pledge of shares of capital stock of Subsidiaries of the Company in connection with the Financing Agreement), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible, exchangeable or exercisable securities;

(v) make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) in excess of $500,000 in the aggregate;

(vi) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary of the Company to the Company or to any other direct or indirect wholly owned Subsidiary of the Company) or enter into any agreement with respect to the voting of its capital stock;

(vii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than the (A) acquisition of any Shares tendered by current or former employees or directors consistent with past practices pursuant to the Stock Plans (including in order to pay Taxes in connection with the exercise of Company Options or the settlement of Restricted Stock) or (B) acquisition of any shares of capital stock of a wholly owned Subsidiary of the Company by the Company or any wholly owned Subsidiary of the Company);

(viii) incur any Specified Indebtedness or guarantee such Specified Indebtedness of another Person (other than a wholly owned Subsidiary of the Company), or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except in each case for incurrences, guarantees, issuances or sales of Specified Indebtedness to the extent that Section 5.1(e)(iv) would not be breached as a result thereof and except for transactions between or among the Company or any of its Subsidiaries, with or among the Company and any other Subsidiaries;

(ix) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Subsidiary (other than this Agreement, the Merger or as otherwise permitted hereunder pursuant to Section 6.2);

(x) except as set forth in the capital budgets set forth in Section 6.1(a)(ix) of the Company Disclosure Letter, make or authorize any capital expenditure in excess of $1,000,000 in the aggregate;

(xi) make any material changes with respect to accounting policies or procedures, except as required by changes in GAAP or a Governmental Entity;

(xii) settle any litigation or other proceedings before a Governmental Entity for an amount in excess of $500,000 or any obligation or liability of the Company in excess of such amount;

(xiii) other than in the ordinary course of business and consistent with past practice, make, change or rescind any material Tax election, change any method of Tax accounting, settle or compromise any material Tax liability, file any material amended Tax Return, enter into any closing agreement relating to Taxes, or waive or extend any material Tax statute of limitations;

(xiv) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets, product lines or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, in each case which are material to the Company and its Subsidiaries taken as a whole, other than (A) in the ordinary course of business and consistent with past practice, (B) pursuant to agreements, contracts or other documents in effect prior to the date of this Agreement, and (C) transactions between or among the Company or any of its Subsidiaries, with or among the Company and any other Subsidiaries;

(xv) except as required pursuant to Benefit Plans, agreements, contracts or other documents in effect prior to the date of this Agreement disclosed or made available to Parent, or as otherwise required by applicable Laws, (A) grant or provide any severance or termination payments or benefits to any director or officer of the Company or any of its Subsidiaries, or to any other employee of the Company or any of its Subsidiaries except in the ordinary course of business consistent with past practice, (B) increase the compensation or make any new equity awards to any director, officer or other employee of the Company or any of its Subsidiaries, except for increases in compensation to employees that are not officers in the ordinary course of business and consistent with past practice, (C) establish, adopt, terminate or materially amend any Benefit Plan (other than routine changes to welfare plans for 2009), (D) make any equity-based or other compensation awards to any director, officer or other employee of the Company or any of its Subsidiaries, except pursuant to commitments or agreements in effect on the date hereof or (E) take any action to fund, or require the funding of, any compensation or benefits under any Benefit Plan;

(xvi) enter into or amend in any material respect any transaction or agreement between (i) the Company or any Subsidiaries, on the one hand, and (ii) any affiliate of the Company (other than any of the Company’s Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC;

(xvii) knowingly take or permit any of its Subsidiaries to take any action that is intended to or reasonably likely to prevent the consummation of the Merger (other than as permitted pursuant to Section 6.2); or

(xviii) agree, authorize or commit to do any of the foregoing.

(b) Parent shall not knowingly take or permit any of its Subsidiaries to take any action that is intended to or reasonably likely to prevent the consummation of the Merger.

6.2. Acquisition Proposals.

(a) Subject to Sections 6.2(b), 6.2(c), 6.2(d) and 6.2(e), from the date hereof until the time the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company shall not, and shall not direct, authorize or permit any of its Subsidiaries or any of their directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives, collectively, the “Representatives”) to, directly or indirectly, (i) initiate, solicit or knowingly encourage any inquiries or the making of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal (including by way of providing access to non-public information) (other than an Acquisition Proposal submitted by an Excluded Party), (ii) engage in or otherwise participate in any discussions or negotiations regarding any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal (other than an Acquisition Proposal submitted by an Excluded Party) or (iii) otherwise knowingly facilitate (including taking any action (other than any action taken prior to the date hereof) to exempt any Person (other than Parent and Merger Sub and their respective affiliates) from the restrictions on business combinations contained in Title 3, Subtitle 6 of the MGCL and/or the restrictions on control share acquisitions contained in Title 3, Subtitle 7 of the MGCL or otherwise cause such restrictions not to apply) any effort or attempt to make any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal (other than an Acquisition Proposal submitted by an Excluded Party).  The term “Excluded Party” means any Person submitting any Acquisition Proposal with respect to which the special committee of the board of directors of the Company has determined in good faith based on the information then available and after consultation with its financial advisor and its outside legal counsel that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal.

(b) Subject to Sections 6.2(c), 6.2(d) and 6.2(e), on the date hereof, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to (i) immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, discussion or negotiation with any Persons (other than Parent and its affiliates), (ii) not modify, waive, amend or release any standstill, confidentiality or similar agreements entered into by the Company prior to the date hereof and (iii) enforce the provisions of any such agreements.

(c) Notwithstanding anything to the contrary contained in this Agreement, prior to the time the Company Requisite Vote is obtained the Company may provide information in response to a request therefor by a Person who has after the date hereof made an unsolicited bona fide written Acquisition Proposal or engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal, if and only to the extent that, in each case (A) the Company has not breached this Section 6.2, (B) prior to taking any such action, the special committee of the board of directors of the Company determines in good faith after consultation with outside legal counsel that failure to take such action would be inconsistent with the directors’ duties under applicable Law, (C) in each such case, the special committee of the board of directors of the Company has determined in good faith based on the information then available and after consultation with its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal and (D) in connection with providing such information (x) the Company shall have received from the Person so requesting such information an executed confidentiality agreement on customary terms (it being understood that such confidentiality agreement need not prohibit the making, or amendment, of an Acquisition Proposal) and (y) the Company at least concurrently shall provide to Parent any non-public information provided to such Person which was not previously provided to Parent.

(d) The board of directors of the Company shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger unless the board of directors of the Company (prior to obtaining the Company Requisite Vote) determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its duties under applicable Law (a “Change of Recommendation”); or

(ii) subject to Section 6.2(d)(i) or Section 6.2(e), approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or cause or permit the Company to enter into any acquisition agreement, merger agreement, letter of intent or other similar agreement relating to an Acquisition Proposal or enter into any agreement requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or resolve, propose or agree to do any of the foregoing.

(e) Notwithstanding anything to the contrary set forth in Section 6.2(d)(ii), prior to the time the Company Requisite Vote is obtained, if the Company receives an unsolicited bona fide Acquisition Proposal which the special committee of the board of directors of the Company concludes in good faith after consultation with outside legal counsel and its financial advisors constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Parent including pursuant to this Section 6.2(e), the Company may (prior to obtaining the Company Requisite Vote) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided that the Company shall not terminate this Agreement pursuant to the foregoing clause, and any purported termination pursuant to the foregoing clause shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Termination Fee, as required by Section 8.5(b); provided, further, that the Company shall not terminate this Agreement pursuant to the foregoing clause unless (A) the Company shall not have materially breached this Section 6.2; (B) the Company shall have provided prior written notice to Parent, at least five calendar days (or three calendar days in the event of each subsequent material revision to such Superior Proposal) in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (the “Alternative Acquisition Agreement”); and (C) prior to terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

(f) The Company agrees that it will, from and after the date hereof, promptly (and, in any event, within 48 hours) notify Parent if any proposals or offers, or material modifications thereto, with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or, to the Knowledge of the Company, any of its Representatives indicating, in connection with such notice, the material terms and conditions of any proposals or offers.  It is agreed that any violation of the restrictions set forth in this Section 6.2 by any of the Company’s Representative at the direction of the Company shall constitute a breach of this Section 6.2 by the Company.

(g) For purposes of this Agreement, “Acquisition Proposal” means any proposal or offer with respect to (i) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries or (ii) any other direct or indirect acquisition, in the case of clause (i) or (ii), involving 15% or more of the total voting power or of any class of equity securities of the Company or any of its Subsidiaries, or 15% or more of the consolidated net revenue, consolidated net income or consolidated total assets (including equity securities of its Subsidiaries) of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

(h) For purposes of this Agreement, “Superior Proposal” means a bona fide Acquisition Proposal involving (x) more than 50% of the assets (on a consolidated basis) of the Company and its Subsidiaries taken as a whole or (y) more than 50% of the total voting power of the equity securities of the Company or any of its Subsidiaries that represents 50% or more of the assets (on a consolidated basis) of the Company and its Subsidiaries taken as a whole, that the special committee of the board of directors of the Company has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal, and if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement (taking into account any alterations to this Agreement agreed to by Parent or Merger Sub in response thereto in accordance with Section 6.2(e)(C)).

(i) Nothing contained in this Section 6.2 shall be deemed to prohibit the Company or the board of directors of the Company from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to the stockholders of the Company), (ii) making any disclosures as to factual matters that are required by applicable Law or which a majority of a committee composed of disinterested members of the board of directors of the Company, after consultation with legal counsel, determines in good faith is required in the exercise of its duties under applicable Law or (iii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company).

6.3. Information Supplied.  Promptly after the date of this Agreement, (a) the Company shall prepare and file with the SEC, a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) and (b) the Company, Parent and Merger Sub shall jointly prepare and file the Schedule 13E-3.  The Company agrees, as to itself and its Subsidiaries, that at the date of mailing to stockholders of the Company and at the time of the Stockholders Meeting, the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.  Each of the Parent and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3 will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except in each case with respect to any redactions and omissions permitted to be made by the Company or Parent pursuant to confidentiality arrangements granted or afforded to the Company or its Subsidiaries by the SEC or its staff).

6.4. Stockholders Meeting.  Subject to the duties of the Company’s board of directors under applicable Laws, the Company will take, in accordance with applicable Laws and its charter and bylaws, all reasonable action necessary to convene a meeting of the holders of Shares (the “Stockholders Meeting”) promptly after the filing of the definitive Proxy Statement with the SEC to consider and vote upon the approval of the Merger pursuant to this Agreement.  Subject to Section 6.2 hereof, the Company shall (i) take all reasonable lawful action to solicit such approval of the Merger pursuant to this Agreement, (ii) make the Company Recommendation in the Proxy Statement and (iii) at the reasonable request of Parent, use customary and commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of the Merger pursuant to this Agreement, provided that if the board of directors of the Company or a committee thereof determines in good faith, after consultation with outside counsel, that any of the foregoing actions would be inconsistent with their duties under applicable Laws, the Company shall not to be required to take any such action and/or the board of directors of the Company may withhold, withdraw, qualify, modify or change in a manner adverse to Parent all or any portion of the Company Recommendation.  The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent.  Unless and until this Agreement is terminated in accordance with it terms, subject to the provisions of this Agreement (including Section 6.2), the Company shall not submit to the vote of its stockholders any Acquisition Proposal other than the transactions contemplated by this Agreement.

6.5. Filings; Other Actions; Notification.

(a) Proxy Statement; Schedule 13E-3.  Each party shall promptly notify the other parties of the receipt of all comments of the SEC with respect to the Proxy Statement and/or Schedule 13E-3, and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to the other parties copies of all correspondence between such party and/or any of its Representatives and the SEC with respect to the Proxy Statement and Schedule 13E-3.  The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement and Schedule 13E-3 from the SEC, and the Company shall cause the definitive Proxy Statement to be mailed promptly after the date the SEC staff advises that it has no further comments on the Proxy Statement and Schedule 13E-3 or that the Company may commence mailing the Proxy Statement.

(b) Cooperation.  Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings, and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement.  Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement and Schedule 13E-3).  In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c) Information.  Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d) Status.  Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement.  Neither the Company nor Parent shall permit any of its officers or any other Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(e) Antitrust Matters.  Subject to the provisions of this Agreement, the Company and Parent shall (i) use reasonable best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely obtaining all such consents, permits, authorizations or approvals; and (ii) supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any applicable Law or by such Governmental Entity.  The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity.  Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed Merger or the other transactions contemplated hereby unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.  Subject to and in furtherance and not in limitation of the covenants of the parties contained in this Section 6.5(e), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement as violative of any applicable Law, each of the Company and Parent shall cooperate in all respects with each other and Parent shall use commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other transactions contemplated hereby.

6.6. Access and Reports.  Subject to applicable Laws, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries.  All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer of or other Person designated by the Company.  All such information, and the rights and obligations under this Section 6.6, shall be governed by the terms of the Confidentiality Agreement.

6.7. NYSE Arca De-listing.  Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NYSE Arca to enable the delisting by the Surviving Corporation of the Shares from NYSE Arca and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.8. Publicity.  The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any securities exchange or interdealer quotation service) with respect thereto, except as may be required by applicable Laws or by obligations pursuant to any listing agreement with or rules of any securities exchange or interdealer quotation service or by the request of any Government Entity.

6.9. Employee Benefits.

(a) During the period commencing at the Effective Time and ending on the date which is twelve (12) months following the Effective Time,  Parent shall, or shall cause any of its applicable Subsidiaries, to provide each Employee with (i) base salary and bonus opportunities (including annual and quarterly bonus opportunities and long-term incentive opportunities) that are no less than the base salary and bonus opportunities provided by the Company and its Subsidiaries to such Employee immediately prior to the Effective Time, (ii) Benefit Plans that are no less favorable in the aggregate than those provided to such Employee by the Company and its Subsidiaries immediately prior to the Effective Time and (iii) severance benefits that are no less favorable than the benefits set forth in such Employee’s employment or service agreement and/or severance plan applicable to such Employee as identified in Section 6.9(c) of the Company Disclosure Letter.

(b) Nothing herein shall be deemed to be a guarantee of employment for any Employee, or to restrict the right of the Company or any Subsidiary to terminate any Employee.  Notwithstanding the foregoing, nothing contained in this Section 6.9, whether express or implied, (i) shall be treated as an amendment or other modification of any employee benefit plan, or (ii) shall limit the right of the Company or any of its Subsidiaries to amend, terminate or otherwise modify any Benefit Plan following the Closing Date.  Parent, Merger Sub and the Company acknowledge and agree that all provisions contained in this Section 6. 9 with respect to Employees are included for the sole benefit of Parent, Merger Sub and the Company, and that nothing herein, whether express or implied, shall create any third party beneficiary or other rights (x) in any other Person, including, without limitation, any Employees, former Employees, any participant in any Benefit Plan, or any dependent or beneficiary thereof, or (y) to continued employment with Parent, the Company, and Subsidiary, or any of their respective affiliates or continued participation in any Benefit Plan.

6.10. Expenses.  Except as otherwise provided in Section 6.14(b), in the second sentence of Section 8.5(e) or Section 9.6(d), if the Merger is not consummated (it being understood that Merger Sub’s obligations are being assumed by the Surviving Corporation upon the consummation of the Merger), all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

6.11. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time until six years following the Effective Time, each of Parent and the Surviving Corporation agrees that it will indemnify and hold harmless, to the fullest extent permitted under applicable Laws, each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director, officer, employee or agent of the Company or its Subsidiaries or services performed by such Indemnified Parties at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the transactions contemplated by this Agreement.  Each of Parent and the Surviving Corporation shall also pay expenses (including attorney’s fees) incurred by an Indemnified Party in advance of the final disposition of any such claim, action, suit, proceeding or investigation to the fullest extent permitted under applicable Laws, provided that the Person to whom expenses are advanced provides, to the extent permitted by applicable Laws, an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

(b) Prior to the Effective Time, the Company shall, and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the extension of (i) the Side A coverage part (directors’ and officers’ liability) of the Company’s existing directors’ and officers’ insurance policies and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby).  If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.11.

(d) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(e) The rights of the Indemnified Parties under this Section 6.11 shall be in addition to any rights such Indemnified Parties may have under the charter or bylaws of the Company or any of its Subsidiaries, or under any applicable agreements, contracts or other documents, or Laws.  Parent, Merger Sub and the Surviving Corporation hereby agree that all provisions relating to exculpation, advancement of expenses and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of an Indemnified Party as provided in the charter or bylaws of the Company or of any of its Subsidiaries, in each case as of the date hereof, shall remain in full force and effect for a six-year period beginning at the Effective Time.

6.12. Takeover Statutes.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall, to the fullest extent practicable, grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.13. Rule 16b-3. The board of directors of the Company (or the compensation committee of such board of directors) and Parent shall each grant all approvals and take all other actions required pursuant to Rules 16b-3(d) and 16b-3(e) under the Exchange Act to cause the disposition in the Merger of the Shares and the Company Options to be exempt from the provisions of Section 16(b) of the Exchange Act.

6.14. Financing.

(a) Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Financing on the terms and conditions described in the Financing Commitments (provided that Parent and Merger Sub may replace or amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Financing Commitments as of the date hereof, or otherwise so long as the terms would not adversely impact the ability of Parent or Merger Sub to timely consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby), including using commercially reasonable efforts to (i) maintain in effect the Financing Commitments, (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the Financing set forth in the Financing Commitments (including by consummating the financing pursuant to the terms of the Equity Financing Commitments), (iii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Financing Commitments or on other terms that would not adversely impact the ability or likelihood of Parent or Merger Sub to timely consummate the transactions contemplated hereby and (iv) consummate the Financing at or prior to the Closing.  Except in the manner set forth in the parenthetical to the first sentence of this Section 6.14, neither Parent nor Merger Sub shall amend or modify any Financing Commitment without the prior written consent of the Company.  Parent shall give the Company prompt notice of any material breach by any party to the Financing Commitments, of which Parent or Merger Sub becomes aware, or any termination of the Financing Commitments.  Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to arrange the Financing and provide copies of all documents (including amendments thereto, promptly after any such amendment is made) related to the Financing (other than any ancillary documents which by their terms are confidential or documents subject to confidentiality agreements) to the Company.

(b) Prior to the Closing, the Company shall provide to Parent and Merger Sub, and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause the respective officers, employees and advisors, including legal and accounting, of the Company and its Subsidiaries to, provide to Parent and Merger Sub, all cooperation reasonably requested in writing by Parent that is necessary in connection with the Financing, including using commercially reasonable efforts to (i) participate in meetings, presentations and due diligence sessions, (ii) assist with the preparation of materials for offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents necessary, proper or advisable in connection with the Financing, (iii) furnish Parent and Merger Sub with financial and other pertinent information regarding the Company as may be reasonably requested by Parent and which are customary for such purposes, (iv) provide and execute documents as may be reasonably requested by Parent which are customary for transactions similar to the transactions contemplated hereby and (v) execute and deliver any customary pledge and security documents and otherwise use commercially reasonable efforts to facilitate the pledging of collateral; provided, however, that nothing herein shall require such cooperation to the extent it would, individually or in the aggregate, materially interfere with the business or operations of the Company or its Subsidiaries.  Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation.

(c) To facilitate the Financing, the Company shall furnish to Parent, promptly upon such information becoming available, copies of all information delivered to the lenders pursuant to Section 7.01(a)(iii) of the Financing Agreement as in effect on the date hereof.

(d) Parent acknowledges and agrees that the consummation of the transactions contemplated by this Agreement is not conditional upon the receipt by Parent of the proceeds of the Financing Commitments and that any failure by Parent to have available at the time the conditions to Closing set forth in Article VII are satisfied or capable of satisfaction all funds contemplated by the Financing Commitments shall constitute a breach of this Agreement by Parent and entitle the Company to terminate this Agreement in accordance with Section 8.3(f) and to the remedies and relief set forth in Section 8.5.

6.15. Stockholder Litigation.  In the event that any stockholder litigation related to this Agreement, the Merger or the related transactions contemplated hereby is brought, or, to the Knowledge of the Company, threatened, against the Company and/or, to the Knowledge of the Company, the members of the Company’s board of directors prior to the Effective Time, the Company shall promptly notify Parent of any such stockholder litigation brought, or threatened (to the Knowledge of the Company), against the Company and/or, to the Knowledge of the Company, members of the Company’s board of directors and keep Parent reasonably informed with respect to the status thereof.  No settlement of such litigation shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.16. Confidentiality.  Notwithstanding any provision in this Agreement to the contrary (and regardless of the absence of a specific reference to this Section 6.16 elsewhere in this Agreement) but subject to the last sentence of this Section 6.16, each of the Company, Parent and Merger Sub hereby agrees that no obligation of the Company, Parent or Merger Sub in this Agreement shall require disclosure of and each of the Company, Parent and Merger Sub hereby agrees that it shall not disclose, any information in contravention of the confidentiality provisions of any Parent Confidentiality Documents, and each of the Company, Parent and Merger Sub hereby agrees that it shall not disclose any information if such disclosure would give any party to a Parent Confidentiality Document the right to terminate such Parent Confidentiality Document, except that information may be disclosed to regulators, courts, securities exchanges (and their regulatory affiliates) or other governmental authorities to the extent that confidential treatment (pursuant to a protective order or similar confidentiality arrangement) will be accorded to the disclosed information (each a “Protected Disclosure”), in a manner reasonably satisfactory to Parent, and the parties agree to cooperate to obtain such orders and/or similar confidentiality arrangement providing that such confidential treatment will be accorded the disclosed information.  Notwithstanding any provision in this Agreement to the contrary but subject to the last sentence of this Section 6.16, any breach by Company, Parent and Merger Sub of any covenant or agreement set forth in this Agreement (other than this Section 6.16) primarily as a result of compliance with this Section 6.16 shall not be deemed an intentional or willful breach of this Agreement and may only result in a termination of this Agreement pursuant to Section 8.3(d) or 8.4(c).  Notwithstanding anything to the contrary herein, in the event that any party discloses any information that it is not permitted to disclose under this Section 6.16 because it is legally compelled to disclose such information, then such disclosing party shall not be deemed to have breached this Agreement and shall have no liability or obligations under this Agreement as a result of such disclosure, provided that (i) such disclosure shall constitute a breach of this Agreement if such party shall have failed to use its commercially reasonable efforts to cooperate with the other parties to obtain an appropriate protective order or similar confidentiality arrangement providing that confidential treatment will be accorded the disclosed information and (ii) unless the applicable disclosure is a Protected Disclosure, as set forth in Section 8.1 hereof, this Agreement shall automatically, and without any action required by the parties hereto, terminate immediately prior to any such disclosure, whereupon the Parent shall promptly pay to the Company the payments described in Section 8.5(c)(ii).

6.17. Resignations.  The Company shall use commercially reasonable efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation effective as of the Effective Time, of those directors of the Company or any Subsidiary designated by Parent to the Company in writing at least ten business days prior to the Closing.

6.18. Capitalization; Related Matters

.  (a) At the request of Parent, the Company shall use commercially reasonable efforts to amend or otherwise modify each outstanding Warrant to provide that (i) the holders of such Warrants shall not be entitled to require the Surviving Corporation to assume any obligation thereunder (other than the obligation to pay the consideration described in the following clause (ii)); and (ii) the only consideration available to the holders of such Warrants in connection with the Merger shall be the consideration (if any is payable) set forth in Section 4.3(c) hereof.

(b)           Parent and Merger Sub agree that, as of the Closing Date, the definitive agreements with respect to the control of Parent, Merger Sub and Guarantor shall be consistent in all material respects with the information supplied to the Company on the date hereof unless changes are approved in advance by the Company in writing (such changes not to be unreasonably withheld, conditioned or delayed; it being understood that, among other things, withholding, conditioning or delaying any approval of any change which would require a modification to the Proxy Statement or Schedule 13E-3 is not unreasonable).

ARTICLE VII

Conditions

7.1. Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval.  The Merger pursuant to this Agreement shall have been duly approved by holders of Shares constituting the Company Requisite Vote in accordance with this Agreement and with applicable Laws and the charter and bylaws of the Company.

(b) Order.  No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”).

7.2. Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  (i)  The representations and warranties of the Company set forth in this Agreement that are qualified by reference to Company Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct as of such specific date); (ii) the representations and warranties of the Company set forth in this Agreement that are not qualified by reference to Company Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct as of such specific date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct (except in the case of Sections 5.1(b)(i), 5.1(b)(ii), 5.1(d)(iii) and 5.1(e)(iv)(C)) unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;  provided, that the representations and warranties of the Company set forth in the penultimate sentence of Section 5.1(b)(i) (other than information relating to number of shares and exercise price) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time; and (iii) Parent shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to the effect that such officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

7.3. Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  (i)  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct as of such specific date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.3(a)(i) shall be deemed to have been satisfied even if any representations and warranties of the Parent and Merger Sub are not so true and correct unless the failure of such representations and warranties of the Parent and Merger Sub to be so true and correct, individually or in the aggregate, prevents or materially impairs, or is reasonably likely to prevent or materially impair, the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to the effect that such officer has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

ARTICLE VIII

Termination

8.1. Termination by Mutual Consent; Automatic Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger pursuant to this Agreement by the stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.  In addition, this Agreement shall automatically terminate pursuant to and in accordance with the last sentence of Section 6.16, whereupon the Parent shall pay to the Company the payments described in Section 8.5(c).

8.2. Termination by Either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if;

(a) the Merger shall not have been consummated by December 8, 2009, whether such date is before or after the date of approval of the Merger pursuant to this Agreement by the stockholders of the Company referred to in Section 7.1(a) (the “Termination Date”);

(b) the approval of the Merger pursuant to this Agreement by the stockholders of the Company referred to in Section 7.1(a) shall not have been obtained at the Stockholders Meeting, including any adjournment or postponement thereof; or

(c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval of the Merger pursuant to this Agreement by the stockholders of the Company referred to in Section 7.1(a));

provided that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

8.3. Termination by the Company.  This Agreement may be terminated and the Merger may be abandoned by the Company at any time prior to the Effective Time:

(a) at any time prior to the time the Company Requisite Vote is obtained, if (i) the board of directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; (ii) immediately prior to or concurrently with the termination of this Agreement the Company enters into an Alternative Acquisition Agreement with respect to a Superior Proposal; and (iii) the Company immediately prior to or concurrently with such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5;

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied, and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by the Company to Parent or (ii) two (2) business days prior to the Termination Date;

(c) if (i) the board of directors of the Company shall have made a Change in Recommendation and (ii) the Company immediately prior to or concurrently with such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5;

(d) if any condition set forth in Sections 7.1, 7.2 or 7.3 has not been satisfied or cannot be satisfied on or prior to the date that is 5 business days prior to the Termination Date (excluding conditions that, by their terms, cannot be satisfied until the Closing) primarily as a result of compliance by the Company, Parent or Merger Sub in all material respects with its obligations under Section 6.16;

(e) if Parent or Merger Sub shall have willfully or intentionally breached this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied, and such breach or is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by the Company to Parent or (ii) two (2) business days prior to the Termination Date; or

(f) if the conditions set forth in Sections 7.1 and 7.2 (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied or waived on the date which is five (5) business days prior to the Termination Date, and Parent or Merger Sub fails to obtain the proceeds pursuant to the Financing sufficient to consummate the transactions contemplated by this Agreement on such date.

8.4. Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent if:

(a) the board of directors of the Company shall have (i) made a Change of Recommendation, (ii) recommended to the stockholders of the Company the approval of an Acquisition Proposal other than the Merger or (iii) failed to include in the Proxy Statement distributed to stockholders its recommendation that stockholders approve the Merger pursuant to this Agreement or failed to call the Stockholders Meeting in breach of its obligations under this Agreement;

(b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by Parent to the Company or (ii) two (2) business days prior to the Termination Date;

(c) if any condition set forth in Sections 7.1, 7.2 or 7.3 has not been satisfied or cannot be satisfied on or prior to the date that is 5 business days prior to the Termination Date (excluding conditions that, by their terms, cannot be satisfied until the Closing) primarily as a result of compliance by the Company, Parent or Merger Sub in all material respects with its obligations under Section 6.16;

(d) if the Company shall have willfully or intentionally breached this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by Parent to the Company or (ii) two (2) business days prior to the Termination Date; or

(e) if the Company shall have breached Section 6.16 in any material respect and such breach constitutes an Inadvertent Breach.

8.5. Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or affiliates); provided, however, and notwithstanding anything to the contrary herein, that except as otherwise provided herein, (i) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful or intentional material breach of this Agreement, in which case the provisions of Section 8.5(d) will apply and shall be the sole remedy therefor (it being agreed that, other than with respect to an Inadvertent Breach, any other violation or breach of Section 6.16 by the Company or any violation or breach of Section 6.18(b) shall be deemed a willful and intentional breach of this Agreement by the Company in the case of Section 6.16 and Parent and Merger Sub in the case of Section 6.18(b); it being further agreed that any breach by Company, Parent and Merger Sub of any covenant or agreement set forth in this Agreement (other than Section 6.16) primarily as a result of compliance with Section 6.16 shall not be deemed an intentional or willful breach of this Agreement) and (ii) the provisions set forth in the second sentence of Section 9.1 shall survive the termination of this Agreement.  Notwithstanding anything to the contrary herein, to the extent that any breach of any representation, warranty, covenant or agreement of the Company in this Agreement is as a result of the action or inaction by Andrew Baker (solely to the extent acting in a manner that is not (x) at the direction of the Company’s board of directors or a committee thereof, or (y) as required by the terms of this Agreement or under applicable Law or pursuant to any requirement of any Governmental Entity), the Company shall not be deemed to have breached such representation, warranty, covenant or agreement for all purposes under this Agreement (including in determining whether any condition has been satisfied hereunder).  For purposes of this Agreement, the term “Inadvertent Breach” means a violation or breach of Section 6.16 by the Company or any of its Subsidiaries which is not willful and intentional and with respect to which the applicable disclosure (A) is not made in a public filing, filing with a regulator or press release by the Company or any of its Subsidiaries and (B) is not otherwise publicly available, unless it was not reasonably foreseeable, at the time the applicable disclosure was made, that the applicable information disclosed would become publicly available.

(b) In the event that:

(i) after the date of this Agreement, a bona fide Acquisition Proposal shall have been made to the Company, any of its Subsidiaries or any of its stockholders, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn prior to the Termination Date) and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(a) or 8.2(b);

(ii) this Agreement is terminated by Parent pursuant to Section 8.4(a);

(iii) this Agreement is terminated by the Company pursuant to Section 8.3(a) or Section 8.3(c); or

(iv) this Agreement is terminated by Parent pursuant to Section 8.4(e);

then (x) if the Termination Fee is payable pursuant to clause (iii) of this Section 8.5(b), the Company shall pay Parent the Termination Fee upon a termination pursuant to Section 8.3(a) or 8.3(c) in accordance with Section 8.3(a) or 8.3(c), as applicable, by wire transfer of same day funds; (y) if the Termination Fee is payable pursuant to clause (i) or (ii) of this Section 8.5(b), the Company shall pay Parent the Termination Fee promptly following the date on which the Company or any of its Subsidiaries shall have consummated an Acquisition Proposal (substituting “50%” for “15%” in the definition thereof) as long as such Acquisition Proposal (substituting “50%” for “15%” in the definition thereof) is consummated within twelve (12) months of such termination; provided, however, that if no such Acquisition Proposal (substituting “50%” for “15%” in the definition thereof) is consummated within twelve (12) months of such termination, then the Company shall not be required to pay, and neither Parent nor Merger Sub shall be entitled to receive, the Termination Fee; and (z) in the event of termination of this Agreement pursuant to Section 8.4(e), Company shall pay to the Parent the Applicable Fee by wire transfer of immediately available funds no later than three business days after such termination by Parent.  For purposes of this Agreement, the term “Termination Fee” means $2,230,000.

(c) In the event of termination of this Agreement pursuant to (i) Section 8.3(f) and at the time of such termination, the Company is not in material breach of any representation, warranty, covenant or agreement contained herein and no representation or warranty of the Company contained herein shall have become untrue in any material respect, in each case such that any of the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied on or prior to the Termination Date (excluding conditions that, by their terms, cannot be satisfied until the Closing), Parent shall pay to the Company an amount equal to $2,230,000 (the “Parent Fee”) by wire transfer of immediately available funds no later than three business days after such termination by the Company; or (ii) Sections 8.3(d) or 8.4(c) or the last sentence of Section 8.1, Parent shall pay to the Company an amount equal to $1,000,000 (the “Applicable Fee”) by wire transfer of immediately available funds no later than three business days after such termination, provided, that the Applicable Fee shall not be payable if the Company has breached any of its obligations under Section 6.16 of this Agreement.

(d) In the event of termination of this Agreement by the Company pursuant to Section 8.3(e), Parent shall promptly (but in no event later than three (3) business days after the date of such termination) pay, or cause to be paid, to the Company an amount equal to $4,460,000 (the “Intentional Breach Fee”), payable by wire transfer of immediately available funds.  In the event of termination of this Agreement by the Parent pursuant to Section 8.4(d), Company shall promptly (but in no event later than three (3) business days after the date of such termination) pay, or cause to be paid, to the Parent an amount equal to the Intentional Breach Fee, payable by wire transfer of immediately available funds.

(e) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement.  In the event that the Company or Parent shall fail to pay the Termination Fee, Parent Fee, Applicable Fee or Intentional Breach Fee, as applicable, when due, the Company or Parent, as appropriate, shall reimburse the other party for all reasonable and documented out-of-pocket costs and expenses actually incurred or accrued by such party (including reasonable and documented fees and expenses of outside counsel) in connection with the collection under and the enforcement of this Section 8.5; provided, that the maximum amount payable by Parent or Company in respect of the Termination Fee, Parent Fee, Applicable Fee or Intentional Breach Fee, as applicable, plus the foregoing reimbursement of expenses shall not exceed the amount of the Intentional Breach Fee.  Notwithstanding anything to the contrary set forth in this Agreement, each of the parties expressly acknowledges and agrees that:

(A) payment of the Termination Fee, Parent Fee, Applicable Fee or Intentional Breach Fee, as applicable, shall constitute liquidated damages with respect to any claim for damages or any other claim against Parent, Merger Sub or Company hereunder, as applicable, and (B) a party’s right to receive payment of the Termination Fee, Parent Fee, Applicable Fee or Intentional Breach Fee, as applicable, pursuant to this Section 8.5, if payable pursuant to this Section 8.5, shall be the sole and exclusive remedy of such party in contract or in tort against the other party or the Guarantor and their respective equityholders, partners, members, affiliates, directors, officers, employees, financing sources or agents, and their respective assets, with respect to this Agreement, the Guarantee and the transactions contemplated hereby and thereby (including any breach by Company, Parent or Merger Sub or the failure of Parent and Merger Sub to obtain financing or the failure of any financing parties to provide the Financing), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement and any claims or actions under applicable Law arising out of any such breach, termination or failure, and whether or not the Termination Fee, Parent Fee, Applicable Fee or Intentional Breach Fee is payable pursuant to this Section 8.5, Company, Merger Sub, the Guarantor or Parent, and their respective equityholders, partners, members, affiliates, directors, officers, employees, financing sources or agents, as the case may be, shall have no further liability or obligation relating to or arising out of this Agreement, the Guarantee or the transactions contemplated hereby and thereby (including any breach by Company, Parent or Merger Sub or the failure of Parent and Merger Sub to obtain financing or the failure of any financing parties to provide the Financing), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure;

(B) in light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any such termination of this Agreement, the payment of the Termination Fee, Parent Fee, Applicable Fee or Intentional Breach Fee, as applicable, in such circumstance: (A) constitutes a reasonable estimate of the damages that will be suffered by the Company or Parent and Merger Sub, as applicable, by reason of breach or termination of this Agreement or the Guarantee, and (B) shall be in full and complete satisfaction of any and all damages of the Company, Parent and Merger Sub arising out of or related to this Agreement and the Guarantee, the transactions contemplated hereby and thereby (including any breach by Company, Parent or Merger Sub or the failure of Parent and Merger Sub to obtain financing or the failure of any financing parties to provide the Financing), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement, and any claims or actions under applicable Law arising out of any such breach, termination or failure;

(C) in no event shall the Company be entitled to seek or obtain any recovery or judgment in addition to the Parent Fee, Applicable Fee or Intentional Breach Fee (plus, in the case the Parent Fee, Applicable Fee or Intentional Breach Fee is not timely paid, the amounts described in the second sentence of Section 8.5(e)) against Merger Sub, the Guarantor or Parent, or any of their respective equityholders, partners, members, affiliates, directors, officers, employees, financing sources or agents or any of their respective assets, and in no event shall the Company be entitled to seek or pursue or be granted any specific performance or other equitable relief or obtain any damages, other than  the Parent Fee, Applicable Fee or Intentional Breach Fee (plus the amounts described in the second sentence of Section 8.5(e)), as applicable, of any kind, including compensatory, consequential, special, direct, indirect or punitive damages or other type of recovery of any kind (whether in contract, tort or otherwise) for, or with respect to, this Agreement or the Guarantee or the transactions contemplated hereby and thereby (including any breach by Parent or Merger Sub or the failure to obtain financing), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure; and

(D) in no event shall Parent or Merger Sub be entitled to seek or obtain any recovery or judgment in addition to the Termination Fee or Intentional Breach Fee (plus, in the case the Termination Fee or Intentional Breach Fee is not timely paid, the amounts described in the second sentence of Section 8.5(e)) against Company or any of its Subsidiaries, or any of their respective equityholders, affiliates, directors, officers, employees, financing sources or agents or any of their respective assets, and in no event shall Parent or Merger Sub be entitled to seek or pursue or be granted any specific performance or other equitable relief or obtain any damages, other than the Termination Fee or Intentional Breach Fee (plus the amounts described in the second sentence of Section 8.5(e)), as applicable, of any kind, including compensatory, consequential, special, direct, indirect or punitive damages or other type of recovery of any kind (whether in contract, tort or otherwise) for, or with respect to, this Agreement or the Guarantee or the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure.

ARTICLE IX

Miscellaneous

9.1. Survival.  This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.9 (Employee Benefits), 6.10 (Expenses) and 6.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger.  This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement.  All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2. Modification or Amendment.  Subject to the provisions of applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after the approval of the Company’s stockholders has been obtained, there shall not be made any amendment that by Law requires further approval by the stockholders of the Company without such further approval having been obtained.

9.3. Extensions; Waivers.  At any time prior to the Effective Time, a party may, by action taken or authorized by the board of directors of such party (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by applicable law, waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 9.2 and to the extent permitted by law, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

9.4. Counterparts.  This Agreement may be executed in any number of counterparts and by facsimile or “portable document format,” each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5. Governing Law.  THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF MARYLAND WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.6. Arbitration.  All disputes, controversies or claims based on, arising out of or relating to this Agreement or the breach, termination or validity thereof (“Disputes”) shall be resolved exclusively according to the procedures set forth in this Section 9.6 through binding arbitration pursuant to the Commercial Arbitration Rules and the Procedures for Complex Cases of the American Arbitration Association (“AAA”) then in effect (the “Rules”):

(a) The arbitration demand shall be delivered to the AAA and respondents in accordance with the Rules. A single, neutral arbitrator shall be selected by the joint agreement of all the parties, but if they do not so agree within fifteen (15) days of receipt by respondent(s) of a copy of the arbitration demand, the following procedures shall apply.  Each party shall appoint one neutral and impartial arbitrator within thirty (30) days of receipt by respondent of a copy of the demand for arbitration, and the arbitrators so appointed shall appoint an arbitrator within fifteen (15) days of the appointment of the final arbitrator, who shall serve as the arbitrator of the Dispute.  Any arbitrators not timely selected shall be appointed by the AAA in accordance with the Rules.  Any arbitrator appointed by the AAA shall be a practicing attorney admitted for at least fifteen (15) years, with significant experience as an arbitrator of large, complex commercial cases, or be a retired federal judge.  In addition, if practicable, any arbitrator appointed by the AAA shall have experience with mergers and acquisitions involving public companies.  The arbitrator shall have a conference with the parties within ten (10) days of appointment and shall design and implement a schedule for the prompt and fair adjudication of the Dispute.  The hearing shall be held as soon as possible, if practicable, no later than ninety (90) days after the appointment of the arbitrator.  The arbitrator may extend any time limit contained herein for good cause shown.  The award of the arbitrator shall be made in a written opinion.

(b) This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final and binding on the parties and there shall be no right of appeal therefrom, except in accordance with the provisions of the Federal Arbitration Act, 9 U.S.C. § 1, et seq.  The arbitrator shall be instructed to adhere to and be bound by the terms of this Agreement (including, without limitation, provisions relating to confidentiality) and Maryland law and may not limit, expand or otherwise modify the terms of this Agreement.  The arbitrator shall be empowered to (a) determine the scope of his jurisdiction and all questions relating to the amenability of a Dispute to arbitration under this Agreement, whether or not arbitration is the exclusive method of dispute resolution, and the authority of the arbitrator to make any award, and (b) award equitable relief of any nature, including, without limitation, the types of remedies described elsewhere in this Section 9.6.

(c) Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof, and if the award of the arbitrator includes equitable relief, the judgment may include an order or injunction for such equitable relief.

(d) Each party’s costs and expenses of arbitration, including attorneys’ fees and expenses of the arbitrator, shall be borne entirely by that party; however, at the discretion of the arbitrator, all or a portion of the prevailing party’s costs and expenses (including reasonable attorneys’ fees) shall be reimbursed to it by the non-prevailing party or parties; provided, that the maximum amount payable by Parent or Company in respect of the foregoing reimbursement of expenses plus the payment of any fees and expenses pursuant to Section 8.5 shall not exceed the amount of the Intentional Breach Fee.  The arbitrator shall not be permitted to award punitive or similar non-compensatory damages under any circumstances.

(e) The place of arbitration shall be New York, New York.  The language of the arbitration shall be English.

9.7. Notices.  Any notice, request, instruction or other document to be given hereunder by any party hereto to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile to the address or facsimile number provided by the parties to each other party in writing.  Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.8. Entire Agreement.  This Agreement (including any exhibits hereto), the Guarantee, the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreements and the related letter agreements identified on Section 9.8 of the Parent Disclosure Letter (the “Confidentiality Agreements”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.  EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.9. No Third Party Beneficiaries.  Except for the Guarantor (as to whom it is agreed that the Guarantor is an intended third party beneficiary under this Agreement) and as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) and Section 8.5(e) (Effect of Termination and Abandonment) (it being agreed that the Persons expressly identified in such Sections 6.11 and 8.5(e) are intended third party beneficiaries of such Sections 6.11 and 8.5(e), as applicable), Parent, Merger Sub and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the parties hereto and their permitted assigns (to the extent such assignment is permitted hereunder), in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto (and their permitted assigns (to the extent such assignment is permitted hereunder)) any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Effective Time occurs.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto (and their permitted assigns (to the extent such assignment is permitted hereunder)).  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, Persons other than the parties hereto (and their permitted assigns (to the extent such assignment is permitted hereunder)) may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.10. Obligations of Parent and of the Company.  Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action.  Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.11. Definitions.  Each of the terms set forth in Annex A is defined in the page of this Agreement set forth opposite such term.

9.12. Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.13. Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  References to a Person are also to its permitted successors and assigns.

(b) The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party hereto has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates.  The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.14. Assignment.  This Agreement shall not be assignable by operation of law or otherwise; provided, however, that prior to the mailing of the Proxy Statement to the Company’s stockholders, Parent may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary of the Parent to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation, provided that any such designation shall not impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the Company or the stockholders of the Company under this Agreement.  Any purported assignment in violation of this Agreement is void.

*************

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

305.	306. LIFE SCIENCES RESEARCH, INC.
307.	308.
By:	310. _____________________________________
312. Name:
314TTitle:

315.	316. LION HOLDINGS, INC.
317.	318.
By:	320. _____________________________________
322. Name:
324 Title:
326.
328. LION MERGER CORP.
330.
By:	332. _____________________________________
334. Name:
336. Title:

ANNEX A

DEFINED TERMS

Terms	Page

AAA	43
Acquisition Proposal	28
Affiliate	19
Agreement	1
Alternative Acquisition Agreement	27
Applicable Date	10
Applicable Fee	41
Articles of Merger	1
Bankruptcy and Equity Exception	8
Benefit Plans	12
Business Day	1
Bylaws	2
CBA	17
Certificate	2
Change of Recommendation	27
Charter	2
CLIA	20
Closing	1
Closing Date	1
Code	13
Company	1
Company Approvals	9
Company Disclosure Letter	6
Company Leases	19
Company Material Adverse Effect	6
Company Option	5
Company Recommendation	9
Company Reports	10
Company Requisite Vote	8
Confidentiality Agreement	45
Constituent Corporations	1
Contract	10
Costs	32
D&O Insurance	32
Debt Financing	22
Debt Financing Commitments	22
Disputes	43
Disclosure Letters	20
Effective Time	1
Employees	12
Environmental Law	15
Equity Financing	22
Equity Financing Commitments	22
EMEA	20
ERISA	12
ERISA Affiliate	13
ERISA Plan	13
Exchange Act	6
Exchange Fund	3
Excluded Party	26
FDA	20
Financing	22
Financing Agreement	10
Financing Commitments	22
GAAP	7
Government Antitrust Entity	9
Government Entity	9
Guarantee	23
Guarantor	23
Inadvertent Breach	10
Indemnified Parties	32
Indemnified Party	32
Insurance Policies	19
Intellectual Property	18
Intentional Breach Fee	41
Investments	8
IRS	12
Knowledge	12
Laws	14
Licenses	14
Lien	8
Maryland Law Vote	8
Materials of Environmental Concern	16
Merger	1
Merger Consideration	2
Merger Sub	1
MGCL	1
MHRA	20
Multiemplover Plan	13
Neutralized Vote	8
Non-U.S. Benefits Plan	12
Notice Period	27
OFAC	20
Order	36
Parent	1
Parent Approvals	21
Parent Confidentiality Documents	23
Parent Disclosure Letter	20
Parent Fee	41
Paying Agent	3
Pension Plan	13
Per Share Merger Consideration	2
Person	4
Protected Disclosure	34
Proxy Statement	28
Release	16
Regulation S-K	10
Representatives	26
Required Consents	9
Restricted Stock	5
Rules	43
SDN List	20
SEC	10
Securities Act	10
Schedule 13E-3	9
Scheduled Intellectual Property	18
Share	2
Shares	2
Significant Subsidiary	6
Specified Indebtedness	10
Stock Plans	7
Stockholders Meeting	29
Subsidiary	6
Superior Proposal	28
Surviving Corporation	1
Takeover Statutes	15
Tax	16
Tax Return	17
Taxes	16
Termination Date	38
Termination Fee	41
Third Party Licenses	18
UK Employees	17
UK Pension Plan	14
U.S. Benefit Plans	13
Warrants	7

APPENDIX B

PLYMOUTH PARTNERS LLC

July 7, 2009

The Special Committee of the Board of Directors
Life Sciences Research, Inc.
PO Box 2360
Mettlers Road
East Millstone, NJ  08875

Members of the Special Committee of the Board of Directors:

We understand that Life Sciences Research, Inc. (“LSR”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”) among LSR, Lion Holdings, Inc. (“Lion”) and Lion Merger Corp., a wholly owned subsidiary of Lion (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into LSR (the “Merger”) and each outstanding share of the voting common stock, par value $0.01 per share, of LSR (“LSR Common Stock”), other than shares of LSR Common Stock that are owned by Lion, Merger Sub, any of their respective subsidiaries and by any subsidiary of LSR, will be converted into the right to receive $8.50 in cash (the “Consideration”).  The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of LSR Common Stock (other than Lion, any Interested Parties and their respective affiliates) of the Consideration to be received by such holders in the Merger.  For purposes of this opinion, the term “Interested Party” shall mean (i) Andrew Baker, (ii) any person or entity who beneficially owns any shares of LSR Common Stock, if any, that has entered into an agreement, arrangement or understanding with Lion or Merger Sub or any of their respective affiliates to (x) provide financing for the Merger or (y) vote or give any consents (or withhold any such votes or consents) with respect to any shares of LSR Common Stock in respect of the Merger or any similar transaction and (iii) any officer, director, partner, member or employee of Lion or Merger Sub.

In connection with this opinion, we have1:

1.	reviewed a draft, dated July 2, 2009, of the Agreement (the “Draft Agreement”) and related documents;

2.	reviewed certain publicly available business and financial information relating to LSR;

3.
reviewed certain internal financial and operating information with respect to the business, operations and prospects of LSR furnished to or discussed with us by the management of LSR, including certain financial forecasts relating to LSR prepared by the management of LSR (such forecasts, “LSR Forecasts”);

4.	discussed the past and current business, operations, financial condition and prospects of LSR with members of senior management of LSR;

5.	reviewed the trading history for LSR Common Stock and a comparison of that trading history with the trading histories of other companies that we deemed relevant;

6.	compared certain financial and stock market information of LSR with similar information of other companies that we deemed relevant;

7.	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions that we deemed relevant;

8.	considered the results of our efforts to solicit, at your direction, indications of interest from third parties with respect to a possible transaction with LSR; and

9.	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

We have assumed, based on our discussions with LSR’s management and with your consent, the following facts relating to LSR as of the date hereof:

•
Since December 1999, LSR has been, and employees, directors, stockholders, customers, suppliers and advisors of LSR and financial firms directly or indirectly associated with LSR, in each case on account of such relationship with LSR, have been, the target of actions by animal rights activists, such actions including physical violence, harassment, vandalism, bomb and death threats, protests and demonstrations.  No other publicly traded company in the contract research organization (“CRO”) industry has been affected by the actions of animal rights activists to a similar extent.

•
On account of pressure by animal rights activists, LSR has historically had limited access to debt financing and other banking services, has no bank lenders and has existing financing that is more expensive than financing currently available to other publicly traded companies of similar size and leverage, including those in the CRO industry.  LSR may have difficulty refinancing its existing debt, either upon the maturity thereof or a default thereunder, or obtaining other sources of debt financing, in each case, that may be necessary to fund LSR’s ongoing, independent operations.  Absent an agreement with its lenders, LSR would fail to meet one or more covenants related to its existing debt during 2009.  In addition, the liquidity, market price and trading multiples of LSR Common Stock are adversely affected by the limited and more expensive financing available, currently and prospectively, to LSR, as compared to other publicly traded companies in the CRO industry.

•
Animal rights activists have harassed and caused the fear of harassment to individuals and entities in the financial community associated with the trading of LSR Common Stock, including stockholders of LSR, the New York Stock Exchange, market makers, stockbrokers, research analysts, auditors, and trading platforms.  As a result, and based on certain other factors (including, but not limited to, LSR’s negative stockholders’ equity, small market capitalization, low liquidity and limited investor interest), LSR believes there is a reasonable possibility of a delisting of LSR Common Stock from NYSE Arca, Inc., the exchange on which LSR Common Stock is publicly traded.  In addition, the liquidity, market price and trading multiples of LSR Common Stock are adversely affected by such actions and circumstances, as compared to other publicly traded companies in the CRO industry.

•
Animal rights activists have harassed and caused the fear of harassment to other third parties that do business with LSR, including customers, suppliers and advisors, and the liquidity, market price and trading multiples of LSR Common Stock are adversely affected by such actions, as compared to other publicly traded companies in the CRO industry.

•
Trading multiples of LSR Common Stock have historically reflected a significant discount to the trading multiples of other publicly traded companies in the CRO industry that we deemed relevant, and the intrinsic value of LSR reflects a similar discount.

At your direction, we have taken into account, among other things, the foregoing facts and assumptions (together with the other facts and assumptions set forth in this opinion) when determining the meaning of “fairness” for purposes of this opinion.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of LSR that it is not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect.  With respect to the LSR Forecasts, we have been advised by LSR, and have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of LSR as to the future financial performance of LSR.  We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of LSR, nor have we made any physical inspection of the properties or assets of LSR.  We have not evaluated the solvency of LSR or Lion under any state, federal or other laws relating to bankruptcy, insolvency or similar matters.  We have assumed, at your direction, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on LSR or the contemplated benefits of the Merger.  We also have assumed, at your direction, that that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger.  Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of LSR Common Stock (other than Lion, any Interested Parties and their respective affiliates) and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of LSR.  In addition, no opinion or view is expressed with respect to the fairness of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration.  Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to LSR or in which LSR might engage or as to the underlying business decision of LSR to proceed with or effect the Merger.  In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger.

We have provided financial advisory services to the Special Committee of the Board of Directors of LSR in connection with the Merger and we will receive a fee for such services, a portion of which fee is payable in connection with the execution of the Agreement and a significant portion of which is contingent upon consummation of the Merger.  In addition, LSR has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

During the two years preceding the date of this opinion, neither we nor our affiliates have been engaged by, performed any services for or received any compensation from LSR, Lion, Merger Sub or any of their respective affiliates (other than in connection with the Merger).

It is understood that this letter is for the sole benefit and use of the Special Committee of the Board of Directors of LSR in connection with and for purposes of its evaluation of the Merger and may not be used for any other purpose without our prior written consent, except that this opinion may, if required by law, be included in its entirety in any proxy or other information statement or registration statement to be mailed to the stockholders of LSR in connection with the Merger.  Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, including the unique factors relating to LSR described in this opinion.  It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.  The issuance of this opinion was approved by an authorized opinion committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of LSR Common Stock (other than Lion, any Interested Parties and their respective affiliates) is fair, from a financial point of view, to such holders.

Very Truly yours,

/s/ Plymouth Partners LLC

PLYMOUTH PARTNERS LLC

1 Reference in this opinion to “we”, “us” or “our” includes Plymouth Partners LLC (“Plymouth”) and employees or representatives of Plymouth and/or its affiliates.